UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Abaxis, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Abaxis, Inc.

3240 Whipple Road

Union City, CA 94587

(510) 675-6500

June 27, 2018

Dear Shareholder:

We invite you to attend a special meeting of shareholders of Abaxis, Inc. (“Abaxis”) to be held at the principal offices of Abaxis, Inc. at 3240 Whipple Road, Union City, California 94587, at 8:00 a.m., Pacific time, on July 31, 2018 (the “Special Meeting”). Only holders of record of common stock, no par value per share, of Abaxis (the “Abaxis common stock”) at the close of business on June 26, 2018, the record date for the Special Meeting, will be entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.

At the Special Meeting, we will ask you to vote for the approval of the Agreement and Plan of Merger, dated as of May 15, 2018, by and among Zoetis Inc. (“Zoetis”), Zeus Merger Sub, Inc., an indirect wholly-owned subsidiary of Zoetis, and Abaxis (the “merger agreement”), the merger contemplated by the merger agreement (the “merger”) and the principal terms thereof (the “merger agreement proposal”). As a result of the merger, Abaxis will become an indirect wholly-owned subsidiary of Zoetis.

We are also asking you (a) to approve, on an advisory basis, the merger-related compensation that may be paid or become payable to Abaxis’ named executive officers (the “compensation proposal”) and (b) to approve the adjournment the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement proposal (the “adjournment proposal”). If the merger is completed, you will be entitled to receive $83.00 in cash, without interest and subject to any applicable withholding taxes, for each share of Abaxis common stock that you own, except for certain excluded shares (the “merger consideration”), and you will have no ongoing ownership interest in the continuing business of Abaxis. We cannot complete the merger unless all of the conditions to the completion of the merger, including the approval of the merger agreement, the merger and the principal terms thereof by holders of a majority of the outstanding shares of Abaxis common stock, are satisfied or waived.

Our board of directors carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, our board of directors has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, determined that the merger agreement and the merger are fair to, and in the best interests of, Abaxis and its shareholders, directed that merger agreement proposal be submitted to a vote for adoption at the Special Meeting, and unanimously recommended that our shareholders vote in favor of merger agreement proposal.

Our board of directors unanimously recommends that you vote “FOR” the merger agreement proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal.

YOUR VOTE IS IMPORTANT.

In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a proxy statement relating to the actions to be taken by our shareholders at the Special Meeting and a proxy card.

The proxy statement includes other important information about the merger agreement and the merger. We encourage you to read the entire proxy statement and its annexes carefully. A copy of the merger agreement is attached as Annex A to the attached proxy statement.

Your vote is very important, regardless of how many shares you own. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy card in the enclosed envelope as promptly as possible or submit your proxy over the Internet or by telephone as instructed in these materials. It is important that your shares be represented and voted at the Special Meeting. If you are a shareholder of record, you may vote in person at the Special Meeting as you wish, even if you have previously returned your proxy card or appointed a proxy over the Internet or by telephone. If your shares are held in the name of your bank, brokerage firm or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting.

If your shares of Abaxis common stock are held in street name by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares of Abaxis common stock, following the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of Abaxis common stock “FOR” approval of the proposal to approve the merger agreement and the principal terms of the merger will have the same effect as voting against the proposal to approve the merger agreement and the principal terms of the merger.

If you have any questions or need assistance voting your shares of Abaxis common stock, please call MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885.

On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” the approval of the merger agreement and the principal terms of the merger.

Sincerely,

Clinton H. Severson
Chairman and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

Abaxis, Inc.

3240 Whipple Road

Union City, CA 94587

(510) 675-6500

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 31, 2018

The proxy statement is dated June 27, 2018, and the proxy statement and form of proxy are first being mailed to shareholders of Abaxis, Inc. (“Abaxis”) on or about June 29, 2018.

Dear Shareholder:

You are cordially invited to attend the Special Meeting of Shareholders of Abaxis, that will be held at the principal offices of Abaxis, Inc. at 3240 Whipple Road, Union City, California 94587, at 8:00 a.m., Pacific time, on July 31, 2018 (the “Special Meeting”), for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 15, 2018, by and among Zoetis Inc. (“Zoetis”), Zeus Merger Sub, Inc., an indirect wholly-owned subsidiary of Zoetis, and Abaxis (the “merger agreement”), the merger contemplated by the merger agreement (the “merger”) and the principal terms thereof (the “merger agreement proposal”);

2.	To consider and vote, on an advisory basis, upon a proposal to approve the merger-related compensation for Abaxis’ named executive officers (the “compensation proposal”); and

3.	To vote to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of the merger agreement proposal (the “adjournment proposal”).

Our board of directors carefully reviewed and considered the terms and conditions of the merger. Based on its review, our board of directors has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, determined that the merger agreement and the merger are fair to, and in the best interests of, Abaxis and its shareholders, directed that approval of the merger agreement, the merger and the principal terms thereof be submitted to a vote for adoption at the Special Meeting, and unanimously recommended that our shareholders vote in favor of approval of the merger agreement, the merger and the principal terms thereof. This item of business to be submitted to a vote of the shareholders at the Special Meeting is more fully described in the attached proxy statement, which we urge you to read carefully. Our board of directors also unanimously recommends that you (a) vote to approve, on an advisory basis, the merger-related compensation for Abaxis’ named executive officers and (b) vote to approve the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement proposal. We are not aware of any other business to come before the Special Meeting.

Shareholders of record at the close of business on June 26, 2018, the record date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. All shareholders are cordially invited to attend the Special Meeting in person. Adoption of the merger agreement proposal will require the affirmative vote of the holders of a majority of the outstanding shares of common stock, no par value per share, of Abaxis (the “Abaxis common stock”) at the close of business on the record date.

Dissenters’ rights are available under California law in connection with the merger. A copy of the applicable California statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Rights” in the accompanying proxy statement.

You should not send any certificates representing shares of Abaxis common stock with your proxy card. Upon completion of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration. If you hold your shares of Abaxis common stock in book-entry form, you will instead automatically be entitled to receive the merger consideration at the effective time of the merger.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE MERGER AGREEMENT PROPOSAL, “FOR” THE COMPENSATION PROPOSAL, AND “FOR” THE ADJOURNMENT PROPOSAL. YOUR VOTE IS IMPORTANT.

Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card, or appoint a proxy over the Internet or by telephone as instructed in these materials, to ensure that your shares will be represented and voted at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote ”FOR” the merger agreement proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal”.

If you fail to return your proxy card or if you fail to appoint a proxy over the Internet or by telephone, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the merger agreement proposal, but will have no effect on the vote on the compensation proposal or the adjournment proposal. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting.

No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by Abaxis or any other person.

By Order of the Board of Directors,

Clinton H. Severson
Chairman and Chief Executive Officer

June 27, 2018

Union City, California

IN ADDITION TO DELIVERING THE PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON JULY 31, 2018, TO SHAREHOLDERS BY MAIL, THE PROXY STATEMENT FOR THE SPECIAL MEETING IS ALSO AVAILABLE AT WWW.INVESTORVOTE.COM/ABAX.

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SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To fully understand the merger contemplated by the Agreement and Plan of Merger, dated as of May 15, 2018, by and among Zoetis Inc. (“Zoetis”), Zeus Merger Sub, Inc., an indirect wholly-owned subsidiary of Zoetis, and Abaxis (the “merger agreement”), and for a more complete description of the legal terms of the merger agreement, you should read carefully this entire proxy statement and the documents to which we refer. See “Other Matters—Where You Can Find More Information” (page 80) to obtain additional information on Abaxis. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Abaxis, Inc. (page 13). Abaxis, Inc. is a developer and medical device manufacturer of point of care blood analyzers used in medical and veterinary applications. Abaxis provides leading edge technology, tools and services that support best medical practices, enabling physicians and veterinarians to respond to the health needs of their clients at the point of care while operating economical and profitable practices. Abaxis is headquartered in Union City, California, USA, and conducts operations around the world.

Zoetis Inc. and Zeus Merger Sub, Inc. (page 13). Zoetis is a global leader in the discovery, development, manufacture and commercialization of animal health medicines and vaccines, with a focus on both livestock and companion animals. Zoetis is a Delaware corporation. Zeus Merger Sub, Inc. (“Merger Sub”) is a newly formed Delaware corporation and an indirect wholly-owned subsidiary of Zoetis that has been formed specifically for the purpose of participating in the merger transaction with Abaxis.

The Merger (page 18). Under the merger agreement, Merger Sub will merge with and into Abaxis, and Abaxis will be the surviving corporation in the merger and a wholly-owned subsidiary of Zoetis. Our shareholders will receive cash in the merger in exchange for their shares of Abaxis common stock.

Merger Consideration (page 54). If the merger is completed, you will receive $83.00 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of Abaxis common stock that you own (the “merger consideration”) unless you properly dissent and demand payment of the fair market value of your shares in accordance with California law. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as an Abaxis shareholder.

Treatment of Equity Awards (page 56). Subject to the terms and conditions of the merger agreement, certain Abaxis time- and performance-based restricted stock unit awards will vest automatically immediately prior to the effective time of the merger in accordance with their existing terms and will be cancelled and automatically converted into the right to receive the merger consideration in respect of each share of Abaxis common stock underlying such awards. Subject to the terms and conditions of the merger agreement, all other Abaxis time- and performance-based restricted stock unit awards will be cancelled and automatically converted at the effective time of the merger into time-vesting restricted stock unit awards with respect to shares of Zoetis common stock, par value $0.01 per share (the “Zoetis common stock”), with the number of underlying shares adjusted to reflect an exchange ratio based on the closing prices of shares of Abaxis common stock and Zoetis common stock for the ten full trading days before the closing of the merger, and on substantially the same terms and conditions (including the time-based vesting schedule) as were applicable to such Abaxis restricted stock unit awards immediately prior to the effective time of the merger, except that any performance goals underlying such Abaxis performance-based restricted stock unit awards will be deemed satisfied as of the effective time of the merger.

Market for the Common Stock; Dividend Data (page 79). Our common stock is listed on the Nasdaq Global Select Market (the “Nasdaq”) under the ticker symbol “ABAX.” On May 15, 2018, the last full trading day prior to the public announcement of the proposed merger, Abaxis common stock closed at $71.75 per share. On June 26, 2018, the last full trading day prior to the date of this proxy statement, Abaxis common stock closed at $83.16 per share. Our stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of our stock immediately prior to the completion of the merger.

Reasons for the Merger (page 25). In the course of reaching its decision to approve the merger and the merger agreement, our board of directors considered possible change in control transactions involving Abaxis, including the merger described in this proxy statement, and considered a number of factors in its deliberations. Those factors are described below in this proxy statement.

Opinion of Piper Jaffray & Co. (Page 28). In connection with the merger, Abaxis’s financial advisor, Piper Jaffray & Co. (“Piper Jaffray”), delivered to our board of directors a written opinion, dated May 15, 2018, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of shares of Abaxis common stock. The full text of the written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. Piper Jaffray provided its opinion to our board of directors for the benefit and use of our board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Piper Jaffray’s opinion does not address any other aspect of the merger, and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Abaxis or in which Abaxis might engage or as to the underlying business decision of Abaxis to proceed with or effect the merger. Neither Piper Jaffray’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, a recommendation to any holders of Abaxis common stock as to how such holders should vote or act with respect to the merger or any other matter.

Piper Jaffray’s opinion was provided to our board of directors (in its capacity as such) for its information and assistance in connection with its evaluation of the merger consideration. Piper Jaffray’s opinion and any materials provided in connection therewith did not constitute a recommendation to our board of directors with respect to the merger, nor does Piper Jaffray’s opinion constitute advice or a recommendation to any holder of Abaxis common stock as to how to vote or act in connection with the merger or otherwise. Piper Jaffray’s opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be paid to holders of Abaxis common stock (other than the Excluded Shares) to the extent expressly specified in such opinion and does not address any other term, aspect or implication of the merger, the merger agreement (including, without limitation, the form or structure of the merger) or any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or any financing or other transactions related thereto.

For a description of the opinion that our board of directors received from Piper Jaffray, see “The Merger—Opinion of Abaxis’ Financial Advisor” beginning on page 28.

Vote Required and Recommendation of the Board of Directors (page 43).

Merger agreement proposal. The proposal to approve the merger agreement, the merger and the principal terms thereof (the “merger agreement proposal”), requires the affirmative vote of shareholders of record as of June 26, 2018, holding a majority of the outstanding shares of Abaxis common stock. There are 22,870,967 shares of Abaxis common stock entitled to be voted at the Special Meeting.

Compensation proposal. The proposal approve, on an advisory basis, the merger-related compensation for Abaxis’ named executive officers (the “compensation proposal”) requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Special Meeting and voting on the matter.

Adjournment proposal. The proposal to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of the merger agreement proposal (the “adjournment proposal”), requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Special Meeting and voting on the matter.

Our board of directors carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, our board of directors has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, determined that the merger agreement and the merger are fair to, and in the best interests of, Abaxis and its shareholders, directed that merger agreement proposal be submitted to a vote for adoption at the Special Meeting, and unanimously recommended that our shareholders vote in favor of the merger agreement proposal.

Our board of directors unanimously recommends that you vote “FOR” the merger agreement proposal. In addition, our board of directors unanimously recommends that you vote “FOR” the compensation proposal and “For” the adjournment proposal to adjourn the Special Meeting.

Interests of Our Directors and Executive Officers in the Merger (page 43). In considering the recommendation of our board of directors to vote in favor of the adoption of the merger agreement proposal, you should be aware that the consummation of the merger will result in certain benefits to our directors and executive officers that are not available to our stockholders generally, including the following: (a) cash severance payments, continued medical insurance payments and accelerated vesting of equity awards for our executive officers who have a qualifying termination of employment, as discussed in more detail below; (b) accelerated vesting of restricted stock unit awards for our executive officers (in some cases in full, in other cases with respect to the performance-based portions of the vesting schedule) upon the merger; (c) accelerated vesting of restricted stock units held by our directors; and (d) payment of special one-time cash bonuses, each in the amount of $600,000 (less applicable tax withholding), to each of Ross Taylor, Abaxis’ Chief Financial Officer, and Craig M. Tockman, DVM, Abaxis’ Vice President of Sales and Marketing and North America Animal Health, which payments shall be contingent and effective upon the effective time of the merger, provided that each remains continuously employed by Abaxis or any of its subsidiaries through the effective time of the merger.

Dissenting Shareholder Rights (page 48). If you do not wish to accept the merger consideration in the merger, you have the right under California law to demand that Abaxis purchase for cash at the fair market value your shares in accordance with, and in compliance in all respects with, Chapter 13 of the CCC. The shares subject to such purchase are called “dissenting shares.” In general, to preserve your dissenters’ rights, you must:

•	vote your shares of Abaxis common stock “AGAINST” approval of the merger agreement, the merger and the principal terms thereof;

•	deliver a written demand complying with the requirements of Charter 13 of the CCC to Abaxis or its transfer agent for purchase of your shares, no later than the date of the special meeting;

•	submit to Abaxis or its transfer agent, (i) if the shares are certificated securities, your certificates representing any shares which you demand that Abaxis purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (ii) if the shares are uncertificated securities, written notice of the number of shares which you demand that Abaxis purchase, all in accordance with Section 1302 of the CCC; and

•	comply with the other provisions of Chapter 13 of the CCC.

The text of the CCC governing dissenters’ rights is included as Annex C to this proxy statement. Your failure to comply with the procedures described in Annex C will result in the loss of your dissenters’ rights.

Material U.S. Federal Income Tax Consequences of the Merger (page 50). The exchange of Abaxis common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, subject to the more complete summary referenced in the next sentence, this means that for U.S. federal income tax purposes you will recognize gain or loss equal to the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Abaxis common stock. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 50 for a more complete summary of material U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you, including the applicability and effect of any state, local, foreign or other tax laws.

Antitrust Matters (page 52). The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and applicable German competition laws prohibit us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated and applicable competition law approval in Germany have been obtained. Both Abaxis and Zoetis filed the required notification and report forms under the HSR Act on June 5, 2018, and the applicable German competition laws on June 15, 2018.

Litigation Relating to the Merger (page 53). On June 14, 2018, a putative class action was filed in the Superior Court of the State of California for Contra Costa County against Abaxis, the members of its board of directors, and Zoetis. The defendants believe the claims asserted in the action are without merit. However, Abaxis cannot predict the outcome of or estimate the possible loss or range of loss from this matter. It is also possible that additional, similar complaints may be filed or the complaint described above will be amended. See the section entitled “Litigation Relating to the Merger” beginning on page  53.

The Special Meeting (page 14).

Time, Date and Place. The Special Meeting will be held to consider and vote upon (a) the merger agreement proposal, (b) on the compensation proposal, and (c) the adjournment proposal. The Special Meeting will be held at the principal offices of Abaxis, Inc. at 3240 Whipple Road, Union City, California 94587, at 8:00 a.m., Pacific time, on July 31, 2018.

Record Date and Voting Power. You are entitled to vote at the Special Meeting if you owned shares of Abaxis common stock at the close of business on June 26, 2018, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of Abaxis common stock you owned at the close of business on the record date. There are 22,870,967 shares of Abaxis common stock entitled to be voted at the Special Meeting.

Procedure for Voting. To vote, you can (1) complete, sign, date and return the enclosed proxy card, (2) appoint a proxy over the Internet or by telephone or (3) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Failure to instruct your broker to vote your shares will have the same effect as a vote “against” the adoption of the merger agreement proposal, but will have no effect on the other two proposals.

Required Vote. The adoption of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Abaxis common stock at the close of business on the record date. The adoption of the compensation proposal requires the approval of the holders of a majority of the shares of Abaxis common stock present, in person or by proxy, and entitled to vote on the matter at the Special Meeting. The adoption of the adjournment proposal requires the approval of the holders of a majority of the shares of Abaxis common stock present, in person or by proxy, at the Special Meeting and entitled to vote on the matter. Abstentions will have the same effect as “against” votes with respect to (1) the merger agreement proposal, (2) the compensation proposal and (3) the adjournment proposal. Broker non-votes will have the same effect as “against” votes with respect to the merger agreement proposal, and will have no effect with respect to the other two proposals. Broker non-votes are shares held in “street name” by the beneficial owner of the shares and for which no instruction has been given to the broker on how to vote the shares, and the broker then does not vote the shares because the broker does not have the discretionary authority to do so.

The Merger Agreement (page 54).

No Solicitation of Competing Transactions by Abaxis. We have agreed, while the merger agreement is pending, (a) not to solicit, or enter into discussions with third parties relating to, alternative business combination transactions during the period between the execution of the merger agreement and the effective time of the merger, subject to certain exceptions, (b) to call and hold a special meeting of Abaxis’ shareholders to approve the merger agreement, the merger and the principal terms thereof, and (c) subject to certain exceptions, for our board of directors to recommend that the shareholders approve the merger agreement, the merger and the principal terms thereof and not withdraw or modify such recommendation to Abaxis’ shareholders.

Conditions to the Merger. The obligations of Zoetis, Merger Sub and Abaxis to complete the merger are subject to the satisfaction or waiver of specified conditions set forth in the merger agreement.

Termination of the Merger Agreement. Zoetis and Abaxis can terminate the merger agreement under specified circumstances set forth in the merger agreement.

Expenses. The merger agreement provides that, other than with respect to certain termination fees, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the merger is consummated.

Termination Fees. The merger agreement contains certain customary termination rights, including, among others, (1) the right of either Zoetis or Abaxis to terminate the merger agreement if Abaxis’ shareholders fail to approve the merger agreement, the merger and the principal terms thereof, (2) the right of Zoetis to terminate the Merger agreement if the board of directors of Abaxis changes or withdraws its recommendation in favor of the transactions, (3) the right of either Zoetis or Abaxis to terminate the merger agreement if the merger has not occurred by November 15, 2018, subject to certain conditions, provided that such date may be extended, in certain circumstances, by Zoetis to May 15, 2019 (such date, as may be extended, the “Outside Date”), (4) the right of either Zoetis or Abaxis to terminate the merger agreement due to a material breach by the other party of any of its representations, warranties or covenants which would result in the closing conditions not being satisfied, subject to certain conditions, and (v) the right of either Zoetis or Abaxis to terminate the merger agreement if a final and non-appealable order, injunction, decree or ruling has been issued by a court or other governmental entity which prohibits the merger. Upon termination of the merger agreement by Abaxis or Zoetis upon specified conditions, a termination fee of $70,000,000 may be payable by Abaxis to Zoetis. Additionally, the merger agreement provides that (A) a termination fee of $60,000,000 may be payable by Zoetis to Abaxis upon certain terminations of the merger agreement if the parties fail to obtain the required regulatory approvals and Zoetis does not exercise its right to extend the Outside Date to May 15, 2019, and (B) a termination fee of $120,000,000 may be payable by Zoetis to Abaxis upon certain terminations of the merger agreement if Zoetis exercised its right to extend the Outside Date to May 15, 2019 and the parties fail to obtain the required regulatory approvals.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the Special Meeting. These questions and answers may not address all questions that may be important to you as an Abaxis shareholder. To better understand these matters, and for a description of the legal terms governing the mergers, you should carefully read this entire proxy statement, including the annexes, as well as the documents that have been incorporated by reference into this proxy statement. See “Other Matters—Where You Can Find More Information” (page 80) to obtain additional information on Abaxis.

Q:	Why am I receiving this proxy statement?

A:	Zoetis and Abaxis entered into a merger agreement on May 15, 2018. Subject to the terms and conditions of the merger agreement, and as a result of the merger contemplated by the merger agreement, Abaxis will become an indirect wholly-owned subsidiary of Zoetis.

Abaxis is holding the Special Meeting in order to obtain the approval of Abaxis shareholders necessary to approve the merger agreement, the merger and the principal terms thereof (the “merger agreement proposal”). We are also asking you to approve, on an advisory basis, the merger-related compensation that may be paid or become payable to Abaxis’ named executive officers (the “compensation proposal”) and to approve the adjournment of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement proposal (the “adjournment proposal”). We will be unable to complete the merger unless the approval of the merger agreement proposal by Abaxis shareholders is obtained at the Special Meeting (or adjournment thereof).

We have included in this proxy statement important information about the merger, the merger agreement (a copy of which is attached as Annex A) and the Special Meeting. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the Special Meeting. Your vote is very important and we encourage you to submit your proxy as soon as possible.

Q:	What will happen to Abaxis as a result of the merger?

A:	If the merger is completed, we will become an indirect wholly-owned subsidiary of Zoetis.

Q:	What will happen to my shares of Abaxis common stock after the merger?

A:	Upon completion of the merger, each outstanding share of Abaxis common stock, except for shares of Abaxis common stock held by Abaxis, Zoetis, Merger Sub or any of their subsidiaries, and Abaxis shareholders who are entitled to and properly exercise dissenters’ rights, will automatically be canceled and will be converted into the right to receive $83.00 in cash, without interest and subject to any applicable withholding taxes (the “merger consideration”). This does not apply to shares of Abaxis common stock held by any Abaxis shareholders who are entitled to and properly exercise dissenters’ rights. (as more fully described below under the heading “The Merger—Dissenters’ Rights” beginning on page 48 of this proxy statement).

Q:	Will I own any shares of Abaxis common stock after the merger?

A:	No. You will be paid cash for any shares of Abaxis common stock you own.

Q:	Will I own any shares of Zoetis common stock after the merger?

A:	Only if you own shares of Zoetis common stock before the merger. The shares of Zoetis common stock that you own, if any, prior to the merger will be unaffected as a result of the merger. You will not be issued any shares of Zoetis common stock as a result of the merger.

Q:	What happens to Abaxis restricted stock units and performance stock units in the merger?

A:	Subject to the terms and conditions of the merger agreement, certain Abaxis time- and performance-based restricted stock unit awards will vest automatically immediately prior to the effective time of the merger in accordance with their existing terms and will be cancelled and automatically converted into the right to receive the merger consideration in respect of each share of Abaxis common stock underlying such awards. Subject to the terms and conditions of the merger agreement, all other Abaxis time- and performance-based restricted stock unit awards will be cancelled and automatically converted at the effective time of the merger into time-vesting restricted stock unit awards with respect to shares of Zoetis common stock, with the number of underlying shares adjusted to reflect an exchange ratio based on the closing prices of shares of Abaxis common stock and Zoetis common stock for the ten full trading days before the closing of the merger, and on substantially the same terms and conditions (including the time-based vesting schedule) as were applicable to such Abaxis restricted stock unit awards immediately prior to the effective time of the merger, except that any performance goals underlying such Abaxis performance-based restricted stock unit awards will be deemed satisfied as of the effective time of the merger.

Q:	Will the merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, generally, subject to the more complete summary referenced in the next sentence, you will recognize gain or loss equal to the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Abaxis common stock. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 50 for a more complete summary of material U.S. federal income tax consequences of the merger.

Q:	Does our board of directors recommend adoption of the merger agreement proposal?

A:	Yes. Our board of directors unanimously recommends that our shareholders vote “FOR” the adoption of the merger agreement and thereby approve the merger. Our board of directors considered many factors in deciding to recommend the adoption of the merger agreement and thereby approve the merger. These factors are described in this proxy statement beginning on page 62.

Q:	What constitutes a quorum for the Special Meeting?

A:	The holders of a majority of the shares of Abaxis common stock entitled to vote at the Special Meeting, present in person or represented by proxy at the Special Meeting, will constitute a quorum for the transaction of business at the Special Meeting. As of June 26, 2018, the record date for the Special Meeting, 11,435,484 shares of Abaxis common stock would be required to achieve a quorum.

Q:	What vote of the shareholders is required to approve each proposal?

A:	Merger agreement proposal. Adoption of the merger agreement proposal requires the affirmative vote of shareholders of record as of June 26, 2018, the record date for the Special Meeting, holding a majority of the outstanding shares of Abaxis common stock entitled to vote on such proposal. There are 22,870,967 shares of Abaxis common stock entitled to be voted at the Special Meeting. If you fail to submit a proxy card or to vote in person at the Special Meeting, or abstain from voting, or if you hold your shares in “street name” through a broker or other nominee and fail to give voting instructions to such broker or other nominee (a “broker non-vote”), this will have the same effect as a vote “AGAINST” the merger agreement proposal.

Compensation proposal. Adoption of the compensation proposal requires the affirmative vote of holders of a majority of the shares of Abaxis common stock present, in person or represented by proxy, at the Special Meeting and entitled to vote on such proposal. If you abstain from voting, this will have the same effect as a vote “AGAINST” the compensation proposal, while broker non-votes and shares not in attendance at the Special Meeting will have no effect on the outcome of the compensation proposal.

Adjournment proposal. Adoption of the adjournment proposal requires the affirmative vote of holders of a majority of the shares of Abaxis common stock present, in person or represented by proxy, at the Special Meeting and entitled to vote on such proposal. If you abstain from voting, this will have the same effect as a vote “AGAINST” the adjournment proposal, while broker non-votes and shares not in attendance at the Special Meeting will have no effect on the outcome of the adjournment proposal.

Q:	What happens if the proposal to approve, by a non-binding, advisory vote, certain compensation arrangements that may be paid or become payable to Abaxis’ named executive officers in connection with the completion of the merger is not approved?

A:	Approval of the compensation advisory proposal is not a condition to the obligations of Zoetis or Abaxis to complete the merges. The vote is an advisory vote and is not binding. If the merger is completed, Abaxis will pay the applicable compensation in connection with the merger to its named executive officers even if Abaxis shareholders fail to approve the compensation advisory proposal.

Q:	Am I entitled to appraisal rights?

A:	Yes. You have the right under California law to demand that Abaxis purchase for cash at the fair market value your shares in accordance with, and in compliance in all respects with, Chapter 13 of the CCC. The shares subject to such purchase are called “dissenting shares.” In general, to preserve your dissenters’ rights, you must:

•	vote your shares of Abaxis common stock “AGAINST” approval of the merger agreement, the merger and the principal terms thereof;

•	deliver a written demand complying with the requirement of Chapter 13 of the CCC to Abaxis or its transfer agent for purchase of your shares, no later than the date of the special meeting;

•	submit to Abaxis or its transfer agent, (i) if the shares are certificated securities, your certificates representing any shares which you demand that Abaxis purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (ii) if the shares are uncertificated securities, written notice of the number of shares which you demand that Abaxis purchase, all in accordance with Section 1302 of the CCC; and

•	comply with the other provisions of Chapter 13 of the CCC.

The text of the CCC governing dissenters’ rights is included as Annex C to this proxy statement. Your failure to comply with the procedures described in Annex C will result in the loss of your dissenters’ rights.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or appoint a proxy over the Internet or by telephone as soon as possible so that your shares can be voted at the Special Meeting.

Q:	What happens if I do not return a proxy card or otherwise appoint a proxy?

A:	The failure to return your proxy card (or to appoint a proxy over the Internet or by telephone or to vote in person) will have the same effect as voting against adoption of the merger agreement proposal, but will have no effect on the adoption of the compensation proposal or the adjournment proposal.

Q:	May I vote in person?

A:	Yes. You may vote in person at the meeting, rather than signing and returning your proxy card or appointing a proxy over the Internet or by telephone, if you own shares in your own name. However, we encourage you to return your signed proxy card, or appoint a proxy over the Internet or by telephone, to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:	May I vote over the Internet or by telephone?

A:	Yes. You may vote by appointing a proxy over the Internet or by telephone by following the instructions included in these materials.

Q:	May I revoke my proxy or change my vote after I have mailed my signed proxy card or otherwise appointed a proxy?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy card (or with respect to which you have appointed a proxy over the Internet or by telephone) are voted at the Special Meeting. You can do this in one of four ways. First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can submit a subsequent proxy over the Internet or by telephone. Fourth, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares with respect to the adoption of the merger agreement proposal without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted with respect to the merger agreement proposal, which will have the same effect as voting against merger agreement proposal. In addition, your broker will not vote your shares with respect to the compensation proposal or the adjournment proposal.

Q:	How do I vote shares held in my Abaxis 401(k) plan account?

A:	If you hold shares in Abaxis’ 401(k) plan, your shares will be voted according to the instructions you provide when you complete and submit the proxy instructions you receive separately regarding such shares.

Q:	How do I obtain the voting results from the Special Meeting?

A:	Final voting results for the Special Meeting are expected to be published in Current Report on Form 8-K filed by Abaxis with the U.S. Securities and Exchange Commission (the “SEC”) SEC within four business days after the Special Meeting.

Q:	Should I send in my stock certificates now?

A:	No. You should keep any stock certificates you hold at this time. After the merger is completed, you will receive written instructions from the paying agent (as defined below) including a letter of transmittal that explains how to exchange your shares of Abaxis common stock for the merger consideration.

If you hold your shares of Abaxis common stock in book-entry form, you will not be required to deliver certificates representing shares of Abaxis common stock or an executed letter of transmittal to the paying agent to receive the merger consideration. You will instead automatically be entitled to receive the merger consideration at the effective time of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible; however, the merger is subject to various closing conditions, including Abaxis shareholder approval, the expiration or termination of the required waiting period under the HSR Act and applicable competition law approval in Germany having been obtained. We cannot assure you that all conditions to the merger will be satisfied or, if satisfied, as to the date by which they will be satisfied.

Q:	When will I receive the merger consideration for my shares of Abaxis common stock?

A:	If you hold your shares of Abaxis common stock in certificated form, after the merger is completed, you will receive written instructions from the paying agent (as defined below), including a letter of transmittal that explains how to exchange your stock certificate for the cash consideration payable in the merger. If you properly return and complete the required documentation described in the written instructions, you will receive the merger consideration from the paying agent.

If you hold your shares of Abaxis common stock in book-entry form, you will not be required to deliver certificates representing shares of Abaxis common stock or an executed letter of transmittal to the paying agent to receive the merger consideration. You will instead automatically be entitled to receive the merger consideration at the effective time of the merger.

Q:	Who can help answer my additional questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have additional questions about the merger, including with respect to the procedures for voting your shares, you should contact us, as follows:

Abaxis, Inc.

3240 Whipple Road

Union City, California 94587

Telephone: (510) 675-6500

You may also contact our proxy solicitor, MacKenzie Partners, Inc., at: (800) 322-2885

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 (Call Collect)

Or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

RISK FACTORS RELATED TO PROPOSAL 1

In connection with Proposal 1, you should consider the following factors in conjunction with the other information included this proxy statement.

If the proposed merger is not completed, our business could be materially and adversely affected and our stock price could decline.

On May 15, 2018, we entered into a definitive agreement with Zoetis pursuant to which, upon the terms and subject to the conditions set forth therein, an indirect wholly-owned subsidiary of Zoetis would merge with and into us, with us continuing on as the surviving entity and an indirect wholly-owned subsidiary of Zoetis. The merger is subject to closing conditions, including the approval of the merger agreement, the merger and the principal terms thereof by the holders of a majority of the outstanding shares of our common stock. Therefore, the merger may not be completed or may not be completed as quickly as expected. If the merger agreement is terminated, the market price of our common stock will likely decline, as we believe that our market price reflects an assumption that the merger will be completed. For example, on May 15, 2018, the last full trading day prior to the public announcement of the proposed merger, Abaxis common stock closed at $71.75 per share. In addition, our stock price may be adversely affected as a result of the fact that we have incurred and will continue to incur significant expenses related to the merger that will not be recovered if the merger is not completed. If the merger agreement is terminated under certain circumstances, we may be obligated to pay Zoetis a termination fee of $70.0 million. As a consequence of the failure of the merger to be completed, as well as of some or all of these potential effects of the termination of the merger agreement, our business could be materially and adversely affected.

The fact that there is a merger pending could have an adverse effect on our business, revenue and results of operations.

While the merger is pending, it creates uncertainty about our future. As a result of this uncertainty, customers may decide to delay, defer, or cancel purchases of our products and services, pending completion of the merger or termination of the merger agreement. If these decisions represent a significant portion of our anticipated revenue, our results of operations and quarterly revenues could be substantially below the expectations of market analysts. In addition, while the merger is pending, we are subject to a number of risks that may adversely affect our business, revenue and results of operations, including:

•	the diversion of management and employee attention and the unavoidable disruption to our relationships with customers and vendors may detract from our ability to grow revenues and minimize costs;

•	that fact that we have incurred and will continue to incur significant expenses related to the merger;

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to the closing of the merger or termination of the merger agreement; and

•	the fact that we may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

If the merger occurs, our shareholders will not be able to participate in any upside to our business.

Upon consummation of the merger, our shareholders will receive $83.00 in cash, without interest and subject to any applicable withholding taxes, per share of our common stock owned by them, but will not receive any shares of Zoetis common stock. As a result, if our business following the merger performs well, our current shareholders will not receive any additional consideration, and will therefore not receive any benefit from the performance of our business.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement relating to the completion of the merger and other future events are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements preceded by, followed by or that otherwise include the words “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should,” or similar expressions or variations on these expressions are forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including risks relating to receiving the approval of a majority of our outstanding shares, satisfying other conditions to the completion of the merger, and other matters. As a result, we caution readers not to place undue reliance on these forward-looking statements.

Such risks and uncertainties include, among others, the following possibilities:

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Zoetis and Abaxis;

•	the outcome of any legal proceedings that may be instituted against Zoetis or Abaxis;

•	the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the merger) or Abaxis shareholder approval or to satisfy any of the other conditions to the merger on a timely basis or at all;

•	the possibility that the anticipated benefits of the merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Zoetis and Abaxis do business;

•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger;

•	the ability to complete the acquisition and integration of Abaxis successfully; and

•	other factors that may affect future results of Zoetis and Abaxis.

For a detailed discussion of certain risk factors related to the merger, please refer to “Risk Factors Related to Proposal 1” immediately preceding this section. For other risk factors related to Abaxis, please refer to our filings with the Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the Investors section of our website at www.abaxis.com, at the SEC website at www.sec.gov, or from commercial document retrieval services.

We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANIES

Abaxis, Inc.

Abaxis, Inc., or Abaxis, is a worldwide developer, manufacturer and marketer of portable blood analysis systems that are used in a broad range of medical specialties in human or veterinary patient care to provide clinicians with rapid blood constituent measurements. Its mission is to improve the efficiency of care delivery to and the quality of life of patients in medical and veterinary applications. Abaxis provides leading edge technology, tools and services that support best medical practices, enabling physicians and veterinarians to respond to the health needs of their clients at the point of care while operating economical and profitable practices.

Abaxis’ primary products are as follows:

•	point-of-care diagnostic instruments and consumables used in medical applications; and

•	point-of-care diagnostic instruments and consumables used in veterinary applications.

Abaxis is incorporated under the laws of the state of California corporation. It’s executive offices are located at 3240 Whipple Road, Union City, CA 94587. Abaxis’ telephone number is (510) 675-6500. It’s website is located at https://www.abaxis.com/. Information contained on its website does not constitute a part of this proxy statement.

Zoetis Inc.

Zoetis Inc., or Zoetis, is a global leader in the discovery, development, manufacture and commercialization of animal health medicines and vaccines, with a focus on both livestock and companion animals. Zoetis organizes and operates its business in two geographic regions: the United States and International. Zoetis directly markets its products in approximately 45 countries across North America, Europe, Africa, Asia, Australia and South America. Its products are sold in more than 100 countries, including developed markets and emerging markets. Zoetis has a diversified business, marketing products across eight core species: cattle, swine, poultry, sheep and fish (collectively, livestock) and dogs, cats and horses (collectively, companion animals); and within five major product categories: anti-infectives, vaccines, parasiticides, medicated feed additives and other pharmaceuticals.

Zoetis is incorporated under the laws of the state of Delaware. Its executive offices are located at 10 Sylvan Way, Parsippany, NJ 07054. Zoetis’ telephone number is (973) 822-7000. Its website is located at https://www.zoetis.com/. Information contained on its website does not constitute a part of this proxy statement.

Zeus Merger Sub, Inc.

Zeus Merger Sub, Inc., or Merger Sub, is an indirect wholly-owned subsidiary of Zoetis and has not engaged in any business activity other than in connection with the merger. Merger Sub is incorporated under the laws of the state of California. Merger Sub’s executive offices are located at 10 Sylvan Way, Parsippany, NJ 07054. Merger Sub’s telephone number is (973) 822-7000.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at the principal offices of Abaxis, Inc. at 3240 Whipple Road, Union City, California 94587, at 8:00 a.m., Pacific time, on July 31, 2018.

Purpose of the Special Meeting

You will be asked at the Special Meeting to vote on the approval of the merger agreement. the merger and the principal terms thereof (the “merger agreement proposal”). Based on its review, our board of directors has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, determined that the merger agreement and the merger are fair to, and in the best interests of, Abaxis and its shareholders, directed that merger agreement proposal submitted to a vote for adoption at the Special Meeting, and unanimously recommended that our shareholders vote in favor of approval of the merger agreement, the merger and the principal terms thereof. You will also be asked to approve, on an advisory basis, the merger-related compensation for Abaxis’ named executive officers (the “compensation proposal”). You will also be asked to vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting proxies to vote in favor of the merger agreement proposal (the “adjournment proposal”).

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of Abaxis common stock at the close of business on June 26, 2018, the record date, are entitled to notice of and to vote at the Special Meeting. At the close of business on the record date, 22,870,967 shares of Abaxis common stock were issued and outstanding and such shares were held by approximately 71 holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of Abaxis common stock entitled to vote are represented in person or by proxy at the Special Meeting. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement proposal, we expect that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Abaxis common stock at the close of business on the record date are entitled to one vote per share at the Special Meeting on each proposal presented.

Vote Required

The adoption of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Abaxis common stock at the close of business on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against the merger agreement proposal. Broker non-votes will have the same effect as “against” votes with respect to the merger agreement proposal.

The adoption of the compensation proposal requires the affirmative vote of the holders of a majority of the shares of Abaxis common stock present, in person or by proxy, and entitled to vote at the Special Meeting. If you abstain from voting, either in person or by proxy, on this matter, it will have the same effect as a vote against the compensation proposal. Broker non-votes will have no effect with respect to the compensation proposal.

The adoption of the adjournment proposal requires the approval of the holders of a majority of the shares of Abaxis common stock present, in person or by proxy, at the Special Meeting. If you abstain from voting, either in person or by proxy, on this matter, it will have the same effect as a vote against the compensation proposal. Broker non-votes will have no effect with respect to the compensation proposal.

Voting of Proxies

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the merger agreement proposal, “FOR” the compensation proposal, and “FOR” the adjournment.

To vote, please complete, sign, date and return the enclosed proxy card or, to vote by appointing a proxy over the Internet or by telephone, follow the instructions provided below. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

Shares of Abaxis common stock represented at the Special Meeting but not voted, including shares of Abaxis common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for merger agreement proposal, including properly executed proxies that do not contain specific voting instructions, will be counted in favor of that proposal. If you properly execute a proxy card, appoint a proxy over the Internet or by telephone or attend the Special Meeting in person, but abstain from voting on any of the proposals at the Special Meeting, it will (a) have the same effect as a vote against the merger agreement proposal, (b) have the same effect as a vote against the compensation proposal, and (c) have the same effect as a vote against the adjournment proposal. If you do not properly execute a proxy card, do not appoint a proxy over the Internet or by telephone and do not attend the Special Meeting in person, it will have the same effect as a vote against the merger agreement proposal, and will have no effect on each of the compensation proposal and the adjournment proposal. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the merger agreement proposal and the compensation proposal, and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes, if any, will be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes against the merger agreement proposal, but will have no effect on the compensation proposal and the adjournment proposal.

We do not expect that any matter other than the merger agreement proposal, the compensation proposal and the adjournment proposal. If, however, any other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our shareholders.

Voting over the Internet or by Telephone

You may also grant a proxy to vote your shares over the Internet or by telephone. The Internet and telephone voting procedures described below are designed to authenticate shareholders’ identities, to allow shareholders to grant a proxy to vote their shares and to confirm that shareholders’ instructions have been recorded properly. Shareholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

For Shares Registered in Your Name

Shareholders of record may go to www.investorvote.com/ABAX to grant a proxy to vote their shares over the Internet. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Any shareholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-652-VOTE (8683) and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then such broker or other nominee is considered to be the shareholder of record with respect to your shares. However, you are still considered to be the beneficial owner of those shares, with your shares being held in “street name.” Most beneficial owners whose stock is held in street name receive instructions for authorizing votes by the broker or other nominee.

If your shares are held in street name, you may be eligible to vote your shares by telephone or through the Internet. A large number of banks and brokerage firms provide eligible shareholders the opportunity to vote in this manner. If your bank or brokerage firm allows for this, your voting form provided by your broker or other nominee will provide instructions for such alternative method of voting.

General Information for All Shares Voted over the Internet or by Telephone

Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on July 31, 2018. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card or over the Internet or by telephone does not preclude a shareholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card (or with respect to which you have appointed a proxy over the Internet or by telephone) are voted at the Special Meeting by:

•	filing with our corporate secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date;

•	submitting a subsequent vote over the Internet or by telephone; or

•	appearing at the Special Meeting and voting in person.

Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

All proxy solicitation costs will be borne by us. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from shareholders by telephone or other electronic means or in person. We also may reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We may also, in our discretion, retain the services of a paid solicitor, MacKenzie Partners, Inc., to solicit proxies. We anticipate that the cost will be approximately $17,500 plus expenses and will be paid by Abaxis. We will agree to indemnify MacKenzie Partners, Inc. for certain losses arising out of its proxy solicitation services.

Delivery of this Proxy Statement to Multiple Shareholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address if we believe the shareholders are members of the same family by delivering a single proxy statement addressed to those shareholders. Each shareholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies by reducing the volume of duplicate information.

A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to Abaxis, Inc., Attention: Investor Relations, 3240 Whipple Road, Union City, CA 94587, or contact our Investor Relations Department at (510) 675-6500. If you would like to receive your own set of our proxy materials in the future, please contact your broker and Abaxis, Inc., Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number. Conversely, if you and another person sharing your same address are receiving multiple copies of annual reports or proxy statements and you would like to request that you only receive one copy, please contact your broker and Abaxis, Inc., Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Shareholder List

A list of Abaxis shareholders will be available for inspection at our principal executive offices located at 3240 Whipple Road, Union City, CA 94587 to any shareholder or holder of a voting trust certificate, at any time during usual business hours upon written demand on Abaxis, for a purpose reasonably related to such holder’s interest as a shareholder or holder of a voting trust certificate. Such inspection may be made in person or by an agent or attorney, and will include the right to copy and make extracts of the list of Abaxis shareholders.

PROPOSAL 1—MERGER AGREEMENT PROPOSAL

THE MERGER

The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger. The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement and incorporated by reference into this proxy statement.

Background of the Merger

Our board of directors frequently reviews, with Abaxis’ management, and with the assistance of its outside financial and legal advisors, Abaxis’ strategic and financial alternatives in light of developments in Abaxis’ business, in the sectors in which it competes, in the economy generally and in financial markets. As part of this process, from time to time, members of Abaxis senior management have engaged in business development and strategic partnership discussions with other participants in the animal health industry, including diagnostic, distribution and pharmaceutical companies and other third parties.

In the spring of 2015, Piper Jaffray & Co. (“Piper Jaffray”) contacted Abaxis, independently and not on behalf of a third party, to discuss potential strategic transaction and commercial opportunities. In August 2015, in connection with the consideration, evaluation and continued exploration of certain potential strategic transactions, including possible partnerships, and for the purpose of testing initial market interest in a possible strategic or partnership transaction, our board of directors reviewed proposed terms of engagement for Piper Jaffray and authorized the retention of Piper Jaffray as Abaxis’ financial advisor based on Piper Jaffray’s experience and knowledge of the animal health industry. Abaxis executed an engagement letter with Piper Jaffray on August 10, 2015.

In the spring and summer of 2015, Piper Jaffray facilitated initial conversations between Abaxis and a number of potential strategic and commercial partners, including Zoetis. As part of this process, Abaxis entered into non-disclosure agreements with several parties and engaged in certain preliminary due diligence discussions.

In the summer of 2015, Abaxis and Zoetis began an initial discussion regarding a potential commercial relationship or strategic transaction. On August 4, 2015, the parties entered into a non-disclosure agreement (“August 2015 non-disclosure agreement”), including a customary one-year standstill with limited termination provisions. Following the completion of preliminary due diligence by Zoetis, which included a presentation by Abaxis management, on August 10, 2015, Zoetis orally provided a non-binding proposal to acquire Abaxis for $70.00 per share of Abaxis common stock. Our board of directors considered the proposal from Zoetis and ultimately determined that such proposal undervalued Abaxis and, following that determination, discussions between the parties terminated. No other discussions from the summer 2015 process resulted in acquisition proposals, and Abaxis continued to operate as a standalone company.

On October 30, 2017, Juan Ramon Alaix, chief executive officer of Zoetis, contacted Clinton H. Severson, Abaxis’ chief executive officer, by telephone to express interest on behalf of Zoetis in pursuing a possible acquisition of Abaxis for $65.00 per share of Abaxis common stock. Messrs. Alaix and Severson discussed their shared views that a potential acquisition could create significant value for each company and their respective shareholders. Later that day, Mr. Alaix sent Mr. Severson a letter setting forth the non-binding proposal (the “Zoetis $65.00 per share proposal”). The letter emphasized the importance of an expeditious timeline, indicating that Zoetis (a) had already engaged Guggenheim Securities and Barclays as its financial advisors and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) as its outside legal advisor, (b) required only limited confirmatory due diligence, and (c) expected the completion of all tasks required for the parties to execute a mutually acceptable definitive agreement on an accelerated timeline.

On November 1, 2017, our board of directors convened a special meeting attended by representatives of Abaxis’ management, Piper Jaffray and Cooley LLP (“Cooley”), Abaxis’ outside legal advisor. At this meeting, our board discussed Zoetis’ $65.00 per share proposal, which discussion included (a) a review by representatives of Cooley of the fiduciary duties of our board of directors in connection with considering such a proposal, (b) a presentation by representatives of Piper Jaffray that included a comparison of the price being proposed by Zoetis with various comparable public company and transaction multiples selected by Piper Jaffray based on its professional judgment and experience as well as certain historic trading prices for Abaxis common stock and (c) an update from management regarding standalone company operations. Our board then discussed possible valuation scenarios for Abaxis based on different market considerations, including the Abaxis expected outlook for third and fourth quarters for Abaxis’ fiscal year 2018, initially determining, based on the material information then reasonably available, that a deal with Zoetis would ideally include a per share purchase price of closer to $72.00. Following such discussion, our board of directors (a) determined that the Zoetis $65.00 per share proposal undervalued Abaxis, (b) authorized Mr. Severson to contact Mr. Alaix to convey the board’s expectations with respect to price and (c) directed Piper Jaffray to contact other companies that may have an interest in acquiring Abaxis, which companies were selected based on strategic fit, acquisition history, regulatory considerations and ability to finance and complete a possible transaction with Abaxis, with the objective of having such companies enter into such discussions on a timeframe that would be competitive with the Zoetis proposal. Based on Abaxis’ financial profile and market valuation, it was also determined that Piper Jaffray would not contact financial sponsors regarding a possible strategic transaction with Abaxis.

On November 2, 2017, Mr. Severson called Mr. Alaix to inform him that the Zoetis $65.00 per share proposal undervalued Abaxis and that Zoetis’ proposal needed to be closer to $72.00 per share in order for our board of directors to support a strategic transaction.

On November 6, 2017, Mr. Alaix contacted Mr. Severson by telephone to indicate that Zoetis would be willing to increase its proposal to acquire Abaxis to $67.00 per share of Abaxis common stock. Mr. Severson indicated that he would bring that proposal to the board of directors for review and discussion, but that he did not expect the board to support a transaction at a price per share of $67.00.

On November 8, 2017, our board of directors convened a special meeting to discuss the revised expression of interest from Zoetis with the board’s financial and legal advisors and members of management. At this meeting, representatives of Piper Jaffray presented information that included a comparison of the price being proposed by Zoetis with various comparable public company and transaction multiples selected by Piper Jaffray based on its professional judgment and experience and certain historic trading prices for Abaxis common stock. Following such presentation and after careful consideration of all material facts reasonably available, and in a manner reasonably believed to be in the best interests of Abaxis and its shareholders, our board determined that for Abaxis to permit Zoetis to undertake a due diligence review of Abaxis, Zoetis’ proposal would need to be at or above $69.00 per share, and that Mr. Severson should contact Mr. Alaix to convey that message.

Later on the same day, Mr. Severson contacted Mr. Alaix to encourage Mr. Alaix to increase the Zoetis offer to $69.00 per share of Abaxis common stock, on the basis that Zoetis would find additional value based on the information to be provided by Abaxis to Zoetis in due diligence.

On November 9, 2017, Mr. Alaix sent a letter to Mr. Severson indicating, on a non-binding basis, that Zoetis would be willing to pay $69.00 per share if the information to be provided by Abaxis to Zoetis in due diligence would support such a valuation. The letter from Mr. Alaix reiterated Zoetis’ expectation that the transaction process be subject to an accelerated timeline, with a merger agreement to be executed on an expedited basis after Abaxis’ opening of an electronic data room.

From early November until mid-December, in consultation with our board of directors and its specific direction at the November 1 board meeting, Piper Jaffray contacted six companies to assess their respective levels of interest in pursuing a potential transaction and their relative abilities to enter an acquisition process on a timeframe that would be competitive with the Zoetis proposal. Of the companies contacted, three expressly declined to enter into discussions regarding a possible transaction with Abaxis, one company did not respond to Piper Jaffray’s inquiry, one company (“Party A”) expressed potential interest but indicated that the transaction process would need to be delayed by several weeks, and one company (“Party B”) declined to enter into discussions regarding a potential transaction with Abaxis on the basis that Party B’s board of directors did not intend to pursue a strategic acquisition in Abaxis’ industry in the near term.

On November 16, 2017, representatives of Cooley, on behalf of Abaxis, sent to Wachtell Lipton a draft non-disclosure agreement that included a customary six-month standstill provision, subject to limited termination events, to replace the standstill provision in the August 2015 non-disclosure agreement (which had terminated). Later that day, representatives of Wachtell Lipton informed representatives of Cooley that Zoetis would be willing, in lieu of entering into the draft non-disclosure agreement provided by Cooley, to enter into an amendment to the August 2015 non-disclosure agreement that would provide for a six-month standstill provision, which would not be applicable to any Zoetis proposals for, or acquisitions of, all of the outstanding shares of Abaxis common stock at a price per share of $67.00 or higher.

On November 17, 2017, our board of directors convened a special meeting to discuss the proposed non-disclosure agreement amendment. Cooley summarized the principal terms of the amendment, and our board discussed the possible risks associated with the proposed amendment. Following discussion, our board authorized Abaxis management to execute the amendment (which was executed on November 20, 2017).

On November 20, 2017, representatives of Abaxis management held an initial due diligence meeting with representatives of Zoetis management at Cooley’s offices in Palo Alto.

On November 27, 2017, Abaxis provided Zoetis and its legal and financial advisors with access to an electronic data room. From that date until the middle of January of 2018, representatives of Abaxis management engaged in multiple diligence calls with representatives of Zoetis management and responded to multiple written diligence requests submitted by Zoetis, and representatives from Zoetis visited the Abaxis manufacturing facilities to conduct additional due diligence on-site.

In late November 2017, at the direction of our board of directors, representatives of Abaxis management prepared projections regarding the anticipated future performance of Abaxis with a view towards such projections being shared with potential bidders in connection with their evaluation of Abaxis (the “November 2017 forecasts”). Summaries of such forecasts (a) were provided to Zoetis during the management presentation on November 20, 2017, on November 29, 2017 via the Abaxis electronic data room, and were discussed on a phone call on November 29, 2017 between representatives of Abaxis management and Piper Jaffray, on the one hand, and representatives of Zoetis management and Zoetis’ financial advisors, on the other, and (b) were provided to Party A as part of the materials that were made available to Party A in connection with the management presentation that was held on December 5, 2017 (as described below). Neither Abaxis nor Piper Jaffray provided potential bidders with any additional projections during the transaction process. For more information regarding these forecasts, see “The Merger Agreement—Certain Financial Forecasts Utilized by Abaxis in Connection with the Merger” beginning on page 41.

On December 4, 2017, representatives of Wachtell Lipton, on behalf of Zoetis, delivered an initial draft of the merger agreement to representatives of Cooley.

On December 5, 2017, Abaxis entered into a non-disclosure agreement with Party A, which non-disclosure agreement included a customary twelve-month standstill provision (which standstill automatically terminated upon Abaxis’ entry into the Merger Agreement). Later that day, representatives of Abaxis’ management and

Piper Jaffray held an introductory due diligence meeting with representatives of Party A’s management at Party A’s headquarters. Following this meeting and later that same day, representatives of Piper Jaffray informed Party A that if Party A wanted to be competitive in the process, Party A would need to confirm to Piper Jaffray within 48 hours its level of interest in pursuing a potential strategic transaction with Abaxis and its ability to dedicate the resources necessary to quickly complete confirmatory diligence on a timeline commensurate with other parties currently engaged in due diligence.

On December 7, 2017, Party A’s final advisors confirmed to Piper Jaffray that Party A was interested in pursuing a potential strategic transaction with Abaxis and continuing the due diligence process on the proposed timeline.

On December 13, 2017, representatives of Abaxis management held a second management presentation for representatives of Party A’s management at Abaxis’ headquarters, to discuss, among other things, certain potential synergies between the parties. Neither at this meeting, nor at any other time, did Party A request from Abaxis or Piper Jaffray access to the Abaxis electronic data room.

Also on December 13, 2017, on behalf of Abaxis, representatives of Cooley sent a revised draft of the merger agreement to representatives of Wachtell Lipton. The revised draft of the merger agreement included certain proposals to provide Abaxis with additional deal certainty, including a two-tiered reverse break-up fee payable by Zoetis to Abaxis in certain circumstances if regulatory approvals were not obtained and a covenant requiring Zoetis to agree to divest certain assets or businesses if such divestiture were required to obtain required regulatory approvals.

On December 14, 2017, on behalf of Abaxis, representatives of Piper Jaffray provided an initial draft of a merger agreement to representatives of Party A. Representatives of Piper Jaffray also communicated to Party A that in order for Party A to be on a competitive timeline with other interested parties, Party A would need to provide a response to the merger agreement and an indication of price on or around December 18, 2017.

On December 15, 2017, our board of directors convened a special meeting to discuss the status of the proposed transaction process with representatives of Abaxis management and Abaxis’ legal and financial advisors. During the meeting, representatives from Piper Jaffray provided an update on the status of the discussions with Zoetis and Party A and also confirmed that, other than Zoetis and Party A, the other potential bidders that Piper Jaffray had contacted had all declined to participate in the process. Also during the meeting, our board and representatives of Cooley discussed the antitrust approval process, including associated timing considerations and potential antitrust related risks, and the antitrust-related provisions proposed in the initial draft merger agreement provided by Zoetis.

On December 18, 2017, Mr. Alaix indicated to Mr. Severson on a telephone call that the due diligence process was not yet complete and that the earliest Zoetis expected to ready to execute a definitive transaction agreement would be the first few weeks of 2018.

On December 19, 2017, representatives of Wachtell Lipton sent a revised draft of the merger agreement to Cooley, which draft, among other things, removed the reverse termination fees and divestiture requirements previously proposed by Abaxis.

On December 20, 2017, representatives of Party A contacted representatives of Piper Jaffray and expressly declined to continue in the transaction process and confirmed that, for valuation reasons, Party A would not be submitting a proposal for a strategic transaction with Abaxis.

On January 9, 2018, during the J.P. Morgan Healthcare Conference, Abaxis reported on Form 8-K its preliminary financial results for its third fiscal quarter ending December 31, 2017, which report included an announcement that Abaxis expected revenues for such fiscal quarter to increase 12% to 14% over Abaxis’ prior fiscal year’s comparable quarter. Following such announcement, the closing price for Abaxis stock on Nasdaq on January 9, 2018 was $61.52 per share, compared to the closing price the previous day of $52.91 per share.

On January 10, 2018, Mr. Severson and Mr. Alaix met in San Francisco during the J.P. Morgan Healthcare Conference to discuss the status of Zoetis’ ongoing due diligence. During that meeting, Mr. Severson communicated to Mr. Alaix that, given increases in Abaxis’ stock price, Zoetis would need to increase the price offered in its last proposal if it wanted our board of directors to support a transaction with Zoetis.

On January 16, 2018 and January 17, 2018, representatives of Zoetis met with representatives of Abaxis management at Abaxis’ headquarters to discuss certain remaining open diligence matters.

On January 19, 2018, Mr. Alaix called Mr. Severson to inform Mr. Severson that Zoetis had completed a material portion of its due diligence and was prepared to offer a price of $69.00 per share to acquire Abaxis. Mr. Severson expressed his view that, given the recent appreciation in the value of Abaxis stock (which closed on Nasdaq the day before at $60.81 per share), a price of $69.00 per share of Abaxis common stock would probably no longer be viewed as sufficient by our board of directors but that he would take the proposal to our board. Following that telephone conversation, Mr. Alaix sent an email to Mr. Severson including a written non-binding expression of interest to acquire Abaxis for a price of $69.00 per share of Abaxis common stock (the “Zoetis $69.00 per share proposal”).

On January 24, 2018, our board of directors and compensation committee convened their respective regularly scheduled board and committee meetings. In addition to the regular matters before our board and compensation committee, our board discussed with members of Abaxis management, and representatives of Cooley and Piper Jaffray: (a) the Zoetis $69.00 per share proposal as compared to various financial multiples, recent and historical trading prices of Abaxis common stock, and analyst stock price targets; (b) the potential impact of tax reform on Abaxis’ future results of operations and financial condition; (c) recent acquisitions in the healthcare industry; (d) the status of recent discussions with Zoetis and its financial advisors; (e) the recent gains in the market price of Abaxis common stock and (f) the absence of interest in an acquisition of Abaxis from the other potential strategic partners previously contacted by Piper Jaffray in connection with the transaction process. Following such discussion, our board of directors directed Piper Jaffray to convey to Zoetis’ financial advisors that Zoetis would need to increase its proposal to a price within the range of $78.00 per share to $85.00 per share in order to move forward. Later that day, representatives of Piper Jaffray contacted Zoetis’ financial advisors and conveyed that message.

On January 25, 2018, following the close of market, Abaxis reported its financial performance for its third quarter of fiscal year 2018, announcing a revenue increase of 13% over the prior year’s comparable quarter, and declared a quarterly cash dividend of $0.16 per share of Abaxis common stock, to be paid on March 15, 2018, to all shareholders of record as of the close of business on March 1, 2018. The closing trading price for Abaxis common stock on Nasdaq increased from $64.44 per share that day to $75.71 per share the following day.

On January 29, 2018, Mr. Severson and Mr. Alaix met telephonically and Mr. Alaix confirmed to Mr. Severson that Zoetis would not be able to offer a higher price per share to acquire Abaxis. The parties agreed that the transaction discussions between the parties would not continue, and Mr. Severson indicated that he would be open to further strategic transaction discussions with Zoetis in the future if Zoetis’ position changed.

On May 2, 2018, Mr. Alaix called Mr. Severson to renew discussions of a strategic transaction, and orally presented to Mr. Severson an offer to acquire Abaxis for $80.00 per share of Abaxis common stock. Mr. Severson responded that he would take this offer to our board of directors.

On May 3, 2018, our board of directors convened a special meeting to discuss Zoetis’ renewed and increased offer to acquire Abaxis. Together with representatives of Abaxis’ management, Piper Jaffray and Cooley, the board evaluated Zoetis’ revised proposal in light of internal and external changes to the Abaxis business since the transaction discussions with Zoetis terminated at the end of January, including recent business developments and operational results at Abaxis and recent trading prices for Abaxis’ common stock. At this meeting, representatives of Piper Jaffray also reviewed the Zoetis offer of $80.00 per share and compared it to various financial multiples, recent and historical trading prices of Abaxis and certain analyst stock price targets for Abaxis common stock. Following such discussion, the board directed Mr. Severson to contact Mr. Alaix to determine whether Zoetis could increase its proposal to $85.00 per share of Abaxis common stock.

On May 4, 2018, Mr. Alaix and Mr. Severson met telephonically to discuss Zoetis’ offer and the proposed transaction. Mr. Severson indicated that our board of directors requested an increased proposal to $85.00 per share. Following a short break, Mr. Alaix then communicated an increased offer to acquire Abaxis at a price of $83.00. Mr. Severson responded that he would convey that revised offer to our board of directors.

On May 5, 2018, at a meeting of our board of directors attended by members of Abaxis management as well as representatives of Piper Jaffray and Cooley, Mr. Severson provided the board with an update on his discussion with Mr. Alaix, including the revised offer by Zoetis to acquire Abaxis for $83.00 per share of Abaxis common stock. The board considered the November 2017 forecasts and discussed whether such forecasts, which as of such date were roughly half a year old, appropriately provided a basis for evaluation of the most recent $83.00 proposal by Zoetis. The board discussed such forecasts with representatives of Abaxis management, including the assumptions on which such forecasts were based, and requested that Abaxis management revise the forecasts to reflect the actual operational results achieved by Abaxis since the date on which the November 2017 forecasts were prepared and to reflect what Abaxis’ management believed to be the most accurate estimation of Abaxis’ future performance based on the information then available to Abaxis management.

On May 8, 2018, our board of directors held a meeting at which representatives of Abaxis management, Piper Jaffray and Cooley were also present. At the meeting, Abaxis management presented to the board a revised set of projections (the “May 2018 forecasts”), which projections, as compared to the November 2017 forecasts, took into account the actual results for the third and fourth quarter of fiscal year 2018, the completion of the budget setting process for fiscal year 2019, and reflected Abaxis’ management’s best estimation of the projected future financial performance of Abaxis based on information then available to management, including, among other things, increased confidence in topline growth based on marketplace responses to new product launches, execution of core business objectives across legacy product lines and expected yields from completion of a recent sales force expansion. Following discussion, the board determined that such revised forecasts were, in the board’s view, the most current and predictive estimates of the future financial performance of Abaxis and approved such projections for use by Piper Jaffray for its fairness analysis of the proposed transaction with Zoetis. For more information regarding these forecasts, see “The Merger Agreement—Certain Financial Forecasts Utilized by Abaxis in Connection with the Merger” beginning on page 41.

At the same meeting, our board of directors authorized and directed Mr. Severson to contact Mr. Alaix to determine whether Zoetis would increase its proposal to $84.00 per share of Abaxis common stock and to emphasize to Mr. Alaix the importance of deal certainty if a transaction between the parties were to proceed. Our board of directors also directed representatives of Piper Jaffray to reach out to Party B to see if there was any renewed interest to consider a strategic transaction.

On May 9, 2018, representatives of Piper Jaffray contacted representatives of Party B to inform Party B that there was renewed interest in a strategic transaction with Abaxis, and to determine whether Party B would be interested in related discussions.

Also on May 9, 2018, Mr. Severson called Mr. Alaix to discuss an increase to the Zoetis proposal to $84.00 per share. Mr. Severson also conveyed that deal certainty was important for Abaxis and our board of directors expected to receive a reverse breakup fee from Zoetis should regulatory approval for the transaction not be obtained. In response, Mr. Alaix cautioned that the proposed transaction would be put at risk if he had to request a further increase in price from the Zoetis board of directors and indicated that he understood the request regarding deal certainty and would be amenable to discussions regarding reverse breakup fees and other protective provisions, but only after the parties had agreed on price.

On May 10, 2018, at a meeting of our board of directors attended by members of Abaxis management as well as representatives of Piper Jaffray and Cooley, Mr. Severson provided the board with an update on his discussion with Mr. Alaix, including his belief, based on his conversation with Mr. Alaix, that the proposed transaction would be put at risk if another price increase were required and that Zoetis would be willing to work with Abaxis to provide for additional deal certainty once the transaction price was agreed to by the parties. The board, together with representatives of Abaxis management, Piper Jaffray and Cooley, then engaged in a discussion regarding the Zoetis proposal, which included, among other things, (a) the price proposed by Zoetis as compared to various financial multiples and recent and historical trading prices of Abaxis common stock; (b) management’s plans for continuing to operate as a standalone company and the risks associated with executing on such plans, and (c) the possibility that the proposed transaction would be put at risk if another price increase were required. Following such discussion and after careful consideration of all material facts reasonably available, in a manner reasonably believed to be in the best interests of Abaxis and its shareholders, the board determined that it was in the best interests of Abaxis and its shareholders to pursue a transaction with Zoetis at a price of $83.00 per share, and the board directed management to negotiate the best terms possible at that price.

Promptly following the meeting, and on that same day, Mr. Severson called Mr. Alaix to convey that Abaxis would negotiate a possible acquisition by Zoetis at a price of $83.00 per share of Abaxis common stock, so long as the merger agreement included certain deal certainty protections, including a two-tiered reverse termination fee (equal to 3% and 6%, respectively) payable by Zoetis to Abaxis if regulatory approvals were not obtained.

Later that day, Mr. Alaix sent an email to Mr. Severson, confirming that the parties were aligned on price and emphasized the importance to Zoetis of, and Zoetis’ commitment to, moving quickly to a signing of a definitive agreement by May 15, 2018 and asking Mr. Severson to confirm Abaxis’ commitment to that expedited timeline. Mr. Severson responded to Mr. Alaix with an email later that day confirming that the parties were aligned on the proposed timeline.

On that same day, representatives of Wachtell Lipton provided a revised draft of the merger agreement to representatives of Cooley, which draft reflected (a) certain changes to the draft merger agreement last provided by representative of Wachtell Lipton to Cooley on December 19, 2018, including, among other things, the addition of a two-tiered reverse termination fee in the amounts discussed by the two chief executive officers, and a covenant requiring Zoetis to agree to divest certain assets or businesses if such divestiture were required to obtain required regulatory approvals and (b) a proposed 3.75% termination fee payable by Abaxis to Zoetis under certain circumstances and a requirement that Abaxis reimburse Zoetis for certain transaction related expenses, in the event that the Abaxis shareholders vote not to approve the merger agreement proposal.

From May 10, 2018 through the morning of May 15, 2018, representatives of Cooley and Wachtell Lipton negotiated the terms of the merger agreement.

On May 15, 2018, representatives of Party B contacted representatives of Piper Jaffray and expressly declined to enter into discussions regarding a possible strategic transaction involving Abaxis, again citing timing and the fact that Party B was not prepared to undertake the review of any strategic acquisitions in the animal health industry in the current year.

Later that day, on May 15, 2018, at 2:30 p.m. Pacific Time, our board of directors met with representatives of Abaxis’ management and Abaxis’ legal and financial advisors, to consider the final proposal from Zoetis and corresponding merger agreement. At the meeting, representatives of Cooley provided a review for our board of directors of the board’s fiduciary duties. Following that presentation, representatives of Piper Jaffray informed the board that earlier that morning Party B expressly declined to participate in discussions regarding a possible strategic transaction Abaxis. Representatives of Piper Jaffray then reviewed their financial analysis of the $83.00 in cash per share of Abaxis common stock to be paid by Zoetis pursuant to the proposed merger agreement. Members of the board asked questions throughout such presentation. Piper Jaffray then orally rendered its opinion to the board, subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion, and based on and subject to the considerations, limitations and other matters set forth in such opinion, the $83.00 in cash per share to be received by the holders of Abaxis common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Representatives from Cooley then reviewed certain principal terms of the merger agreement that had been negotiated with Zoetis, including (a) the fiduciary duty exceptions that would permit Abaxis, in certain limited circumstances, to negotiate and accept an unsolicited superior proposal, (b) the 3.5% termination fee to be paid by Abaxis in the event Abaxis were to terminate the Zoetis transaction in order to accept an alternative transaction with another party, (c) the removal of the expense reimbursement provision initially proposed by Zoetis in the event that the Abaxis shareholders did not vote to approve the merger agreement or the transactions contemplated thereby, (d) the 3% and 6% reverse termination fees that may be paid by Zoetis to Abaxis and the terms under which such amounts would become payable, (e) the conditions to consummation of the merger, and (f) certain employee related retention and compensation matters, and answered questions from members of our board of directors regarding the terms of the merger agreement. After the presentation by Cooley, the board of directors continued to discuss the potential transaction with Zoetis and the reasons that members of the board of directors believed that the proposed merger with Zoetis was advisable, fair to and in the best interests of the Abaxis and its shareholders (for additional information pertaining to the recommendation of our board of directors, see “The Merger Agreement—Reasons for the Merger” beginning on page 25). Following such discussion, our board of directors unanimously determined that the merger agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of Abaxis and its shareholders, and authorized management to execute the final definitive agreement with Zoetis.

Later that day, following approval of our board of directors, Zoetis and Abaxis executed and delivered the merger agreement.

On May 16, 2018, the parties issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger

Reasons for the Recommendation of the Board of Directors

On May 15, 2018, our board of directors unanimously (i) approved and declared advisable the merger agreement and the transactions contemplated thereby, (ii) determined that the merger agreement and the merger are fair to, and in the best interests of, Abaxis and its shareholders, (iii) directed that the merger agreement proposal be submitted to a vote for adoption at the Special Meeting and (iv) recommended that Abaxis shareholders vote in favor of the merger agreement proposal.

Our board of directors unanimously recommends that you vote (1) “FOR” the merger agreement proposal; (2) “FOR” the compensation proposal; and (3) “FOR” the adjournment proposal.

In the course of reaching its determination and recommendation, our board of directors consulted with our management, our outside legal advisor, Cooley LLP, and our financial advisor, Piper Jaffray. Our board of directors considered a number of factors, including the following factors (which are not listed in any relative order of importance), in reaching its conclusion to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend to our shareholders approval of the merger agreement proposal, all of which it viewed as generally supporting its decision to approve the business combination with Zoetis:

•

the current and historical market price of Abaxis common stock, including the fact that the $83.00 price to be paid for each share represents a 15% premium to the closing price of $72.17 per share on May 14, 2018, the last trading day before the merger was approved by our board of directors, a 17.2% premium to the one-day prior volume weighted average price of $70.83, a 20.1% premium to the one-week prior volume weighted average price of $69.09, a 19.2% premium to the four-weeks prior volume weighted average price of $69.64, a 5.7% premium to the 52-weeks prior highest price of $78.53 (which was also the all-time highest price for Abaxis common stock prior to the announcement of the merger) and a 90.1% premium to the 52-weeks prior lowest price of $43.66;

•	the fact that, during the course of negotiations between Abaxis and Zoetis, as described under “The Merger—Background of the Merger” beginning on page 18), Zoetis increased its initial offer price from $65.00 per share of Abaxis common stock on October 30, 2017, to $69.00 per share of Abaxis common stock on January 19, 2018, to the $83.00 merger consideration agreed on May 15, 2018;

•	the fact that the $83.00 price to be paid for each share upon closing represents a 27.7% premium over the initial $65.00 offer price Zoetis made to purchase each share of Abaxis common stock on October 30, 2017 and a 20.3% premium over the subsequent $69.00 offer price Zoetis made to purchase each share of Abaxis common stock on January 19, 2018;

•	the all-cash merger consideration to be paid by Zoetis provides our shareholders with certainty of value and liquidity for their shares upon the closing of the merger and does not expose them to any future risks related to the business or the financial markets generally, as compared to a transaction in which Abaxis shareholders receive shares or other securities, or as compared to Abaxis remaining independent (especially when viewed against the potential rewards, risks and uncertainties inherent in Abaxis’ business, including risks associated with management’s standalone plan and changing competitive dynamics);

•	the belief that the per share merger consideration is more favorable to Abaxis’ shareholders than the potential value that would reasonably be expected to result from other alternatives reasonably available to Abaxis, including the continued standalone operation of Abaxis as an independent public company, taking into account its strategic plans on an ongoing basis, in light of a number of factors, including:

•	our board of directors’ assessment of Abaxis’ business, assets and prospects, its competitive position and historical and projected financial performance and the nature of the point of care diagnostics and animal health industries in which Abaxis operates, including recent industry trends and changing competitive dynamics;

•	the strategic alternatives reasonably available to Abaxis, on both a standalone basis and with a third party, and the risks and uncertainties associated with those alternatives;

•	the risks and uncertainties relating to Abaxis’ efforts to develop and market new products, including the requirement to control for increased costs and expenses resulting from such research and development efforts, as well as the additional overhead required to manage and administer a larger and more diverse company;

•	the risks and uncertainties relating to increased competition in the markets in which Abaxis competes or may compete in the future;

•	the possibility that Abaxis’ more well financed competitors may be more successful in gaining access to talent and resources and the negative result that such competitive pressure may have on the ability of Abaxis to continue to execute on its core business objectives;

•	the course and history of the negotiations between Abaxis and Zoetis, as described under “The Merger—Background of the Merger” and our board of directors belief that it had obtained Zoetis’ best and final offer and that it was unlikely that any other party would be willing to acquire Abaxis at a higher price for the foreseeable future; and

•	the risks and uncertainties of continuing on a standalone basis as an independent public company.

•

the opinion, dated May 15, 2018, of Piper Jaffray to our board of directors that, as of the date of such opinion, the merger consideration to be paid to holders of Abaxis common stock (other than shares held by Abaxis, Zoetis, Merger Sub or any of their subsidiaries and shares with respect to which dissenters rights have been properly demanded in accordance with the CCC (the “excluded shares”)) was fair, from a financial point of view and as of the date of the opinion, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “The Merger—Opinion of Abaxis’ Financial Advisor” below;

•	the likelihood that the merger would be consummated, including the absence of a financing condition, and the limited number and nature of the conditions to complete the merger and the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Zoetis will pay Abaxis either a $60 million or $120 million termination fee, subject to the terms of the merger agreement;

•	the provisions of the merger agreement requiring Zoetis to use its reasonable best efforts to obtain applicable regulatory approvals to consummate the merger, and if and to the extent necessary to obtain certain required antitrust approvals, to divest certain products, subject to certain limitations as further described under the headings “The Merger Agreement—Agreements to Use Reasonable Best Efforts” and “The Merger—Antitrust Matters”;

•	our board of directors’ belief, following consultation with Abaxis’ financial and legal advisors, that the merger agreement, which was the product of arm’s-length negotiations between the parties, contains terms and conditions that are favorable to Abaxis and its shareholders;

•	our board of directors’ ability under the merger agreement to withdraw or modify its recommendation in favor of the approval of adoption of the merger agreement in certain circumstances, including in connection with a superior proposal or certain intervening events as further described under the heading “The Merger Agreement—Ability to Change Board Recommendation/Termination in Connection with a Superior Proposal,” and its right to terminate the merger agreement in certain circumstances prior to the time that Abaxis’ shareholders approve the merger agreement, the merger and the principal terms thereof in order to accept a superior proposal, subject to the payment of a $70 million termination fee;

•	our board of directors’ belief, after discussion with Abaxis’ advisors, that the $70 million termination fee, which constitutes approximately 3.5% of Abaxis’ equity value in the merger, would not preclude or substantially impede a possible superior proposal from being made;

•	the fact that the conditions to the closing of the merger are specific and limited in scope and which, in the case of the condition related to the accuracy of Abaxis’ representations and warranties, are generally subject to a “material adverse effect” qualification;

•	the requirement that the merger agreement, the merger and the principal terms thereof be approved by the holders of a majority of the outstanding shares of Abaxis common stock;

•	the fact that the merger is not subject to approval by Zoetis stockholders, with the attendant risks associated with such a vote;

•	the fact that Abaxis is entitled to enforce specifically the terms of the merger agreement; and

•	the availability of statutory dissenters’ rights to the Abaxis shareholders who comply with all required procedures of the CCC, which allow such shareholders to dissent to the merger and demand payment of the fair value of their shares of Abaxis common stock.

Our board of directors also considered the potential risks of the merger and other potentially negative factors, including the following:

•	the fact that we would no longer exist as an independent, publicly traded company, and our shareholders would no longer participate in any future earnings or growth of Abaxis and would not benefit from any potential future appreciation in value of Abaxis;

•	the fact that receipt of the merger consideration generally will be taxable to our shareholders for U.S. federal income tax purposes;

•	the risk that the merger might not be consummated in a timely manner or at all due to a failure of certain conditions to closing, including with respect to obtaining the required clearance of the transaction by U.S. and applicable competition law approval in Germany, and as a result, the parties may incur significant costs and delays resulting from seeking such consents and approvals and the potential negative impact on the operations and prospects of Abaxis if the merger agreement is terminated or the merger is not completed for any reason;

•	the risk to Abaxis’ business, sales, operations and financial results in the event that the merger is not consummated;

•	the risk of diverting management’s attention from other strategic priorities to focus on matters relevant to the merger;

•	the potential impact on Abaxis’ business of any negative reaction by customers, suppliers or other constituencies after the announcement of the merger;

•	the possible loss of key management or other personnel of Abaxis during the pendency of the merger;

•	the restrictions imposed by the terms of the merger agreement on the conduct of Abaxis’ business prior to completion of the merger, which may delay or prevent Abaxis from undertaking business opportunities that may arise pending completion of the merger, and the resultant risk if the merger is not consummated;

•	the $70 million termination fee payable by Abaxis upon the occurrence of certain events, including the potential of such termination fee to deter other potential acquirers from proposing an alternative transaction that may be more advantageous to Abaxis’ shareholders;

•	the fact that our executive officers and directors may have interests in the merger that are different from, or in addition to, those of our shareholders, as described under “The Merger—Interests of Our Directors and Executive Officers in the Merger”; and

•	that certain terms of the merger agreement prohibit Abaxis and its representatives from soliciting third-party bids and from accepting, approving or recommending third-party bids except in limited circumstances, which terms could reduce the likelihood that other potential acquirers would propose an alternative transaction that may be more advantageous to our shareholders.

Our board of directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The foregoing discussion of reasons for the recommendation to approve the merger is not meant to be exhaustive, but addresses the material information and factors considered by our board of directors in consideration of its recommendation. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, in considering the information and factors described above, individual members of the board of directors each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The board of directors based its unanimous recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement entitled “Caution Regarding Forward-Looking Statements.”

Opinion of Piper Jaffray & Co.

Abaxis retained Piper Jaffray to act as financial advisor to our board of directors, and, if requested, to render to our board of directors an opinion as to the fairness, from a financial point of view, of the merger consideration of $83.00 in cash per share to be received by the holders of shares of Abaxis common stock, other than shares held by Abaxis, Zoetis, Merger Sub or any of their subsidiaries and shares with respect to which dissenters rights have been properly demanded in accordance with the Corporations Code of the State of California (the “excluded shares”).

The full text of the Piper Jaffray written opinion dated May 15, 2018 (the “Piper Jaffray opinion”), which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Annex C. Shareholders are urged to, and should, carefully read the Piper Jaffray opinion in its entirety and this summary is qualified in its entirety by reference to the Piper Jaffray opinion. The Piper Jaffray opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration of $83.00 in cash per share to be received by the holders of shares of Abaxis common stock (other than the holders of the excluded shares) in the merger. The Piper Jaffray opinion was directed to our board of directors in connection with its consideration of the merger and was not intended to be, and does not constitute, a recommendation to any holders of shares of Abaxis common stock as to how such holders should vote or act with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Piper Jaffray, among other things:

•	reviewed and analyzed the financial terms of the merger agreement;

•	reviewed and analyzed certain financial and other data with respect to Abaxis that was publicly available;

•	reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Abaxis that were publicly available, as well as those that were furnished to Piper Jaffray by Abaxis;

•	conducted discussions with members of senior management and representatives of Abaxis concerning the immediately preceding matters described above, as well as Abaxis’s business and prospects before and after giving effect to the merger;

•	reviewed the current and historical reported prices and trading activity of shares of Abaxis common stock and similar information for certain other companies deemed by Piper Jaffray to be comparable to Abaxis;

•	compared the financial performance of Abaxis with that of certain other publicly-traded companies that Piper Jaffray deemed relevant;

•	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Jaffray deemed relevant; and

•	conducted a discounted cash flow analysis on Abaxis based on May 2018 forecasts that were prepared by Abaxis management, which are described below in the section titled “The Merger—Certain Financial Forecasts Utilized by Abaxis in Connection with the Merger”.

In addition, Piper Jaffray conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary in arriving at its opinion.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which analyses were reviewed with our board of directors at a meeting held on May 15, 2018.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of these analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or our board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 14, 2018, and is not necessarily indicative of current market conditions.

For purposes of its analyses, and unless the context indicates otherwise, Piper Jaffray calculated (i) Abaxis’s implied equity value based on diluted shares of Abaxis common stock and Abaxis common stock equivalents outstanding, including restricted stock units and performance stock units, calculated using the treasury stock method, and (ii) enterprise value (“EV”), to be implied equity value, plus debt (including capital lease obligations and non-controlling interests), which in the case of Abaxis was approximately $277,000, as of May 11, 2018, less cash and cash equivalents, which, in the case of Abaxis, was approximately $186.0 million, as of May 11, 2018.

Historical Trading Analysis

Piper Jaffray reviewed the historical closing prices and trading volumes for shares of Abaxis common stock over the one-year period ended May 14, 2018, in order to provide background information on the prices at which shares of Abaxis common stock have historically traded. The following table summarizes some of these historical closing prices as well as the premium that the merger consideration reflects as compared to the referenced closing prices:

	Closing Price per Share	Premium
Price on May 14, 2018	$72.17	15.0%
1 day prior VWAP (May 13, 2018)	$70.83	17.2%
1 week prior VWAP (May 7, 2018)	$69.09	20.1%
4 weeks prior VWAP (April 16, 2018)	$69.64	19.2%
52-week high (January 29, 2018)	$78.53	5.7%
52-week low (September 9, 2017)	$43.66	90.1%
Merger Consideration	$83.00	—

Selected Public Companies Analysis

Piper Jaffray reviewed projected financial data of Abaxis for the years ending December 31, 2018 and December 31, 2019, and compared such data to corresponding historical balance sheet data and consensus Wall Street research forecasts for publicly traded animal health diagnostics companies, animal health distributors, point-of-care diagnostics companies and animal health pharmaceutical companies that Piper Jaffray believed were comparable to Abaxis’s financial profile. For the purpose of such comparison, Piper Jaffray selected public companies that it considered to be animal health diagnostics companies, animal health distributors, point-of-care diagnostics companies or animal health pharmaceutical companies.

Based on these criteria, Piper Jaffray selected the following nine companies:

•	IDEXX Laboratories, Inc.

•	Heska Corporation

•	Henry Schein, Inc.

•	Patterson Companies, Inc.

•	Quidel Corporation

•	OraSure Technologies, Inc.

•	Meridian Bioscience, Inc.

•	Trinity Biotech plc

•	Zoetis Inc.

For the selected public companies analysis, Piper Jaffray compared the last twelve months (“LTM”) and calendar year (“calendar year” or “CY”), projected 2018 and 2019 revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), projected revenue growth, EV/revenue, EV/EBITDA and price per earnings (“P/E”) multiples for Abaxis based on the merger consideration and on the closing price per share of Abaxis common stock on May 14, 2018 on the one hand, to the corresponding figures for the selected public companies on the other hand. Piper Jaffray calendarized projected CY 2018 and CY 2019 revenue, EBITDA and earnings per share estimates for Abaxis based on fiscal year estimates provided by Abaxis management in the May 2018 forecasts. Projected CY 2018 and CY 2019 revenue, EBITDA and revenue growth for the selected public companies were based on Wall Street consensus estimates.

The analysis indicated the following multiples for the selected public companies:

	EV to Revenue(1)			EV to EBITDA(2)			P/E
Company	LTM	CY 2018	CY 2019	LTM	CY 2018	CY 2019	CY 2018	CY 2019
IDEXX Laboratories, Inc.	9.6x	8.8x	8.0x	38.0x	33.8x	29.4x	50.7x	43.5x
Heska Corporation	5.7x	5.4x	4.9x	34.4x	28.0x	25.7x	54.0x	43.1x
Henry Schein, Inc.	1.1x	1.0x	1.0x	13.0x	12.5x	12.5x	17.9x	16.9x
Patterson Companies, Inc.	0.6x	0.6x	0.6x	9.0x	10.8x	9.7x	13.6x	11.4x
Quidel Corporation	6.7x	4.8x	4.8x	24.7x	14.4x	13.8x	22.0x	21.0x
OraSure Technologies, Inc.	4.8x	4.6x	4.2x	27.8x	25.6x	17.6x	37.9x	31.2x
Meridian Bioscience, Inc.	2.8x	2.8x	2.7x	11.7x	8.4x	10.1x	19.0x	17.6x
Trinity Biotech plc	1.4x	1.4x	1.3x	15.1x	NA	NA	16.7x	10.0x
Zoetis Inc.	8.2x	7.7x	7.3x	21.5x	19.7x	17.9x	27.5x	24.6x

(1)	LTM Revenue as of March 31, 2018 with the exception of Patterson Companies, Inc. (“PDCO”) (LTM as of January 30, 2018).
(2)	“NA” refers to multiples that were not publically available.

		Animal Health Diagnostics		Animal Health Distribution Companies		Point-of-Care Diagnostics Companies		Animal Health Pharmaceutical Companies
	Abaxis(1)	Mean	Median	Mean	Median	Mean	Median	Mean	Median
LTM Revenue	245	$1,089	$1,089	$9,135	$9,135	$214	$193	$5,442	$5,442
Projected CY 2018 revenue	$281	$1,185	$1,185	$9,480	$9,480	$255	$199	$5,736	$5,736
Projected CY 2019 revenue	$319	$1,304	$1,304	$9,578	$9,578	$264	$212	$6,073	$6,073
LTM EBITDA(2)	$46	$270	$270	$720	$720	$48	$41	$2,068	$2,068
Projected CY 2018 EBITDA(2)	$52	$305	$305	$711	$711	$70	$52	$2,259	$2,259
Projected CY 2019 EBITDA(2)	$66	$349	$349	$725	$725	$72	$54	$2,480	$2,480
Revenue Growth Projected CY 2018	20%	11%	11%	4%	4%	26%	7%	8%	8%
Revenue Growth Projected CY 2019	14%	11%	11%	2%	2%	5%	4%	6%	6%
LTM EV/Revenue(3)	7.4x	7.7x	7.7x	0.8x	0.8x	4.0x	3.8x	8.2x	8.2x
Projected CY 2018 EV/revenue(3)	6.4x	7.1x	7.1x	0.8x	0.8x	3.4x	3.7x	7.7x	7.7x
Projected CY 2019 EV/revenue(3)	5.7x	6.4x	6.4x	0.8x	0.8x	3.2x	3.4x	7.3x	7.3x
LTM EV/EBITDA	39.0x	36.2x	36.2x	11.0x	11.0x	19.8x	19.9x	21.5x	21.5x
Projected CY 2018 EV/EBITDA	34.7x	30.9x	30.9x	11.7x	11.7x	16.1x	14.4x	19.7x	19.7x
Projected CY 2019 EV/EBITDA	27.4x	27.5x	27.5x	11.1x	11.1x	13.8x	13.8x	17.9x	17.9x
EV to projected CY 2018 P/E	61.4x	52.3x	52.3x	15.7x	15.7x	23.9x	20.5x	27.5x	27.5x
EV to projected CY 2019 P/E	46.6x	43.3x	43.3x	14.2x	14.2x	19.9x	19.3x	24.6x	24.6x

(1)	Based on the merger consideration of $83.00 per share.
(2)	LTM EBITDA as of March 31, 2018 with the exception of PDCO (LTM as of January 30, 2018) and Trinity Biotech plc (“TRIB”). TRIB LTM revenue is as of March 31, 2018 and depreciation and amortization is as of December 31, 2017.
(3)	LTM Revenue as of March 31, 2018 with the exception of PDCO (LTM as of January 30, 2018)

Based on this analysis, Piper Jaffray noted that, with respect to Abaxis, the EV/revenue and EV/EBITDA multiples were close to or fell between the mean and median range of EV/revenue or EV/EBITDA multiples, as applicable, for the selected public companies, and the EV/CY P/E multiple exceeded the mean and median multiples for the selected public companies. In addition, Piper Jaffray observed that the range of implied per share values for Abaxis common stock based on the mean and median for each analysis yielded the following, as compared to the merger consideration:

Implied Per Share Value of Abaxis Common Stock
Animal Health Diagnostics
LTM EBITDA	$78-$78
2018 Estimated EBITDA	$75-$75
2019 Estimated EBITDA	$83-$83
2018 Estimated P/E	$71-$71
2019 Estimated P/E	$77-$77
Animal Health Distributors
LTM EBITDA	$29-$29
2018 Estimated EBITDA	$33-$33
2019 Estimated EBITDA	$38-$38
2018 Estimated P/E	$21-$21
2019 Estimated P/E	$25-$25
Point-of-Care Diagnostics Companies
LTM Revenue	$47-$48
2018 Estimated Revenue	$48-$51
2019 Estimated Revenue	$51-$53
LTM EBITDA	$46-$46
2018 Estimated EBITDA	$39-$43
2019 Estimated EBITDA	$46-$46
2018 Estimated P/E	$28-$32
2019 Estimated P/E	$34-$36
Animal Health Pharmaceuticals
2018 Estimated EBITDA	$50-$50
2019 Estimated EBITDA	$57-$57
2018 Estimated P/E	$37-$37
2019 Estimated P/E	$44-$44
Merger consideration	$83.00

Selected M&A Transaction Analysis

Piper Jaffray reviewed merger and acquisition, (“M&A”), transactions involving target companies in the animal health, medical diagnostics and other industries that Piper Jaffray believed were comparable to Abaxis’s financial profile. Piper Jaffray selected transactions that were announced after January 1, 2009 for which it considered the target to be an animal health pharmaceutical company, point-of-care diagnostics company, animal health diagnostics company, animal health clinic or animal health distributor.

Based on these criteria, Piper Jaffray selected the following 28 transactions:

Target	Acquiror	Date of Transaction Announcement
Point-of-Care Diagnostics Companies
Alere Inc.	Quidel Corporation	June 20, 2017
Alere Inc.	Abbott Laboratories	April 13, 2017
Cepheid Inc.	Danaher Corporation	September 6, 2016
BioFire Diagnostics, Inc.	bioMerieux	September 3, 2013
HemoCue AB	Danaher Corporation	February 24, 2013
Dako Denmark A/S	Agilent Technologies Inc.	May 17, 2012
Axis Shield plc	Alere Inc.	October 6, 2011
Phadia AB	Thermo Fisher Scientific Inc.	May 19, 2011
Beckman Coulter Inc.	Danaher Corporation	February 7, 2011
Dionex Corporation	Thermo Fisher Scientific Inc.	December 13, 2010
B.R.A.H.M.S. AG	Thermo Fisher Scientific Inc.	October 1, 2009
Concateno plc	Inverness Medical Innovations Inc.	June 5, 2009
Animal Health Distributors
Butler Schein Animal Health Supply, LLC	Vets First Choice	April 23, 2018
Animal Health International, Inc.	Patterson Companies, Inc.	May 4, 2015
MWI Veterinary Supply, Inc.	AmerisourceBergen Corporation	January 12, 2015
Animal Health International, Inc.	Lextron, Inc.	March 14, 2011
Butler Animal Health Supply, LLC	Henry Schein, Inc.	November 30, 2009
Animal Health Clinics
VCA Inc.	Mars, Inc.	January 9, 2017
BluePearl Veterinary Partners	Mars, Inc.	October 9, 2015
PetVet Care Centers, LLC	Ontario Teachers’ Pension Plan	January 6, 2015
National Veterinary Associates, Inc.	Ares Management, L.P.	July 17, 2014
Animal Health Pharmaceuticals
Nexvet Biopharma plc	Zoetis	April 13, 2017
Merial, Ltd.	Boehringer Ingelheim	June 27, 2016
Putney, Inc.	Dechra Pharmaceuticals PLC	March 15, 2016
PHARMAQ	Zoetis	November 2, 2015
Abbott Animal Health (certain assets)	Zoetis	November 17, 2014
Eli Lilly and Co. (certain Novartis assets)	Virbac SA	October 27, 2014
Novartis Animal Health	Eli Lilly and Co.	April 22, 2014

For the selected M&A transactions analysis with respect to point-of-care diagnostics companies, Piper Jaffray compared EV/LTM revenue, EV/forward twelve months (“FTM”) revenue, EV/LTM EBITDA and EV/FTM EBITDA multiples for Abaxis, based on the merger consideration, to the corresponding figures and multiples for each selected transaction. For the selected M&A transactions analysis with respect to animal health distributors and animal health clinics, Piper Jaffray compared EV/LTM EBITDA multiples for Abaxis, based on the merger consideration, to the corresponding figures and multiples for each selected transaction. For the selected M&A transactions analysis with respect to animal health pharmaceuticals companies, Piper Jaffray compared EV/LTM revenue multiples for Abaxis, based on the merger consideration, to the corresponding figures and multiples for each selected transaction. LTM revenues and LTM EBITDA for Abaxis were based on preliminary historical financial data as of March 31, 2018. Projected FTM revenues and FTM EBITDA for Abaxis were as of March 31, 2019 and were based on the May 2018 forecasts. FTM revenues and FTM EBITDA for the selected transactions were based on selected Wall Street research. Piper Jaffray determined that EV/LTM revenue and EV/FTM revenue transaction multiples were not meaningful, and therefore omitted them, if they were negative or greater than 15.0x, that EV/LTM EBITDA transaction multiples were not meaningful, and therefore omitted them, if they were negative or greater than 40.0x and that EV/FTM EBITDA transaction multiples were not meaningful, and therefore omitted them, if they were negative or greater than 35.0x.

The analysis indicated the following multiples for the selected transactions:

Point-of-Care Diagnostics Companies
Target	Acquiror	EV	EV / LTM Revenue	EV / FTM Revenue(1)	EV / LTM EBITDA(1)(2)	EV / FTM EBITDA(1)(2)
Alere Inc.	Quidel Corporation	$680	3.5x	NA	NA	NA
Alere Inc.	Abbott Laboratories	$7,579	3.2x	3.2x	22.0x	14.4x
Cepheid Inc.	Danaher Corporation	$4,079	7.2x	6.1x	NM	NM
BioFire Diagnostics, Inc.	bioMerieux	$450	6.4x	5.6x	NA	NA
HemoCue AB	Danaher Corporation	$300	2.6x	2.4x	13.0x	11.8x
Dako Denmark A/S	Agilent Technologies Inc.	$2,200	6.7x	5.9x	22.0x	NA
Axis Shield plc	Alere Inc.	$382	2.3x	2.1x	15.9x	13.8x
Phadia AB	Thermo Fisher Scientific Inc.	$3,520	6.7x	NA	16.6x	NA
Beckman Coulter Inc.	Danaher Corporation	$6,744	1.8x	1.7x	8.4x	8.2x
Dionex Corporation	Thermo Fisher Scientific Inc.	$2,214	5.1x	4.6x	21.4x	18.2x
B.R.A.H.M.S. AG	Thermo Fisher Scientific Inc.	$470	4.5x	NA	NA	NA
Concateno plc	Inverness Medical Innovations Inc.	$241	3.2x	2.7x	12.2x	11.1x

(1)	“NA” refers to multiples that were not publically available.
(2)	“NM” refers to multiples determined to be non-meaningful for the reasons discussed above.

Point-of-Care Diagnostics Companies
Selected Comparable M&A Transactions
	Abaxis(1)	High	75th%	Mean	Median	25th%	Low
EV	$1,809	$7,579	$3,660	$2,405	$1,440	$433	$241
EV to LTM revenue	7.4x	7.2x	6.5x	4.4x	4.0x	3.0x	1.8x
EV to FTM revenue	6.2x	6.1x	5.6x	3.8x	3.2x	2.4x	1.7x
EV to LTM EBITDA	39.0x	22.0x	21.6x	16.4x	16.2x	12.8x	8.4x
EV to FTM EBITDA	33.5x	18.2x	14.2x	12.9x	12.8x	11.3x	8.2x

(1)	Based on the merger consideration of $83.00 per share.

Animal Health Distributors
Target	Acquiror	EV	LTM Revenue	LTM EBITDA	EV / LTM REVENUE	EV / LTM EBITDA
Butler Schein Animal Health Supply, LLC	Vets First Choice	$3,100	$3,477	$213	0.9x	14.6x
Animal Health International, Inc.	Patterson Companies, Inc.	$1,100	$1,500	$68	0.7x	16.2x
MWI Veterinary Supply, Inc.	AmerisourceBergen Corporation	$2,523	$3,092	$136	0.8x	18.6x
Animal Health International, Inc.	Lextron, Inc.	$251	$712	$22	0.4x	11.3x
Butler Animal Health Supply, LLC	Henry Schein, Inc.	$205	$196	$21	1.0x	9.7x

Animal Health Distributors
		Selected Comparable M&A Transactions
	Abaxis(1)	High	75th%	Mean	Median	25th%	Low
EV	$1,809	$3,100	$2,523	$1,436	$1,100	$251	$205
LTM revenue	$245	$3,477	$3,092	$1,795	$1,500	$712	$196
LTM EBITDA	$46	$213	$136	$92	$68	$22	$21
EV to LTM Revenue	7.4x	1.0x	0.9x	0.8x	0.8x	0.7x	0.4x
EV to LTM EBITDA	39.0x	18.6x	16.2x	14.1x	14.6x	11.3x	9.7x

(1)	Based on the merger consideration of $83.00 per share.

Animal Health Clinics
Target	Acquiror	EV	LTM Revenue	EV / LTM REVENUE(1)	EV / LTM EBITDA(1)
VCA Inc.	Mars, Inc.	$9,068	$2,517	3.6x	18.4x
BluePearl Veterinary Partners	Mars, Inc.	NA	NA	NA	17.0x
PetVet Care Centers, LLC	Ontario Teachers’ Pension Plan	$440	NA	NA	11.0x
National Veterinary Associates, Inc.	Ares Management, L.P.	$800	NA	3.0x	13.0x

(1)	“NA” refers to multiples that were not publically available.

Animal Health Clinics
		Selected Comparable M&A Transactions
	Abaxis(1)	High	75th%	Mean	Median	25th%	Low
EV	$1,809	$9,068	$4,934	$3,436	$800	$620	$440
LTM revenue	$245	$2,517	$2,517	$2,517	$2,517	$2,517	$2,517
EV to LTM Revenue	7.4x	3.6x	3.5x	3.3x	3.3x	3.2x	3.0x
EV to LTM EBITDA	39.0x	18.4x	17.4x	14.9x	15.0x	12.5x	11.0x

(1)	Based on the merger consideration of $83.00 per share.

Animal Health Pharmaceuticals
Target	Acquiror	EV	EV / LTM Revenue(2)	EV / LTM EBITDA(1)(2)
Nexvet Biopharma plc	Zoetis	$70	NM	NM
Merial, Ltd.	Boehringer Ingelheim	$12,563	4.6x	NA
Putney, Inc.	Dechra Pharmaceuticals PLC	$200	4.0x	NA
PHARMAQ	Zoetis	$765	9.6x	NA
Abbott Animal Health (certain assets)	Zoetis	$255	3.2x	NA
Eli Lilly and Co. (certain Novartis assets)	Virbac SA	$410	4.3x	NA
Novartis Animal Health	Eli Lilly & Co	$5,400	4.9x	15.0x

(1)	“NA” refers to multiples that were not publically available.
(2)	“NM” refers to multiples determined to be non-meaningful for the reasons discussed above.

Animal Health Pharmaceuticals
Selected Comparable M&A Transactions
	Abaxis(1)	High	75th%	Mean	Median	25th%	Low
EV	$1,809	$12,563	$3,083	$2,809	$410	$228	$70
EV to LTM Revenue	7.4x	9.6x	4.8x	5.1x	4.4x	4.1x	3.2x
EV to LTM EBITDA	39.0x	15.0x	15.0x	15.0x	15.0x	15.0x	15.0x

(1)	Based on the merger consideration of $83.00 per share.

Based on this analysis, Piper Jaffray noted that, with respect to Abaxis, the EV/revenue and EV/EBITDA multiples either exceeded the “High” or fell between the mean 75th percentile and the “High” of the implied EVs for the selected M&A transactions. In addition, Piper Jaffray observed that the range of implied per share values for common stock based on the mean and median for each analysis, yielded the following, as compared to the merger consideration:

Implied Per Share Value of Abaxis Common Stock
Point-of-Care Diagnostics Companies
LTM Revenue	$48-$53
FTM Revenue	$46-$54
LTM EBITDA	$39-$39
FTM EBITDA	$36-$37
Animal Health Distributors
LTM EBITDA	$35-$36
Animal Health Clinics
LTM EBITDA	$36-$37
Animal Health Pharmaceuticals
LTM Revenue	$53-$60
Merger Consideration	$83

Premiums Paid Analysis

Piper Jaffray reviewed publicly available information for selected completed or pending M&A transactions to determine the premiums paid in such transactions over recent trading prices of the target companies prior to announcement of the transaction. Piper Jaffray selected transactions for which Piper Jaffray considered the targets to be public healthcare companies acquired in a merger or acquisition and analyzed the transaction premiums, and applied, among others, the following criteria:

•	Selected transactions where the target was a healthcare company based on CIQ codes and professional judgement;

•	M&A announcement date between January 1, 2008 and May 14, 2018 (excluding deals with one-week negative premiums or premiums over 100%);

•	implied EV of target greater than $1.5 billion and less than $2.5 billion; and

•	acquisition of the whole company or a majority stake.

Based on these criteria, Piper Jaffray selected 28 transactions, and the table below shows a comparison of premiums paid in the selected transactions over certain time periods to the premium that would be paid to the holders of Abaxis common stock based on the merger consideration of $83.00 per share.

The analysis indicated the following premiums:

			Selected Transactions
	Abaxis(1)		High	75th%	Mean	Median	25th%	Low
Premium 1 day prior (to announcement of merger)	17.2%(	2)	93.2%	36.3%	30.1%	26.6%	15.7%	0.4%
Premium 1 week prior (to announcement of merger)	20.1%(	3)	83.5%	39.8%	32.5%	29.6%	22.0%	0.3%
Premium 4 weeks prior (to announcement of merger)	19.2%(	4)	96.6%	41.7%	32.4%	31.0%	19.4%	(0.8%)

(1)	Based on the merger consideration of $83.00 per share.
(2)	Based on the volume weighted average price per share of $70.83 on May 13, 2018.
(3)	Based on the volume weighted average price per share of $69.09 one week prior.
(4)	Based on the volume weighted average price per share of $69.64 four weeks prior.

The premiums paid analysis showed that the premiums over the market prices for one day prior to the announcement of the merger for Abaxis common stock implied by the merger consideration fell between the 25th percentile and median range of premiums paid in the selected transactions and that the premiums over the market prices for one week prior to the announcement of the merger for Abaxis common stock implied by the merger consideration fell between the minimum and the 25th percentile range of premiums paid in the selected transactions for the corresponding periods. The premiums paid analysis also showed that the premiums over the market prices for four weeks prior to the announcement of the merger implied by the merger consideration fell between the minimum and the 25th percentile range of premiums paid in the selected transactions for the corresponding periods. In addition, Piper Jaffray observed that the range of implied per share values for Abaxis common stock, based on the mean and median for each analysis yielded the following, as compared to the merger consideration.

Implied Per Share Value of Abaxis Common Stock
Premium 1 day prior (to announcement of merger)	$90-$92
Premium 4 weeks prior (to announcement of merger)	$91-$92
Merger consideration	$83.00

Discounted Cash Flows Analysis

Using a discounted cash flows analysis, Piper Jaffray calculated an estimated range of theoretical EVs for Abaxis based on the net present value of (i) projected free cash flows to the firm for fiscal year 2019 through fiscal year 2023 and (ii) a projected terminal value at December 31, 2023 based upon terminal EBITDA multiples between 20.0x and 22.0x, selected by Piper Jaffray based on its professional judgment, and in each case, discounted back to May 14, 2018. The free cash flows to the firm for each fiscal year and terminal year value were calculated from the May 2018 forecasts. Piper Jaffray calculated the range of net present values for free cash flows to the firm for such periods based on a range of discount rates ranging from 11.8% to 13.8%, based on its estimation of Abaxis’s weighted average cost of capital of 12.8%.

This analysis resulted in implied per share values for Abaxis common stock ranging from $67 to $77 per share. Piper Jaffray observed that the merger consideration was greater than the highest implied per share value derived from this analysis.

Other Information — Company Analyst Price Targets

Piper Jaffray also noted for our board of directors the following additional information that was not relied upon in rendering its opinion, but was provided for informational purposes.

Piper Jaffray reviewed selected Wall Street research equity analyst per share target prices for shares of Abaxis common stock from January 26, 2018 to May 1, 2018. The range of these target prices was $42.00 to $90.00, with an average target price of $67.67.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Piper Jaffray and reviewed with our board of directors, but summarizes the material analyses performed by Piper Jaffray in rendering its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis.

Instead, Piper Jaffray made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Jaffray’s view of the actual value of the Abaxis common stock.

None of the selected companies or transactions used in the analyses above is directly comparable to Abaxis or the merger. Accordingly, an analysis of the results of the comparisons is not purely mathematical; rather, it involves considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and target companies in the selected transactions and other factors that could affect the public trading value or transaction value of the companies involved.

Piper Jaffray performed its analyses for purposes of providing its opinion to our board of directors. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Piper Jaffray are based upon the May 2018 forecasts, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These financial forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Neither Piper Jaffray nor Abaxis assumes responsibility if future results are materially different from projected financial results.

Piper Jaffray’s opinion was one of many factors taken into consideration by our board of directors in making the determination to approve the merger agreement. While Piper Jaffray provided advice to our board of directors during Abaxis’s negotiations with Zoetis, our board of directors determined the amount of merger consideration and Piper Jaffray did not recommend any specific amount or type of merger consideration.

Piper Jaffray relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Jaffray or discussed with or reviewed by Piper Jaffray. Piper Jaffray further relied upon the assurances of the management of Abaxis that the financial information provided was prepared on a reasonable basis in accordance with industry practice, and that they were not aware of any information or facts that would make any information provided to Piper Jaffray incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its opinion, Piper Jaffray assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by Piper Jaffray, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Abaxis as to the expected future results of operations and financial condition of Abaxis. Piper Jaffray expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Piper Jaffray relied on advice of the outside counsel and the independent accountants to Abaxis, and, with the consent of the board of directors of Abaxis on the assumptions of the management of Abaxis, as to all accounting, legal, tax and financial reporting matters with respect to Abaxis and the merger agreement.

In arriving at its opinion, Piper Jaffray relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the merger will be consummated pursuant to the terms of the merger agreement without amendments thereto and (iv) all conditions to the consummation of the merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that would not adversely affect Abaxis or the contemplated benefits of the merger.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Abaxis, and Piper Jaffray was not furnished or provided with any such appraisals or valuations, nor did Piper Jaffray evaluate the solvency of Abaxis under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray in connection with its opinion were going concern analyses. Piper Jaffray expressed no opinion regarding the liquidation value of Abaxis or any other entity. Without limiting the generality of the foregoing, Piper Jaffray undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Abaxis or any of its affiliates is a party or may be subject, and at Abaxis’s direction and with its consent, Piper Jaffray’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Jaffray also assumed that neither Abaxis nor Zoetis is party to any material pending transaction, including without limitation, any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger.

Piper Jaffray’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Piper Jaffray did not express any opinion as to the price at which shares of Abaxis common stock may trade following announcement of the merger or at any future time. Piper Jaffray did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Piper Jaffray’s opinion addressed solely the fairness, from a financial point of view, to holders of Abaxis common stock (other than excluded shares) of the merger consideration to be received by such holders under the merger agreement and did not address any other terms or agreement relating to the merger or any other terms of the merger agreement. Piper Jaffray was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the merger, the merits of the merger relative to any alternative transaction or business strategy that may be available to Abaxis, Zoetis’s ability to fund the merger consideration, or any other terms contemplated by the merger agreement or the fairness of the merger to any other class of securities, creditor or other constituency of Abaxis. Furthermore, Piper Jaffray expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the merger, or any class of such persons, relative to the merger consideration or with respect to the fairness of any such compensation.

Information about Piper Jaffray

As a part of its investment banking business, Piper Jaffray is regularly engaged in the valuation of businesses in the animal health, medical diagnostics and other industries and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Our board of directors selected Piper Jaffray to be its financial advisor and render its fairness opinion in connection with the merger on the basis of such experience and its familiarity with Abaxis.

Piper Jaffray acted as a financial advisor to Abaxis in connection with the merger and will receive a fee, currently estimated to be approximately $17.6 million from Abaxis. Approximately 94% of such fee is contingent upon the consummation of the merger, and $1 million of such fee has been earned by Piper Jaffray for rendering its fairness opinion and is creditable against the total fee. The opinion fee was not contingent upon the consummation of the merger or the conclusions reached in Piper Jaffray’s opinion. Piper Jaffray has not received fees or other compensation from either Abaxis or Zoetis in the three years prior to the issuance of its fairness opinion, other than fees it will receive from Abaxis in connection with the merger pursuant to the terms of its engagement. Abaxis has also agreed to indemnify Piper Jaffray against certain liabilities and reimburse Piper Jaffray for certain expenses in connection with its services. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of Abaxis and Zoetis for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In the ordinary course of its business, Piper Jaffray may publish research on the Abaxis common stock. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to Abaxis or Zoetis or entities that are affiliated with Abaxis or Zoetis, for which Piper Jaffray would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s research department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations and/or publish research reports with respect to Abaxis and the merger and other participants in the merger that differ from the opinions of Piper Jaffray’s investment banking personnel.

Certain Financial Forecasts Utilized by Abaxis in Connection with the Merger

Abaxis does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results, other than our annual and quarterly guidance, due to the inherent unpredictability of the underlying long-term assumptions, estimates and projections.

However, Abaxis is including a summary of certain previously nonpublic unaudited prospective financial information prepared by its management (the “financial forecasts”), consisting of the November 2017 forecasts and the May 2018 forecasts, to provide Abaxis shareholders with access to information that was made available to our board of directors in connection with its evaluation of the proposed merger with Zoetis and the merger consideration. The November 2017 forecasts were also made available to Zoetis and Piper Jaffray in November 2017 and to Party A in December 2017. The May 2018 forecasts were also provided to Piper Jaffray in May 2018 in connection with the rendering of its opinion to our board of directors and performance of its related financial analyses. The November 2017 forecasts were not used by Piper Jaffray in connection with the rendering of its opinion to our board of directors and performance of its related financial analyses. See also the section entitled “The Merger—Opinion of Abaxis’ Financial Advisor” beginning on page 28 of this proxy statement.

The information set forth below is included solely to give Abaxis shareholders access to relevant portions of such financial forecasts and is not included in this proxy statement to influence any Abaxis shareholder to vote in favor of the merger agreement proposal or for any other purpose, including whether or not to seek appraisal rights with respect to a shareholder’s shares of Abaxis common stock.

The financial forecasts were not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (“GAAP”), nor were they prepared with a view toward compliance with published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. In addition, the financial forecasts were not based on any comprehensive set of accounting rules or principles, nor were they prepared with the assistance of or reviewed, compiled or examined by independent accountants. The financial forecasts may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the merger.

The November 2017 forecasts were prepared in November 2017 and the May 2018 forecasts were prepared in May 2018, and while presented with numerical specificity, the financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond Abaxis management’s control. Given that the financial forecasts cover multiple years, by their nature, they become subject to greater uncertainty with each successive year beyond their preparation. Important factors that may affect actual results and result in such forecasts not being achieved include: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and the inability to complete the merger due to the failure to obtain shareholder approval of the merger agreement, the merger or the principal terms thereof or the failure to satisfy other conditions to completion of the merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, and risks and uncertainties pertaining to our business, including the risks and uncertainties detailed in our public periodic filings with the SEC. In addition, the financial forecasts may be affected by our ability to achieve strategic goals, objectives and targets over the applicable period. The assumptions upon which the financial forecasts were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which we operate, and the risk and uncertainties described under “Caution Regarding Forward-Looking Statements”, all of which are difficult or impossible to predict accurately and many of which are beyond our control. The financial forecasts also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Abaxis business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the such forecasts were prepared.

The financial forecasts were developed by Abaxis management on a standalone basis without giving effect to the merger and the other transactions contemplated by the merger agreement, or any changes to Abaxis’ operations or strategy that may be implemented after the consummation of the merger, including any costs incurred in connection with the merger and the other transactions contemplated by the merger agreement. Furthermore, the financial forecasts do not take into account the effect of any failure of the merger and the other transactions contemplated by the merger agreement to be completed and should not be viewed as accurate or continuing in that context.

Accordingly, there can be no assurance that the financial forecasts will be realized, and actual results will differ, and may differ materially, from those shown. The inclusion of the financial forecasts in this proxy statement should not be regarded as an indication that any of Abaxis, Piper Jaffray, Zoetis, Merger Sub or any of their respective affiliates, officers, directors, advisors or other representatives considered or consider the financial forecasts necessarily predictive of actual future events, and the financial forecasts should not be relied upon as such. None of Abaxis, Piper Jaffray, Zoetis, Merger Sub or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the financial forecasts, and Abaxis undertakes no obligation to update or otherwise revise or reconcile the financial forecasts to reflect circumstances existing after the date such financial forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial forecasts are shown to be in error. None of Abaxis, or, to the knowledge of Abaxis, Zoetis and Merger Sub, intends to make publicly available any update or other revisions to the financial forecasts. None of Abaxis, Piper Jaffray, Zoetis, Merger Sub or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of Abaxis compared to the information contained in the financial forecasts or that forecasted results will be achieved (other than the representations in the merger agreement that Abaxis made to Zoetis and Merger Sub).

The financial forecasts includes certain non-GAAP financial measures, including EBITDA and free cash flow to the firm (“FCFF”). Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Abaxis may not be comparable to similarly titled amounts used by other companies.

In light of the foregoing factors and the uncertainties inherent in these projections, shareholders of Abaxis are cautioned not to place undue, if any, reliance on these projections.

November 2017 Forecasts

The following is a summary of the November 2017 forecasts (in millions):

	FY17A	FY18E	FY19E	FY20E	FY21E	FY22E
Revenue	$227	$244	$286	$323	$368	$407
EBITDA(1)	$52	$48	$58	$69	$85	$101
Operating Income	$45	$40	$49	$59	$74	$88

1.	EBITDA is a non-GAAP financial measure calculated by starting with Operating Income and adding depreciation and amortization expenses.

May 2018 Forecasts

The May 2018 forecasts reflected Abaxis management’s best estimates as of May 7, 2018, taking into account the actual results for the third and fourth quarter of fiscal year 2018 and the completion of the budget setting process for fiscal year 2019, and the projected future financial performance of Abaxis including, among other things, increased confidence in topline growth based on marketplace responses to new product launches, execution of core business objectives across legacy product lines and expected yields from completion of recent sales force expansion, and included the addition of projections for fiscal year 2023.

The following is a summary of the May 2018 forecasts (in millions):

	FY18A	FY19E	FY20E	FY21E	FY22E	FY23E
Revenue	$245	$293	$328	$371	$411	$449
EBITDA(1)	$46	$54	$70	$86	$101	$117
Operating Income	$39	$45	$60	$74	$88	$102
FCFF(2)	$34	$29	$40	$51	$63	$75

1.	EBITDA is a non-GAAP financial measure calculated by starting with Operating Income and adding depreciation and amortization expenses.
2.	FCFF is a non-GAAP financial measure calculated by Piper Jaffray by starting with the product of Operating Income (as provided by Abaxis management and shown in the table above, which is net of stock based compensation) and one minus the tax rate (which is assumed in the May 2018 forecasts to stay constant at 25% over the periods covered therein), adding depreciation and amortization, and then subtracting capital expenditures and change in net working capital.

Vote Required and Recommendation of the Board of Directors

At a special meeting of our board of directors held on May 15, 2018, our board of directors unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, determined that the merger agreement and the merger are fair to, and in the best interests of, Abaxis and its shareholders, directed that the merger agreement proposal be submitted to a vote for adoption at the Special Meeting, and unanimously recommended that our shareholders vote in favor of approval of the merger agreement, the merger and the principal terms thereof.

The merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Abaxis common stock at the close of business on the record date. Abstentions and broker non-votes, if any, will have the same effect as “against” votes with respect to the merger agreement proposal.

Our board of directors recommends that the Abaxis shareholders vote “FOR” the merger agreement proposal.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors to vote in favor of the merger agreement proposal, shareholders should be aware that our directors and executive officers have interests in the consummation of the merger that are different from, or in addition to, the interests of our shareholders generally. The members of the board of directors were aware of such different or additional interests and considered those interests, among other matters, in negotiating, evaluating, and approving the merger agreement, and in recommending to Abaxis’ shareholders that the merger be approved.

Severance

Our executive officers participate in our Executive Change of Control Severance Plan, or the severance plan. The severance plan (with respect to Mr. Taylor and Dr. Tockman, as adjusted by their respective offer letter agreement or employment agreement, respectively) provides that if the participant’s employment is terminated by us for any reason other than cause, death, or disability within 18 months following a change in control (which would include the merger), the participant would be eligible to receive severance benefits as follows:

•	a lump sum cash payment equal to two times the sum of the participant’s annual base salary and the participant’s target annual bonus amount for the year in which the change of control occurs;

•	payment of up to 24 months of premiums for medical, dental and vision benefits;

•	reimbursement, on a monthly basis, of up to 24 months of premiums for disability and life insurance benefits if the participant elects to convert his or her disability and/or life insurance benefits under our plans into individual policies following termination;

•	for a participant who joined the severance plan on or after May 2014 (Mr. Taylor and Dr. Tockman) and whose equity awards did not vest automatically at the effective time of the merger, full vesting of all equity awards;

•	for a participant who joined the severance plan on or after May 2014 (Mr. Taylor and Dr. Tockman), any payment or benefit the participant may receive that would be a “parachute payment” within the meaning of 280G of the Code subject to an excise tax imposed under Section 4999 of the Code (the “excise tax”) would be either paid in full and subject to such excise tax or cut back to an amount that would not trigger the excise tax, whichever results in the greatest economic benefit to the participant; and

•	for a participant who joined the severance plan prior to May 2014 (Messrs. Severson, Aron, Henkel and Wood), payment of an amount equal to any excise tax, as well as a payment in reimbursement of excise taxes and income taxes arising from the initial excise tax payment, subject to a limit of $1,000,000 per participant. We currently do not expect a tax reimbursement to be payable to any of the executive officers, and as set forth below in the section entitled “Golden Parachute Compensation,” we believe that certain executives will have their payments cut back.

Outstanding Shares Held by Executive Officer and Directors

Directors and executive officers will receive the same cash consideration for any shares of Abaxis stock on the same terms and conditions as the other shareholders of Abaxis. As of June 26, 2018, the executive officers and directors of Abaxis beneficially owned, in the aggregate, 1,040,822 shares of Abaxis common stock (which, for clarity, excludes shares of Abaxis common stock issuable upon the exercise of Abaxis stock options and the vesting of Abaxis restricted stock units).

The following table sets forth (i) the number of shares of Abaxis common stock beneficially owned as of June 26, 2018, by each of our executive officers and directors and (ii) the aggregate merger consideration that would be payable for such shares.

Name	Number of Shares Beneficially Owned	Merger Consideration for Shares Beneficially Owned
Executive Officers
Clinton H. Severson*	584,041	$48,475,403
Kenneth P. Aron, Ph.D.	115,499	$9,586,417
Achim Henkel	69,950	$5,805,850
Ross Taylor	15,500	$1,286,500
Craig M. Tockman, DVM	25,678	$2,131,274
Donald P. Wood	65,551	$5,440,733
Directors
Vernon E. Altman, Director	32,303	$2,681,149
Richard J. Bastiani, Ph.D., Director	57,700	$4,789,100
Michael D. Casey, Director	29,200	$2,423,600
Henk J. Evenhuis, Director	18,900	$1,568,700
Prithipal Singh, Ph.D., Director	26,500	$2,199,500
All of our current directors and executive officers as a group (11 persons)	1,040,822	$86,388,226

*	Mr. Severson is also a director.

Treatment of Company Equity Awards

•	Subject to the terms and conditions of the merger agreement, certain Abaxis time- and performance-based restricted stock unit awards (including those held by our executive officers) will vest automatically immediately prior to the effective time of the merger in accordance with their existing terms and will be cancelled and automatically converted into the right to receive $83.00 in respect of each share of Abaxis common stock underlying such awards.

•	Subject to the terms and conditions of the merger agreement, all other Abaxis time- and performance-based restricted stock unit awards (including those held by our executive officers) will be cancelled and automatically converted at the effective time of the merger into time-vesting restricted stock unit awards with respect to shares of Zoetis common stock, par value $0.01 per share, with the number of underlying shares adjusted to reflect an exchange ratio based on the closing prices of shares of Abaxis common stock and Zoetis common stock for the ten full trading days before the closing of the merger, and on substantially the same terms and conditions (including the time-based vesting schedule) as were applicable to such Abaxis restricted stock unit awards immediately prior to the effective time of the merger, except that any performance goals underlying such Abaxis performance-based restricted stock unit awards will be deemed satisfied as of the effective time of the merger.

The tables below sets forth, for each of our executive officers and directors holding Abaxis restricted stock units as of June 26, 2018, (i) the aggregate number of restricted stock units and (ii) the value of such restricted stock units on a pre-tax basis, calculated by multiplying $83.00 by the number of shares subject to such restricted stock units.

Name	Number of Company Restricted Stock Units Held	Value of Company Restricted Stock Units ($)
Executive Officers
Clinton H. Severson	207,500	$17,222,500
Kenneth P. Aron, Ph.D.	91,500	$7,594,500
Achim Henkel	91,500	$7,594,500
Ross Taylor	94,500	$7,843,500
Craig M. Tockman, DVM	91,500	$7,594,500
Donald P. Wood	91,500	$7,594,500
Directors
Vernon E. Altman	5,500	$456,500
Richard J. Bastiani, Ph.D.	5,500	$456,500
Michael D. Casey	5,500	$456,500
Henk J. Evenhuis	5,500	$456,500
Prithipal Singh, Ph.D.	5,500	$456,500
All of our current directors and executive officers as a group (11 persons)	695,500	$57,726,500

Discretionary Bonus

Mr. Taylor and Dr. Tockman will each be paid a transaction bonus of $600,000, less applicable withholdings, as of the consummation of the merger, assuming continued employment through such date.

Potential for Future Arrangements

To our knowledge, except for certain agreements described in this proxy statement between Abaxis and its executive officers and directors, no other employment, equity contribution or other agreement, arrangement or understanding between any executive officer or director of Abaxis, on the one hand, and Zoetis or its affiliates, on the other hand, existed as of the date of this proxy statement, and the merger is not conditioned upon any executive officer or director of Abaxis entering into any such agreement, arrangement or understanding.

Although such arrangements have not, to our knowledge, been discussed as of the date of this proxy statement, it is possible that members of our current management team will enter into new employment or consulting arrangements with Zoetis or its affiliates. Such arrangements may include the right to purchase or participate in the equity of Zoetis or its affiliates. Any such arrangements with the existing management team are currently expected to be entered into after the completion of the merger and will not become effective until after the merger is completed, if at all. There can be no assurance that the applicable parties will reach an agreement on any terms, or at all.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The amounts set forth in the table below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this Schedule 14A and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the table.

The table below assumes that: (i) the effective time of the merger will occur on July 31, 2018; (ii) the employment of the named executive officer will be terminated on such date in a manner entitling the named executive officer to receive severance payments and benefits under the severance plan; (iii) the named executive officer’s base salary rates remain unchanged; (iv) no named executive officer receives any additional equity grants on or prior to the effective time of the merger; and (v) no named executive officer enters into new agreements or is otherwise legally entitled to, prior to the effective time of the merger, additional compensation or benefits. The amounts shown in the table do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, on or prior to the effective time of the merger, or the value of payments or benefits that are not based on or otherwise related to the merger.

In the footnotes to the amounts shown in the table below, we refer to payments that are conditioned on the occurrence of both the merger as well as the named executive officer’s termination of employment as being payable on a “double-trigger” basis and we refer to payments that are conditioned only upon the occurrence of the merger as being payable on a “single-trigger” basis. The individuals named below represent the named executive officers listed in our annual proxy with respect to the fiscal year ending March 31, 2018.

Golden Parachute Compensation(1)

Name	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)(5)
Clinton Severson .	$2,884,500	$17,222,500	$16,074	$20,123,074
Ross Taylor	$2,130,450	$7,843,500	$46,124	$10,020,074
Kenneth P. Aron	$1,615,322	$7,594,500	$46,808	$9,256,630
Craig M. Tockman	$2,215,322	$7,594,500	$47,102	$9,856,924
Donald P. Wood	$1,942,628	$7,594,500	$32,200	$9,569,328

Salary and bonus is as of July 31, 2018. Health and welfare benefits are calculated at 24 months based on the twelve months of benefits in fiscal 2018.

(1)	The conditions under which each of these payments and benefits are to be provided are set forth in more detail above, as noted in more detail in the footnotes above. It is our current expectation that Messrs. Severson and Wood will have their payments cut back by approximately $761,654 and $74,147, respectively, in order to avoid imposition of excise taxes, but those cutbacks are not reflected in the values disclosed in the table.
(2)	The amounts listed in this column represent severance payments under the severance plan, as described in more detail above in the section entitled “Interests of Our Directors and Executive Officers in the Merger—Severance” and the discretionary bonus payments described above in the section entitled, “Interests of Our Directors and Executive Officers in the Merger—Discretionary Bonus.”
(3)	The amounts listed in this column represent the treatment of the named executive officer’s equity awards as set forth in more detail above in the section entitled, “Interests of our Directors and Executive Officers in the Merger—Treatment of Company Equity Awards.”
(4)	The amounts listed in this column represent the value of payment of welfare plan premiums pursuant to the terms of the severance plan, as described in more detail above in the section entitled “Interests of Our Directors and Executive Officers in the Merger—Severance.”
(5)

The “single trigger” benefits (due upon the closing of the merger) are the transaction bonuses referenced in footnote (2) and the single trigger equity award vesting for Messrs. Severson, Aron and Wood referenced in footnote (3). The “double trigger” benefits are the severance payments referenced in footnote (2), the welfare plan premiums referenced in footnote (4) and the double trigger equity award vesting for Messrs. Taylor and Tockman referenced in footnote (3). Pursuant to applicable proxy disclosure rules, the value of the equity award acceleration above is calculated based on the number of accelerating RSUs multiplied by $83 per share. When calculations are performed for purposes of calculating the amount of excise tax (and any related cutback), the value of a portion of the equity vesting will be discounted under applicable tax regulations.

Name	Single Trigger ($)	Double Trigger ($)
Clinton Severson	$17,222,500	$2,900,574
Ross Taylor	$600,000	$9,420,074
Kenneth P. Aron	$7,594,500	$1,662,130
Craig M. Tockman	$600,000	$9,256,924
Donald P. Wood	$7,594,500	$1,974,828

Indemnification of Directors and Executive Officers and Insurance

Pursuant to the terms of the merger agreement, members of our board of directors and our executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see “The Merger Agreement—Indemnification and Insurance” (page 67).

Dissenters Rights

The discussion of the provisions set forth below is not a complete summary regarding your dissenting shareholder rights under California law and is qualified in its entirety by reference to the full text of Chapter 13 of the CCC, which is included as Annex C to this proxy statement and incorporated herein by reference. Shareholders intending to exercise their dissenting shareholder rights to have Abaxis purchase, at the fair market value, the shares of Abaxis common stock held by them should carefully review Annex C.

FAILURE TO FOLLOW PRECISELY ANY OF THE STATUTORY PROCEDURES SET FORTH IN ANNEX C MAY RESULT IN A TERMINATION OR WAIVER OF THESE RIGHTS. COMPANY SHAREHOLDERS WHO ARE CONSIDERING ASSERTING AND EXERCISING DISSENTING SHAREHOLDER RIGHTS SHOULD CONSULT THEIR LEGAL ADVISORS.

If the merger is completed, any holder of shares of Abaxis common stock as of the record date may, by complying with the provisions of Chapter 13 of the CCC, require Abaxis to purchase such holder’s shares of Abaxis common stock at the fair market value thereof in lieu of receiving the per share merger consideration for their shares. The fair market value will be determined as of the day of, and immediately prior to, the first public announcement of the terms of the proposed merger (which occurred on the morning of May 16, 2018), excluding any appreciation or depreciation in consequence of the proposed merger. Shareholders should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration payable in a transaction such as the proposed merger is not an opinion as to, and does not in any way address, fair market value for purposes of Chapter 13 of the California General Corporations Law.

If an Abaxis shareholder has a beneficial interest in shares of Abaxis common stock that are held of record in the name of another person, such as a trustee or nominee, and such shareholder desires to perfect any dissenting shareholder rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record to timely and properly follow all the steps summarized below. Dissenting shareholder rights cannot be validly exercised by persons other than shareholders of record regardless of the beneficial ownership of the shares.

Exercise of your rights as a dissenting shareholder under California law requires strict compliance with the procedures set forth in Chapter 13 of the CCC. Failure to follow any of these procedures may result in a termination or waiver of dissenting shareholder rights under California law. The applicable provisions of California law are summarized below. Abaxis shareholders who choose to exercise dissenting shareholder rights under California law must fully comply with the requirements of Chapter 13 of the CCC.

Under the California Corporations Code, an Abaxis shareholder may be entitled to dissenting shareholder rights with respect to the shares of Abaxis common stock held by such shareholder if:

•	such shares were outstanding on June 26, 2018, the record date of the special meeting;

•	such shares were voted “AGAINST” approval of the merger agreement, the merger and the principal terms thereof;

•	Abaxis or its transfer agent has received by no later than the date of the special meeting a written demand from such shareholder that Abaxis purchase such shares at their fair market value, which demand shall (i) state the number of the shares held of record by the shareholders that the shareholder demands that Abaxis purchase and (ii) contain a statement of what the shareholder claims to the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300 of the CCC (such demand and statement of fair market value will constitute an offer by the shareholder to sell the shares at that price, unless such shares lose their rights as dissenting shares under Section 1309 of the CCC); and

•	within 30 days after the date on which notice of the approval of the merger is delivered to such shareholder by Abaxis (as described below), such shareholder has submitted to Abaxis or its transfer agent, (i) if the shares are certificated securities, the certificates representing any shares which such shareholder demands that Abaxis purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (ii) if the shares are uncertificated securities, written notice of the number of shares which such shareholder demands that Abaxis purchase, all in accordance with Section 1302 of the CCC.

Within 10 days following approval of the merger by Abaxis shareholders, Abaxis is required to mail a dissenter’s notice to each Abaxis shareholder who has made a written demand for dissenter’s rights pursuant to Chapter 13 of the CCC and who is entitled to dissenting shareholder rights. The dissenter’s notice must contain the following:

•	a notice of the approval of the merger;

•	a statement of the price determined by Abaxis to represent the fair market value of the dissenting shares (such statement of fair market value will constitute an offer by Abaxis to buy the shares at that price, unless such shares lose their rights as dissenting shares under Section 1309 of the CCC);

•	a brief description of the procedure for such holders to exercise their rights as dissenting shareholders; and

•	a copy of Sections 1300 through 1304 of the CCC.

If upon the dissenting shareholder’s surrender of the certificates representing dissenting shares, Abaxis and such dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting shareholder within the later of (i) 30 days after the date of such agreement upon the price for the dissenting shares or (ii) 30 days after any statutory or contractual conditions to the completion of the merger are satisfied. In the case of certificated securities, such payment shall be subject to surrender of the certificates thereof.

If a dissenting shareholder and Abaxis disagree as to the fair market value of such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such shareholder has the right to bring an action in the superior court of the proper California county, within six months after the date on which the notice of the shareholders’ approval of the merger is mailed, to resolve such dispute. In such action, the court will determine whether the shares of Abaxis common stock held by such shareholder are dissenting shares, determine the fair market value of such shares of Abaxis common stock or both, as applicable. If both the status of shares as dissenting shares and the fair market value of such shares are at issue, the court will determine the status of the shares first.

In determining the fair market value for such shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraiser, or, if there is more than one appraiser, a majority of them, will make and file a report with the court. Upon a motion made by any party, the report will be submitted to the court and considered evidence as the court considers relevant. If the appraisers cannot determine the fair market value within 10 days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the fair market value of the dissenting shares. The costs of the proceedings, including reasonable compensation to the appraisers to be fixed by the court, will be allocated between Abaxis and the dissenting shareholder(s) as the court deems equitable. However, if the appraisal of the fair market value of the dissenting shares exceeds the price offered by Abaxis in the notice of approval, then Abaxis shall pay the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by us, then the court may in its discretion impose additional costs on Abaxis, including attorneys’ fees, fees of expert witnesses and interest.

Abaxis shareholders considering whether to exercise dissenters’ rights should consider that the fair market value of their shares of Abaxis common stock determined under Chapter 13 of the CCC could be more than, the same as or less than the value of the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement. Also, Abaxis reserves the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of shares of Abaxis common stock is less than the value of the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement. Abaxis shareholders considering whether to exercise dissenters’ rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters’ rights.

If you desire to exercise dissenting shareholder rights and receive the fair market value of your shares of Abaxis common stock in cash instead of the per share merger consideration, your shares must be voted “AGAINST” the merger agreement proposal. It will not be sufficient to abstain from voting or for your shares to be subject to a broker non-vote. If you return a signed proxy without indicating your voting preference or with instructions to vote “FOR” the merger agreement proposal, your shares of Abaxis common stock will be voted in favor of the merger agreement proposal and you will lose any dissenting shareholder rights. In addition, a vote against the merger agreement proposal will not, in and of itself, constitute a written demand for dissenting shareholder rights within the meaning of Chapter 13 of the CCC.

Delisting and Deregistration of Our Common Stock

If the merger is completed, Abaxis common stock will be delisted from the Nasdaq Global Select Market and will be deregistered under the Securities Exchange Act of 1934.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) whose Abaxis common stock is exchanged for cash pursuant to the merger. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change and different interpretations, possibly with retroactive effect, and any such change or different interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.

The discussion applies only to U.S. Holders who hold Abaxis common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith), nor does it address any foreign, state or local tax consequences of the merger. In addition, this discussion does not address U.S. federal taxes, including estate, gift and alternative minimum taxes, other than the income tax. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of his, her or its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, regulated investment companies, real estate investment trusts, S corporations, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold Abaxis common stock through, partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes, U.S. Holders whose functional currency is not the U.S. dollar, holders who are required to recognize income or gain with respect to the merger no later than the time such income or gain is required to be taken into account on an applicable financial statement, holders who exercise appraisal or dissenters’ rights with respect to the merger, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, stockholders holding Abaxis common stock that is part of a straddle, hedging, constructive sale or conversion transaction, stockholders who received Abaxis common stock in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights, or stock appreciation rights, as restricted stock, restricted stock units, performance-based stock units or otherwise as compensation, and holders other than U.S. Holders). Holders of Abaxis common stock should consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of any state, local, foreign or other tax laws.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Abaxis common stock that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.

If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Abaxis common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships (and such other entities or arrangements) for U.S. federal income tax purposes that hold Abaxis common stock, and partners or members in such partnerships (or such other entities or arrangements), should consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the merger.

In General

The exchange of Abaxis common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Abaxis common stock for cash pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Abaxis common stock exchanged. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Abaxis common stock is more than one year on the date the merger is completed. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

If a U.S. Holder acquired different blocks of Abaxis common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period, and thus the amount and character of its gain or loss, separately with respect to each block of Abaxis common stock.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently at a rate of 24%) generally will apply to payments of cash pursuant to the merger. Backup withholding will generally not apply, however, to an Abaxis shareholder who furnishes the paying agent with its correct taxpayer identification number on a properly completed IRS Form W-9 (if such shareholder is a U.S. person as defined in the instructions thereto) or a properly completed appropriate IRS Form W-8 (if the shareholder is not such a U.S. person) or otherwise establishes a basis for exemption from backup withholding. Each Abaxis shareholder and, if applicable, each other payee, should properly complete and sign the IRS Form W-9 included with the letter of transmittal (or the applicable IRS Form W-8) to provide the information and certification(s) necessary to avoid the imposition of backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability (if any); provided the required information is furnished to the IRS on a timely basis. Abaxis shareholders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. HOLDERS OF ABAXIS COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES, AND CHANGES IN ANY LAWS. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

Antitrust Matters

Under the HSR Act, and related rules, certain transactions may not be completed until notifications have been given and information has been furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and to the United States Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. Both Abaxis and Zoetis filed the required notification and report forms under the HSR Act on June 5, 2018.

Pursuant to Germany’s Act against Restraints of Competition, as amended (“GWB”), certain transactions may not be completed until filings are made with the Federal Cartel Office (“FCO”) and the transactions are cleared by the FCO, or deemed to have been cleared by the FCO due to the expiration of the applicable time limit under the GWB. Completion of the merger is subject to the clearance or deemed clearance of the FCO. The required notification under the GWB was filed on June 15, 2018.

The merger agreement provides that Zoetis and Abaxis will use reasonable best efforts to complete the merger as soon as reasonably practicable, including using reasonable best efforts to obtain regulatory clearance; provided, however, that, with the exception of certain products, Zoetis and Merger Sub are not obligated to offer, negotiate, commit to, or effect (a) the sale, divestiture or other disposition of any assets, rights, products or businesses of Zoetis, Abaxis or any of their respective subsidiaries or (b) any other restrictions on the activities of Zoetis, Abaxis, or any of their respective subsidiaries, nor will Abaxis offer, negotiate, commit to, or effect any such action or actions without Zoetis’s prior written request.

At any time before or after the completion of the merger, notwithstanding that the applicable waiting period has ended or approval has been granted, the FTC, the DOJ, U.S. state attorneys general, and other non-U.S. regulatory bodies could take action as they deem necessary or desirable under the antitrust laws, including, without limitation, seeking to enjoin the completion of the merger. Private parties may also seek to take legal action under some circumstances to enjoin the merger under antitrust laws. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that it would not be successful.

Litigation Relating to the Merger

On June 14, 2018, Cody Laidlaw, a purported shareholder of Abaxis, commenced a putative class action in the Superior Court of the State of California for Contra Costa County against Abaxis, the members of its board of directors, and Zoetis. The complaint asserts claims for breaches of fiduciary duties against Abaxis and its board of directors, and for aiding and abetting breaches of fiduciary duties against Zoetis. The plaintiff alleges, among other things, that the proposed acquisition will benefit Abaxis’s directors to the detriment of other shareholders and that the process leading to the proposed acquisition was inadequate and did not maximize the value of Abaxis, and challenges the adequacy of the public disclosures made concerning the proposed transaction. The plaintiff seeks, among other things, an injunction preventing consummation of the proposed transaction, compensatory and/or rescissory damages, and the award of attorneys’ fees and expenses. The defendants believe the claims asserted in the action are without merit. However, Abaxis cannot predict the outcome of or estimate the possible loss or range of loss from this matter. It is also possible that additional, similar complaints may be filed or the complaint described above will be amended. If this occurs, Abaxis does not intend to announce the filing of each additional, similar complaint or any amended complaint unless it contains allegations that are substantially distinct from those made in the pending action described above.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement is included as Annex A to this proxy statement. We encourage you to read it carefully and in its entirety. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Abaxis. Such information can be found elsewhere in this proxy statement and in the other public filings Abaxis makes with the SEC, which are available without charge at www.sec.gov.

The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs of Abaxis without considering the entirety of public disclosure about Abaxis as set forth in Abaxis’ SEC filings. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in this proxy statement or in other public disclosures by Abaxis.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with the Corporations Code of the State of California (the “CCC”), at the effective time of the merger, Abaxis and Zoetis will consummate the merger, whereby Merger Sub will be merged with and into Abaxis. The separate existence of Merger Sub will cease and Abaxis will continue as the surviving corporation of the merger (the “surviving corporation”) and a wholly owned subsidiary of Zoetis.

Closing and Effective Time of Merger

Unless the merger agreement will have been terminated (as described under “The Merger Agreement—Termination of the Merger Agreement”) and unless otherwise mutually agreed in writing between Abaxis, Zoetis and Merger Sub, (described under “The Merger Agreement—Conditions to the Merger”), the effective time of the merger (the “closing”) will take place on the third business day after the satisfaction (or waiver to the extent permitted by applicable law) of the conditions to closing described under “The Merger Agreement—Conditions to the Merger” (other than any such conditions that by their nature are to be satisfied by actions taken at the closing). We expect to complete the merger as soon as practicable after our shareholders approve the merger agreement, the merger and the principal terms thereof and all other conditions to closing have been satisfied or waived.

The articles of incorporation and the bylaws of the surviving corporation will be amended and restated in their entirety as of the effective time of the merger to conform to the articles of incorporation and bylaws of Merger Sub as in effect immediately prior to the effective time of the merger, respectively. The directors of Merger Sub and the officers of Merger Sub immediately prior to the effective time will be the directors and officers, respectively, of the surviving corporation immediately after the effective time of the merger, to hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation.

Merger Consideration

At the effective time of the merger, each share of Abaxis common stock then outstanding will be cancelled and converted automatically into the right to receive the merger consideration of $83.00 per share in cash, without interest (the “merger consideration”), upon the surrender of the stock certificates or book-entry shares, as applicable, subject to any withholding of taxes required by applicable law, other than the following shares:

•	shares of Abaxis common stock then held in treasury by Abaxis, which will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;

•	shares of Abaxis common stock then held by Zoetis or Merger Sub, which will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;

•	shares of Abaxis common stock then held by any direct or indirect wholly owned subsidiary of Abaxis or Zoetis (other than Merger Sub), which will converted into such number of shares of common stock of the surviving corporation, or fraction thereof, such that the ownership percentage of any such subsidiary in the surviving corporation immediately following the effective time of the merger shall equal the ownership percentage of such subsidiary in Abaxis immediately prior to the effective time of the merger; and

•	shares owned by shareholders who have properly demanded and perfected and have neither effectively withdrawn nor lost their right to payment of the fair market value of such shares under Section 13 of the CCC, which will be treated as described in further detail in this proxy statement under “The Merger—Dissenters’ Rights.”

Subject to the above exceptions, from and after the effective time of the merger, each holder of Abaxis common stock outstanding immediately prior to the effective of the merger will cease to have any rights with respect to such shares, except as otherwise provided in the merger agreement or by applicable law, and such shares will no longer be outstanding and will automatically be canceled.

Payment for Shares of Common Stock

Prior to the effective time of the merger, Zoetis will appoint Computershare Trust Company, N.A., or another nationally recognized financial institution reasonably acceptable to Abaxis, to act as paying agent for the holders of shares of Abaxis common stock (the “paying agent”). At or prior to the effective time of the merger, Zoetis will deposit, or will cause to be deposited, with such paying agent cash sufficient to pay the aggregate merger consideration payable to Abaxis’ shareholders.

As promptly as practicable after the effective time of the merger (but in no event later than five (5) business days thereafter), Zoetis will cause the paying agent to mail to all record holders of certificates representing shares of Abaxis common stock which were converted into the right to receive the merger consideration, a letter of transmittal and instructions for use in effecting the surrender of the stock certificates pursuant to such letter of transmittal. Upon surrender to the paying agent of certificates representing shares of Abaxis common stock, together with a letter of transmittal, duly executed and in proper form, with respect to such certificates, and such other documents as may be required pursuant to such instructions, the holder of such certificates will be entitled to receive in exchange therefor the merger consideration for each share of Abaxis common stock evidenced by such certificates.

Holders of book-entry shares of Abaxis common stock will not be required to deliver certificates representing shares of Abaxis common stock or an executed letter of transmittal to the paying agent to receive the merger consideration, and will instead automatically be entitled to receive the merger consideration at the effective time of the merger.

No interest will accrue or be paid on the merger consideration payable upon the surrender of any certificates or book-entry shares for the benefit of the holder thereof. Each of the surviving corporation, Zoetis and Merger Sub will be entitled to deduct and withhold (or cause the paying agent to deduct and withhold) from the merger consideration payable to any holder of Abaxis common stock or any other consideration otherwise payable pursuant to the merger agreement such amounts as it is required by any legal requirement to deduct and withhold with respect to taxes.

As of the effective time of the merger, the share transfer books of Abaxis with respect to the shares of Abaxis common stock will be closed and thereafter there will be no further registration of transfers of shares of Abaxis.

You should not send your stock certificate with the enclosed proxy card, and you should not forward your stock certificate to the paying agent without a letter of transmittal.

Treatment of Equity Awards

Each award of time-vesting restricted stock units (“Company RSU Awards”) granted under Abaxis’ 2005 Equity Incentive Plan or Abaxis’ 2014 Equity Incentive Plan (collectively, the “Company Equity Plans”) that is outstanding as of immediately prior to the effective time and that, by its terms as in effect on the date of the merger agreement, will automatically vest upon the occurrence of the effective time, by virtue of the occurrence of the effective time and without any action on the part of Zoetis, Merger Sub, Abaxis, the holder of such Company RSU Award or any other person, shall be automatically cancelled and converted into the right to receive the merger consideration in respect of each share of Abaxis common stock subject to such Company RSU Award, less applicable withholding obligations.

Each Company RSU Award that is outstanding as of immediately prior to the effective time and that is not subject to the immediately preceding paragraph, by virtue of the occurrence of the effective time and without any action on the part of Zoetis, Merger Sub, Abaxis, the holder of such Company RSU Award or any other person, shall be cancelled and automatically converted into a restricted stock unit award in respect of a number of Zoetis shares of common stock (rounded to the nearest whole share) equal to the product of (x) the number of shares of Abaxis common stock subject to such Company RSU Award as of immediately prior to the effective time, multiplied by (y) the Equity Award Exchange Ratio, which award shall be subject to substantially the same terms and conditions (including the same vesting terms) as were applicable to the corresponding Company RSU Award. The “Equity Award Exchange Ratio” is the quotient of (a) the merger consideration, divided by (b) the average, rounded to the nearest one ten thousandth, of the closing-sale prices of Zoetis shares of common stock on the NYSE as reported by The Wall Street Journal for the ten full trading days ending on (and including) the trading day preceding the date on which the effective time of the merger occurs (the “Closing Date”).

Each award of performance-vesting restricted stock units (“Company PSU Awards”) granted under a Company Equity Plan that is outstanding as of immediately prior to the effective time and that, by its terms as in effect on the date of the merger agreement, would automatically vest upon the occurrence of the effective time, by virtue of the occurrence of the effective time and without any action on the part of Zoetis, Merger Sub, Abaxis, the holder of such Company PSU Award or any other person, shall be automatically cancelled and converted into the right to receive the merger consideration in respect of each share of Abaxis common stock subject to such Company PSU Award, less applicable withholding obligations. For purposes of such Company PSU Awards, the performance goals in respect of performance periods that are incomplete as of the effective time will be deemed to have been satisfied at the target level at the effective time.

Each Company PSU Award that is outstanding as of immediately prior to the effective time and that is not subject to the immediately preceding paragraph, by virtue of the occurrence of the effective time and without any action on the part of Zoetis, Merger Sub, Abaxis, the holder of such Company PSU or any other person, shall be cancelled and automatically converted into a restricted stock unit award in respect of a number of Zoetis shares of common stock (rounded to the nearest whole share) equal to the product of (x) the number of shares of Abaxis common stock subject to such Company PSU Award as of immediately prior to the effective time, multiplied by (y) the Equity Award Exchange Ratio, which award shall be subject to substantially the same terms and conditions as were applicable to the corresponding Company PSU Award. For purposes of such Company PSU Awards, the performance goals in respect of performance periods that are incomplete as of the effective time will be deemed to have been satisfied at the target level at the effective time (and the converted awards will be subject solely to service-based vesting following the effective time).

The effect of the merger upon our other employee benefit plans is more fully described under “The Merger Agreement—Employee Matters” beginning on page 68.

Representations and Warranties

In the merger agreement, Abaxis made representations and warranties relating to, among other things:

•	the corporate organization, good standing and qualification of Abaxis and its subsidiaries;

•	the organizational documents of Abaxis and its subsidiaries;

•	Abaxis’ capital structure;

•	Abaxis’ corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated thereby;

•	the absence of conflicts with Abaxis’ organizational documents, applicable law or contracts to which Abaxis or any of its subsidiaries is a party;

•	the required filings and consents in connection with the merger;

•	the due execution and delivery by Abaxis of the merger agreement and the enforceability of the merger agreement against Abaxis;

•	Abaxis’ financial statements and filings with the SEC;

•	the absence of certain undisclosed liabilities;

•	the absence of certain changes or events since January 1, 2018;

•	the absence of legal proceedings involving Abaxis and its subsidiaries;

•	compliance with legal requirements by Abaxis and its subsidiaries;

•	compliance with and possession of governmental permits by Abaxis and its subsidiaries;

•	certain business practices of Abaxis and its subsidiaries;

•	employee benefits and labor and employment matters;

•	real property owned or leased by Abaxis and its subsidiaries;

•	tax matters;

•	material contracts;

•	insurance coverage;

•	environmental matters;

•	intellectual property;

•	the resolutions of Abaxis’ board of directors approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommending that Abaxis shareholders approve the merger agreement, the merger and the principal terms thereof;

•	the shareholder vote required to approve the merger agreement, the merger and the principal terms thereof;

•	data privacy and security matters;

•	transactions with certain affiliates of Abaxis or its subsidiaries;

•	significant customers and suppliers;

•	healthcare regulatory matters;

•	the inapplicability of takeover statutes;

•	the fairness opinion delivered to Abaxis’ board of directors by Piper Jaffray & Co., as financial advisor to Abaxis;

•	the accuracy of the information provided by Abaxis in this proxy statement; and

•	the absence of any undisclosed fees owed to brokers, finders, financial advisors or investment bankers in connection with the merger.

In the merger agreement, Zoetis and Merger Sub each made representations and warranties relating to, among other things:

•	the corporate organization, good standing and qualification of Zoetis and Merger Sub;

•	Zoetis’s and Merger Sub’s corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated thereby;

•	the absence of conflicts with the organizational documents of Zoetis or Merger Sub, applicable law or contracts to which Zoetis or Merger Sub is a party;

•	the required filings and consents in connection with the merger;

•	the due execution and delivery by Zoetis and Merger Sub of the merger agreement and the enforceability of the merger agreement against Zoetis and Merger Sub;

•	ownership of Abaxis capital stock;

•	ownership and operations of Merger Sub since its formation;

•	sufficiency of funds to consummate the transactions contemplated by the merger agreement;

•	the absence of any undisclosed fees owed to brokers, finders, financial advisors or investment bankers in connection with the merger; and

•	the accuracy of the information provided by Zoetis in this proxy statement.

Many of Abaxis’ representations and warranties are qualified by a Company Material Adverse Effect standard. For purposes of the merger agreement, “ Company Material Adverse Effect” is defined to mean: any event, circumstance, change or effect (an “Effect”) that, individually or in the aggregate with all other Effects, (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of Abaxis and Abaxis’ subsidiaries, taken as a whole or (ii) would, or would reasonably be expected to, prevent or materially impede or materially delay the consummation by Abaxis of the transactions contemplated by the merger agreement beyond outside date (as such date is described under “The Merger Agreement—Termination of the Merger” below); provided that, in the case of clause (i), in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect:

any Effect proximately resulting from or relating to

•	a change in general economic, political, regulatory, business, economic, financial, credit or capital market conditions;

•	a change in GAAP or applicable law (including the rules, regulations and administrative policies of the FDA) or interpretations thereof, after the date of the merger agreement;

•	a change generally affecting industries in which Abaxis and Abaxis’ subsidiaries operate in the United States or globally;

•	any outbreak, escalation or acts of terrorism, armed hostility or war, sabotage or military actions, or any weather-related event, earthquake, hurricane, tornado, fire or other natural disaster or any material worsening of such conditions;

•	the announcement of the merger agreement or the pendency of the transactions contemplated thereby;

•	compliance with the express terms of, or the taking of any action expressly required by, the merger agreement or the taking of any action consented to in writing by Zoetis prior to the taking of such action; or

in itself, any failure to meet internal or published analyst projections, forecasts, performance measures, financial or operating statistics or metrics or revenue or earnings predictions for any period or any resulting analyst downgrade of Abaxis’ securities, or a decline in the price or trading volume of the Abaxis common stock on the Nasdaq (provided that the underlying causes of such failure or decline may be considered in determining whether there is a Company Material Adverse Effect); provided, further, that the exceptions set forth in the first four bullet points immediately above shall only apply to the extent that such event, circumstance, change or effect does not have a materially disproportionate impact on Abaxis and Abaxis’ subsidiaries, taken as a whole, compared to other companies of similar size that operate in the industries in which Abaxis and Abaxis’ subsidiaries operate.

Similarly, many of Zoetis’ and Merger Sub’s representations and warranties are qualified by a Parent Material Adverse Effect standard. For purposes of the merger agreement, “Parent Material Adverse Effect” is defined to mean any Effect that, individually or in the aggregate, with all other Effects, would, or would reasonably be expected to, prevent or materially impede or materially delay the consummation by Zoetis or Merger Sub of the transactions contemplated by the merger agreement, including the merger, beyond the outside date (as defined below).

Conduct of Business Prior to Closing

Abaxis agreed in the merger agreement that Abaxis will, until the effective time of the merger, except as required or expressly contemplated under the merger agreement or upon written consent of Zoetis:

•	use commercially reasonable efforts to ensure that Abaxis and its subsidiaries will conduct its operations in the ordinary course of business consistent with past practice;

•	preserve intact its material assets (including digital and information assets), properties, governmental authorizations and permits, intellectual property rights and contracts;

•	keep available the services of its current officers and key employees; and

•	preserve its current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors, governmental authorities and other persons with whom Abaxis or any of its subsidiaries has business relations.

Notwithstanding the above, Abaxis is not under any obligation to put in place any new retention programs or include additional personnel in existing retention programs.

Abaxis also agreed that, until the effective time of the merger, except as required or otherwise expressly contemplated under the merger agreement or as required to comply with applicable law, with the written consent of Zoetis or as set forth in the disclosure schedule that Abaxis delivered to Zoetis in connection with the execution of the merger agreement, Abaxis or its subsidiaries will not:

•	amend or otherwise change the articles of incorporation or bylaws of Abaxis or the articles of incorporation or bylaws (or equivalent organizational documents) of any subsidiary of Abaxis;

•

transfer, issue, sell, grant, encumber, deliver, pledge or authorize the transfer, issuance, sale, grant, encumbrance, delivery or pledge of any equity interests of Abaxis or its subsidiaries, other than the issuance of shares of Abaxis common stock upon the settlement of Company RSU Awards or Company PSU Awards in accordance with the terms thereof as in effect of the date of the merger agreement;

•	sell, assign, lease, license, sublicense, pledge, transfer, convey or otherwise dispose of, divest or spin off, abandon, waive, relinquish or permit to lapse, exchange or swap, mortgage or otherwise encumber or subject to any lien (except certain permitted liens under the merger agreement) any properties or assets with a value in excess of $100,000 in the aggregate, other than, in each case, (i) in connection with any transaction solely between or among Abaxis and any of the wholly owned subsidiaries of Abaxis or solely between or among the wholly owned subsidiaries of Abaxis, (ii) in connection with any sale of Abaxis’ products or inventory in the ordinary course of business or (iii) as required by certain material contracts;

•	declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of Abaxis, whether payable in cash, stock, property or a combination thereof, other than dividends or other distributions by any wholly owned subsidiary of Abaxis to Abaxis or any other wholly owned subsidiary of Abaxis;

•	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of the equity interests of Abaxis, other than in connection with tax withholdings on the vesting or payment of Company RSU Awards or Company PSU Awards in accordance with the terms thereof as in effect of the date of the merger agreement;

•	merge or consolidate Abaxis or any subsidiary of Abaxis with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Abaxis or any subsidiary of Abaxis;

•	make or offer to make any acquisition of any interest in any person or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than (i) acquisitions of assets or properties (and not, for the avoidance of doubt, the acquisition of any person, division, substantially all of the assets of any person, business or equity securities), including purchases of raw materials, supplies, or inventory, in the ordinary course of business, or (ii) in an amount not to exceed $100,000 in the aggregate;

•	incur any indebtedness for borrowed money or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly owned subsidiary of Abaxis) for borrowed money, other than (i) borrowings in the ordinary course of business not to exceed $100,000 in the aggregate, (ii) indebtedness among Abaxis and the wholly owned subsidiaries of Abaxis or among the wholly owned subsidiaries of Abaxis, or (iii) any guarantee by Abaxis of indebtedness of the wholly owned subsidiaries of Abaxis or guarantee by the subsidiaries of Abaxis of indebtedness of Abaxis or any of the wholly owned subsidiaries of Abaxis;

•	make any loans, advances (other than business-related advances to employees in the ordinary course of business) or capital contributions to, or investments in, any other person (other than any wholly owned subsidiary of Abaxis), other than loans or investments made in the ordinary course of business not to exceed $100,000 in the aggregate;

•	(i) enter into a material contract or material lease, if it had been entered into prior to the date of the merger agreement, or (ii) terminate, materially modify, renew, waive or amend any material provision of (A) any material contract or material lease, or (B) any contract that would be deemed to be a material contract or material lease if it had been entered into prior to the date of the merger agreement, in each case subject to exceptions with respect to customer contracts or contracts with significant suppliers;

•	authorize, or make any commitment with respect to, any capital expenditures, other than capital expenditures that do not exceed $2,000,000 in any calendar month or $10,000,000 in the aggregate;

•	other than as required under applicable law or the terms of any Abaxis benefit plan as in effect as of the date of the merger agreement (i) enter into, adopt, amend or terminate, commence participation in, or agree to enter into, adopt or terminate or commence participation in, any Abaxis benefit plan, (ii) increase or agree to increase the compensation or benefits payable to any current or former employee, director or consultant of Abaxis or any of the subsidiaries of Abaxis (including the payment of any amounts to any such individual not otherwise due), (iii) enter into any new, amend or commence participation in any existing, collective bargaining agreement or similar agreement with respect to Abaxis or any of the subsidiaries of Abaxis, (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Abaxis benefit plan, (v) grant any awards or accelerate the vesting of or lapsing of restrictions with respect to any incentive compensation under any Abaxis benefit plans or (vi) (A) hire, transfer or promote any employee or other service provider of Abaxis or any of the subsidiaries of Abaxis (or with respect to hiring, who will become an employee or other service provider of Abaxis or any of the subsidiaries of Abaxis), who has (or with respect to hiring, will have) a total target annual compensation opportunity of $200,000 or more, or (B) terminate the employment of any employee or other service provider of Abaxis or the Abaxis subsidiaries who has a total target annual compensation opportunity of $200,000 or more, other than for cause;

•	cancel, settle or compromise any legal action or series of legal actions other than cancellations, settlements or compromises of legal actions (i) that do not involve the payment of money by Abaxis or any Abaxis subsidiary of more than $200,000, individually, or $400,000, in the aggregate, and in each case, do not (A) involve any material injunction or nonmonetary relief on Abaxis or any of the Abaxis subsidiaries, (B) impose restrictions on the business activities of Abaxis or the Abaxis subsidiaries, (C) involve any admission of any wrongdoing by Abaxis or the Abaxis subsidiaries, or (D) involve any license, cross-license or similar arrangement with respect to intellectual property owned or licensed by Abaxis or its subsidiaries (the “Abaxis intellectual property rights”); or (ii) that relate to an action brought by the Abaxis shareholders or other persons against Abaxis or any of its directors, officers or other representatives arising out of or relating to the merger agreement or the transactions contemplated thereby (provided Abaxis may not settle any such action without the prior written consent of Zoetis);

•	(i) make, change or rescind any material tax election, (ii) change any annual tax accounting period or adopt or change any material method of tax accounting (other than as required under applicable law), (iii) file any amended material tax return, (iv) settle or compromise any claim, investigation, audit or controversy relating to a material amount of taxes, (v) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law) or request any tax ruling or (vii) surrender any right to claim a material tax refund;

•	fail to use commercially reasonable efforts to prevent any material governmental authorization or permit of Abaxis from expiring or being revoked, suspended or adversely modified;

•	(i) encumber, license, sell, transfer, assign, abandon or otherwise dispose of any material intellectual property rights, other (A) than nonexclusive licenses granted in the ordinary course of business consistent with past practice, or (B) the sale of Abaxis goods, products and services in the ordinary course of business consistent with past practice or (ii) fail to diligently prosecute or maintain any material intellectual property rights or fail to exercise a right of renewal or extension under or with respect to any material intellectual property rights or (iii) other than in the ordinary course of business consistent with past practice and subject to customary confidentiality requirements, disclose any material trade secrets of Abaxis or any of the subsidiaries of Abaxis;

•	make any material change in accounting policies or procedures, other than as required by GAAP or applicable law (provided, that prior to making any material change in accounting policies or procedures required by GAAP or applicable law, Abaxis or the applicable subsidiary of Abaxis shall notify Zoetis in writing of such proposed change and consult in good faith with Zoetis regarding such proposed change);

•	become party to, or commit to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC; or

•	publicly announce an intention, enter into any written agreement or otherwise make a commitment, to do any of the foregoing.

Proxy Statement, Board Recommendation and Company Shareholders Meeting

Abaxis has agreed to, as promptly as practicable following the date of the merger agreement, establish a record date for, duly call, give notice of, convene and hold a shareholders’ meeting, which is the special meeting that is the subject of this proxy statement (the “Company Shareholders Meeting”), to consider and vote upon the adoption of the merger agreement proposal. Abaxis will use its reasonable best efforts to hold the Company Shareholders Meeting as soon as practicable after the SEC confirms that it has no further comments on this proxy statement or that Abaxis may commence mailing this proxy statement (or such later date as the parties to the merger agreement will agree).

Abaxis may make one or more successive postponements or adjustments of the Company Shareholders Meeting if any of the following occurs:

•	on a date for which the Company Shareholders Meeting is scheduled, Abaxis has not received proxies representing a sufficient number of shares of Abaxis common stock to constitute a quorum to approve the merger agreement proposal, whether or not a quorum is present (provided that Abaxis will have the right to do so after consultation with Zoetis);

•	prior to the Company Shareholders Meeting, to the extent necessary to ensure that any supplement or amendment to this proxy statement that is required by applicable law is provided to Abaxis shareholders within a minimum amount of time prior to the Company Shareholders Meeting required by applicable law (provided that Abaxis will have the right to do so after consultation with Zoetis); or

•	upon the written direction of Zoetis if Abaxis has not received proxies representing a sufficient number of shares of Abaxis common stock to constitute a quorum or Abaxis has not received sufficient affirmative votes to approve the merger agreement proposal at the then scheduled date of the Company Shareholders Meeting, whether or not a quorum is present.

In the event of any such adjournment or postponement of the Company Shareholders Meeting, Abaxis will not postpone or adjourn such meeting to a date that is more than 30 calendar days after the date for which the Company Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable law).

Except in the circumstances described in this proxy statement under “The Merger Agreement—Ability to Change Board Recommendation/Termination in Connection with a Superior Proposal,” Abaxis’ board of directors has agreed to recommend to Abaxis’ shareholders that they vote in favor of the approval of the merger agreement, the merger and the principal terms thereof, and directed that the approval of the merger agreement, the merger and the principal terms thereof be submitted to a vote of the shareholders of Abaxis, include such recommendation in this proxy statement and solicit and use its commercially reasonable efforts to solicit from the shareholders of Abaxis proxies in favor of the approval of the merger agreement and the transactions contemplated thereby.

No Solicitation of Other Offers

Under the merger agreement, Abaxis has agreed to, and will cause its subsidiaries and its and its subsidiaries’ officers, directors, financial advisors, attorneys, accountants, investment bankers, representatives, agents and other advisors (collectively, “representatives”) to, immediately cease any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any competing proposal (as described below)

and to request to have destroyed or returned to Abaxis any confidential information that has been provided to any person in connection with any competing proposal and will enforce and, except as otherwise prohibited by applicable law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which Abaxis or any subsidiary of Abaxis is a party relating to any such competing proposal. Abaxis has also agreed that, except as permitted by the merger agreement, during the period between the date of the merger agreement and earlier of the effective date of the merger or the termination of the merger agreement, Abaxis will not, will cause its subsidiaries and its and its subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage or facilitate (including by way of furnishing information) any inquiry, proposal, indication of interest or offer that constitutes, or would reasonably be expected to lead to, the submission of any competing proposal;

•	furnish any information regarding Abaxis or any subsidiary of Abaxis to any third party in connection with or in response to a competing proposal, except to notify such third party of the non-solicitation restrictions under the merger agreement;

•	initiate, solicit, knowingly encourage or facilitate, or participate in any discussions or negotiations with, knowingly encourage or facilitate in any way any effort by, any third party with respect to any competing proposal;

•	approve or recommend, or propose to approve or recommend, a competing proposal; or

•	agree to do any of the foregoing.

Abaxis will not, and will cause the subsidiaries of Abaxis not to, enter into any contract with any person subsequent to the date of the merger agreement that prohibits or restricts compliance with the foregoing restrictions.

Notwithstanding these restrictions, if at any time prior to receipt of the approval of the merger agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of all outstanding shares of Abaxis common stock, Abaxis receives a written competing proposal from a person that did not result from a breach of the non-solicitation restrictions described above and that Abaxis’ board of directors believes in good faith to be bona fide, Abaxis and its representatives may contact such person solely to clarify any textual ambiguity contained in the written competing proposal (and not to engage in any discussion or negotiation of such competing proposal), and if (i) Abaxis’ board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that such competing proposal constitutes or could reasonably be expected to lead to a superior proposal (as described below), and (ii) Abaxis’ board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take the actions referred to in clauses (i) and (ii) of this sentence would be reasonably expected to result in a breach of its fiduciary duties to the shareholders of Abaxis under applicable law, then Abaxis may:

•	furnish information with respect to Abaxis and its subsidiaries to the person making such competing proposal and its representatives and

•	participate in discussions or negotiations with the person making such competing proposal and its representatives regarding such competing proposal.

Notwithstanding the foregoing, Abaxis (x) shall not, and shall cause its subsidiaries and representatives not to, disclose any material nonpublic information regarding Abaxis to such person without first entering into a confidentiality agreement substantially similar to, and with terms materially no less favorable, in the aggregate, to Abaxis, than those contained in the confidentiality agreement between Zoetis and Abaxis (an “acceptable confidentiality agreement”) with such person; (y) will keep Zoetis reasonably informed, on a prompt basis (and in any event within twenty-four (24) hours thereafter), of the material terms and conditions of any competing proposal that it receives and of any material amendments or material developments with respect to such competing proposal (including any material changes thereto and including by providing copies of any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to, or that is intended to result in, or would reasonably be expected to lead to, any competing proposal (other than an acceptable confidentiality agreement) (an “acquisition agreement”) or revised or new acquisition agreement and any other relevant transaction documents); and (z) will substantially contemporaneously provide to Zoetis copies of any material information concerning Abaxis or its subsidiaries provided or made available by Abaxis to such other person (or its representatives) that was not previously provided or made available to Zoetis.

The merger agreement defines a “competing proposal” as any proposal or offer from or by any person or group (other than Zoetis or Merger Sub) relating to, in a single transaction or series of related transactions, (a) any direct or indirect acquisition of (i) more than 20% of the assets (whether based on the fair market value or revenue generation) of Abaxis and its subsidiaries, taken as a whole, including in any such case through the acquisition of one or more subsidiaries of Abaxis owning such assets or (ii) more than 20% of the outstanding shares of Abaxis common stock (or any securities convertible into, or exchangeable for, such Abaxis common stock), (b) any tender offer or exchange offer, as defined pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning 20% or more of the outstanding shares of Abaxis common stock or (c) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving Abaxis and/or any subsidiary of Abaxis which would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, more than 20% of the outstanding shares of Abaxis common stock or 20% of the voting power of the surviving entity in a merger involving Abaxis or the resulting direct or indirect parent of Abaxis or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in this definition, unless otherwise specified or the context otherwise requires, it shall have the definition set forth in Rule 13d-3 promulgated under the Exchange Act.

The merger agreement defines a “superior proposal” as a bona fide written competing proposal on terms that Abaxis’ board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel), and considering all legal, financial, tax, regulatory, timing and other aspects of the proposal and the person or group making such proposal (including any break-up fees, expense reimbursement provisions and the conditionality, the timing, the risks and the likelihood of consummation of such proposal), (a) would result in a transaction that is more favorable from a financial point of view to the shareholders of Abaxis than the transactions contemplated by the merger agreement (including any adjustment to the terms and conditions of the transactions proposed by Zoetis in response to such competing proposal) and (b) is reasonably capable of being completed on the terms proposed (including certainty of financing), in a reasonable period of time. For purposes of the definition of “superior proposal” the references to “20%” in the definition of competing proposal will be deemed to be references to “60%”.

In addition to the rights described above, Abaxis may terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal under certain circumstances and upon payment of a termination fee to Zoetis. See “The Merger Agreement—Ability to Change Board Recommendation/Termination in Connection with a Superior Proposal.”

Ability to Change Board Recommendation/Termination in Connection with a Superior Proposal

Abaxis’ board of directors unanimously (i) determined that the merger agreement and the merger, are fair to, and in the best interests of, Abaxis and its shareholders, (ii) approved and declared advisable the merger agreement the transactions contemplated thereby, (iii) resolved, subject to certain exceptions (as described below), to recommend voting in favor of the approval of the merger agreement, the merger and the principal terms thereof be submitted to a vote of the shareholders of Abaxis, and (iv) directed that the approval of the merger agreement, the merger and the principal terms thereof be submitted to a vote of the shareholders of

Abaxis (collectively, the “company board recommendation”). The merger agreement provides that neither Abaxis, Abaxis’ board of directors, nor any committee thereof, will:

•	adopt, authorize, approve or recommend, or publicly propose to adopt, authorize, approve or recommend, any competing proposal,

•	withhold, withdraw, modify, qualify or amend, or publicly propose to withhold, withdraw, modify, qualify or amend, in each case in a manner adverse to Zoetis, the company board recommendation or fail to include the company board recommendation in this proxy statement,

•	make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by Abaxis’ board of directors pursuant to Rule 14d-9(f) of the Exchange Act,

•	fail to publicly recommend against any competing proposal, or fail to publicly reaffirm the company board recommendation, in each case, within ten (10) business days after the written request of Zoetis following a competing proposal that has been publicly announced or publicly disclosed (or such fewer number of days as remains prior to the Company Shareholders Meeting),

•	resolve, propose or agree to do any of the foregoing (each of the foregoing, a “change of company board recommendation”), or

•	allow Abaxis or any of its subsidiaries to enter into any acquisition agreement (other than an acceptable confidentiality agreement) or requiring Abaxis to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

However, notwithstanding the foregoing, at any time prior to receipt of the approval of the merger agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of all outstanding shares of Abaxis common stock, Abaxis’ board of directors may (x) in response to a competing proposal, (1) make a change of company board recommendation or (2) cause Abaxis to terminate the merger agreement (subject to, and in accordance with, terms and conditions described under “The Merger Agreement—Termination of the Merger Agreement”) or (y) in response to an intervening event, make a change of company board recommendation, if:

•	either (A) a competing proposal that did not result from a breach of the non-solicitation restrictions described above is made to Abaxis by a third party and such competing proposal is not withdrawn, or (B) an intervening event has occurred and is continuing;

•	Abaxis’ board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that (x) in the case of a competing proposal, such competing proposal constitutes a superior proposal, and the failure to make a change of company board recommendation or terminate the merger agreement in accordance with and subject to terms of the merger agreement, as applicable, in response to such superior proposal would be reasonably expected to result in a breach of its fiduciary duties to the shareholders of Abaxis under applicable law or (y) in the case of an intervening event, that the failure to make a change of company board recommendation in response to such intervening event would be reasonably expected to result in a breach of its fiduciary duties to the shareholders of Abaxis under applicable law;

•

Abaxis provides Zoetis at least four business days’ prior written notice (which notice itself shall not constitute a change of company board recommendation) of Abaxis’ intention to make a change of company board recommendation or terminate the merger agreement in accordance with and subject to the terms of the merger agreement, as applicable, which notice shall (i) state expressly that it has received a superior proposal or that an intervening event has occurred and is continuing, (ii) in the case of a superior proposal, identify the person making such superior proposal and include the material terms and conditions of such superior proposal (and Abaxis shall contemporaneously provide a copy of any relevant acquisition agreement and any other relevant transaction documents to Zoetis for such competing proposal), or, in the case of an intervening event, the material facts and circumstances of such intervening event and (iii) state expressly that Abaxis’ board of directors intends to make a change of company board recommendation or terminate the merger agreement in accordance with and subject to the terms of the merger agreement, as applicable, and specifying, in reasonable detail, the reasons therefor;

•	if requested by Zoetis in writing, Abaxis has negotiated in good faith with Zoetis with respect to any changes to the terms of the merger agreement proposed by Zoetis for at least four business days following receipt by Zoetis of such notice of change of company board recommendation (it being understood and agreed that any amendment to any material term of such superior proposal or any material development relating to such intervening event shall require a new notice of change of company board recommendation and an additional three business days’ period from the date of such notice);

•	taking into account any changes to the terms of the merger agreement offered by Zoetis, Abaxis’ board of directors has determined, in good faith (after consultation with its financial advisors and outside legal counsel), that (i) in the case of a competing proposal, such competing proposal would continue to constitute a superior proposal if such changes offered in writing by Zoetis were to be given effect and (ii) the failure to make a change of company board recommendation or terminate the merger agreement in accordance with the terms of the merger agreement, as applicable, would be reasonably expected to result in a breach of its fiduciary duties to the shareholders of Abaxis under applicable law; and

•	Abaxis has complied with the non-solicitation provisions in the merger agreement with respect to such competing proposal or intervening event.

Notwithstanding any change of company board recommendation, unless the merger agreement is validly terminated, (i) the merger agreement, the merger and the principal terms thereof will be submitted by Abaxis to its shareholders at the Company Shareholders Meeting for the purpose of obtaining the approval of the merger agreement, the merger and the principal terms thereof by the affirmative vote of the holders of a majority of all outstanding shares of Abaxis common stock, and nothing contained in the merger agreement shall be deemed to relieve Abaxis of such obligation and (ii) Abaxis and its board of directors shall not submit to the shareholders of Abaxis any competing proposal or propose to do so.

The merger agreement defines an “intervening event” as any material event, change, effect, development, state of facts, condition or occurrence that occurs or arises after the date of the merger agreement that (a) was not known, or reasonably foreseeable to or by Abaxis’ board of directors as of or prior to the date of the merger agreement, (b) does not result from any breach of the merger agreement by Abaxis or its subsidiaries or its representatives and (c) does not relate to (i) the receipt, existence or terms of a competing proposal, (ii) any events, changes or circumstances to the extent relating to Zoetis, Merger Sub, or any of Zoetis’s subsidiaries, or (iii) certain consents, approvals, filings, notifications, authorizations or actions described in the merger agreement.

In addition, if Abaxis’ board of directors decides to terminate the merger agreement with Zoetis following receipt of a superior proposal upon the terms summarized above, Abaxis must pay the applicable termination fee as described in further detail under “The Merger Agreement—Termination Fees” beginning on page 72.

Agreements to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, including with respect to antitrust laws, which are discussed further below, Abaxis and Zoetis have agreed to use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the merger and make effective the other transactions contemplated by the merger agreement, including, (i) preparing and filing all documentation to effect all necessary applications, notifications and filings and to obtain as promptly as practicable all clearances, authorizations, consents, orders, approvals, licenses, permits, and waivers of all governmental authorities or other persons necessary or advisable in connection with the consummation of the transactions contemplated by the merger agreement, (ii) cooperating fully with the other party in promptly seeking to obtain all such clearances, authorizations, consents, orders, approvals, licenses, permits and waivers, (iii) promptly providing any other information to any governmental authority as such governmental authority may lawfully request in connection herewith, and (iv) obtaining all consents from governmental authorities required for the satisfaction, as promptly as practicable, of the condition requiring expiration or termination of any waiting period (and any extension thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act and the obtainment of approval from the Federal Cartel Office of the Federal Republic of Germany under the Act Against Restraints of Competition of 1958, as amended (the “Germany Competition Approval”).

In addition to the above, each of the parties to the merger agreement has agreed that it will:

•	promptly make all filings that may be required for the satisfaction of the condition requiring expiration or termination of any waiting period (and any extension thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act and the obtainment of the Germany Competition Approval by each of them in connection with the consummation of the transactions contemplated by the merger agreement, which, in any event, shall be made within 15 business days following the date of the merger agreement with respect to the initial filings required under the HSR Act and as promptly as practicable after the date of the merger agreement with respect to the Germany Competition Approval;

•	furnish to the other party or its outside counsel such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any governmental authority; and

•	cooperate and consult with each other in connection with any application, notification, filing or submission, or any review, investigation or other inquiry by any governmental authority, relating to the transactions contemplated by the merger agreement, and shall keep the other party apprised of the content and status of any communications with or from any governmental authority with respect to the transactions contemplated by the merger agreement.

Notwithstanding these covenants, Zoetis shall not be required, other than with respect to certain products, to offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture or other disposition of any assets, rights, products or businesses of Zoetis, Abaxis, or any of their respective subsidiaries; or (ii) any other restrictions on the activities Zoetis, Abaxis, or any of their respective subsidiaries.

Unless requested in writing by Zoetis, Abaxis shall not offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets, rights, products or businesses of Abaxis or any of its subsidiaries, or any other restrictions on the activities of Abaxis or any of its subsidiaries.

Indemnification and Insurance

The merger agreement provides that Abaxis and the surviving corporation, as applicable, shall indemnify and hold harmless all past and present directors and officers of Abaxis as of the date of the merger agreement as provided in (i) the organizational documents of Abaxis and the organizational documents of each subsidiary of Abaxis (in each case, as in effect as of the date of the merger agreement) and (ii) applicable law, for a period of six years from the effective time of the merger.

Prior to the effective time of the merger, Abaxis may, in consultation with Zoetis, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the effective time for events occurring prior to the effective time that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than Abaxis’ existing directors’ and officers’ liability insurance policy (the “D&O Insurance”). If such insurance and indemnification policy is not obtained as of the effective time, the surviving corporation shall, and Zoetis shall cause the surviving corporation to, continue to maintain in effect for a period of at least six (6)-years the D&O Insurance in place as of the date of the merger agreement, or the surviving corporation shall, and Zoetis shall cause the surviving corporation to, purchase comparable D&O Insurance for such six-year period, but in no event shall Zoetis, Abaxis or the surviving corporation be obligated to pay annual premiums in excess of 250% of the annual amount paid by Abaxis for coverage during its current coverage period.

Employee Matters

For a period of one year following the effective time of the merger, Zoetis will provide, or cause to be provided, to each individual who is actively employed by Abaxis or its subsidiaries on the closing date and continues to be actively employed after the effective time of the merger, with (i) at least the same level of base salary and target cash bonus opportunity, in the aggregate, as were provided to any such employee immediately prior to the effective time of the merger (it being understood that Zoetis or its affiliates may adjust the level of base salary or target cash bonus opportunity provided that the sum of such amounts is no less than was provided to such employee immediately prior to the effective time), and (ii) other compensation and employee benefits that are substantially comparable, in the aggregate, to the compensation and employee benefits provided to similarly situated employees of Zoetis.

To the extent that any such employee becomes eligible to participate in an employee benefit plan maintained by Zoetis or any of its subsidiaries (other than Abaxis or its subsidiaries), Zoetis shall cause such employee benefit plan to recognize the service of such employee with Abaxis or its subsidiaries for purposes of eligibility, participation, level of benefits, and vesting under such employee benefit plan of Zoetis or any of its subsidiaries, to the same extent that such service was recognized immediately prior to the effective time under a corresponding Abaxis benefit plan in which such employee was eligible to participate immediately prior to the effective time, subject to certain customary exceptions.

With respect to any health care plan of Zoetis or any of its subsidiaries (other than Abaxis and its subsidiaries) in which any employee is eligible to participate for the plan year in which such employee is first eligible to participate, Zoetis shall use commercially reasonable efforts to (x) cause any preexisting condition limitations or eligibility waiting periods under such Zoetis or subsidiary plan to be waived with respect to such employee to the extent that such limitation would have been waived or satisfied under the Abaxis benefit plan in which such employee participated immediately prior to the effective time and (y) recognize any health care expenses incurred by such employee in the year that includes the closing date (or, if later, the year in which such employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Zoetis or any of its subsidiaries.

Other Covenants

The merger agreement contains additional agreements between Abaxis and Zoetis relating to, among other things:

•	Zoetis’ access to Abaxis’ officers, employees, properties, offices and other facilities of Abaxis and its subsidiaries and to the books and records (and any tax returns and tax records) thereof;

•	press releases and other public announcements relating to the merger, the merger agreement, or any of the other transactions contemplated by the merger agreement;

•	control of shareholder litigation;

•	actions necessary if state takeover laws are or become applicable to the transactions contemplated by the merger agreement to ensure that the transactions contemplated by the merger agreement may be consummated as promptly as practicable;

•	the actions necessary to cause the dispositions of certain common stock and equity-based securities by directors and officers of Abaxis pursuant to the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	the delisting of the shares of Abaxis common stock from the Nasdaq and the deregistration of such shares pursuant to the Exchange Act; and

•	notice of certain matters.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to effect the merger is subject to the satisfaction or mutual waiver (to the extent permitted under applicable law), of each of the following conditions:

•	the merger agreement, the merger and the principal terms thereof must have been approved by the affirmative vote of the holders of a majority of all outstanding shares of Abaxis common stock;

•	no restraints will be in effect enjoining or otherwise prohibiting or making illegal the consummation of the merger;

•	any waiting period (and any extension thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act will have been terminated or will have expired; and

•	the Germany Competition Approval has been obtained.

Conditions to Obligations of Zoetis and Merger Sub. The obligations of Zoetis and Merger Sub to consummate the merger are subject to the satisfaction or waiver (to the extent permitted under applicable law) of each of the following additional conditions:

•	the representations and warranties of Abaxis regarding certain matters relating to Abaxis’ capitalization, the required board of directors and shareholder approvals and broker fees must be true and correct in all respects as of the date of the merger agreement and as of the closing date as though made on the closing date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all respects on and as of such other date), other than such failures to be true and correct that are de minimis;

•	the representations and warranties of Abaxis regarding certain matters relating to due organization and qualification of Abaxis and its subsidiaries, corporate authority to enter into the merger agreement, and the opinion of Abaxis’ financial advisor must be true and correct in all respects as of date of the merger agreement and as of the closing date as though made on the closing date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all respects on and as of such other date), and each of the foregoing representations and warranties, to the extent not qualified by materiality or “Company Material Adverse Effect,” shall be true and correct in all material respects, as of the date of the merger agreement and as of the closing date as though made on the closing date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all material respects on and as of such other date);

•	the representations and warranties of Abaxis regarding certain matters relating to the absence of any Company Material Adverse Effect since January 1, 2018 must be true and correct in all respects as of the date of the merger agreement;

•

the representations and warranties of Abaxis set forth in the merger agreement other than those listed above must be true and correct in all respects as of the date of the merger agreement and as of the closing date as though made on the closing date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all respects on and as of such other date), other than such failures to be true and correct in all respects that, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and it being understood that, for purposes of determining the accuracy of such representations and warranties, all “materiality” or “Company Material Adverse Effect” qualifications contained within such representations and warranties will be disregarded;

•	Abaxis must have performed or complied in all material respects with all agreements, covenants and obligations required by the merger agreement to be complied with by it on or prior to the closing date;

•	since the date of the merger agreement, there must not have been any Company Material Adverse Effect; and

•	Abaxis must deliver to Zoetis a certificate signed on behalf of Abaxis by an executive officer of Abaxis, dated as of the closing date, to the effect that the conditions to the obligations of Zoetis and Merger Sub to consummate the merger listed above have been satisfied.

Conditions to Obligations of Abaxis. The obligations of Abaxis to consummate the merger are also subject to the satisfaction (or waiver to the extent permitted by applicable law) of each of the following additional conditions:

•	the representations and warranties made by Zoetis and Merger Sub set forth in the merger agreement relating to Zoetis’ and Merger Sub’s organization, corporate authority to enter into the merger agreement and broker fees must be true and correct in all respects as of the date of the merger agreement and as of the closing date as though made on the closing date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all respects on and as of such other date), other than such failures to be true and correct that are de minimis;

•	the representations and warranties of Zoetis and Merger Sub set forth in the merger agreement other than those listed above must be true and correct in all respects as of the date of the merger agreement and as of the closing date as though made on the closing date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all respects on and as of such other date), other than such failures to be true and correct in all respects that, individually and in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, and it being understood that, for purposes of determining the accuracy of such representations and warranties, all “materiality” or “Parent Material Adverse Effect” qualifications contained within such representations and warranties will be disregarded;

•	Zoetis and Merger Sub must have performed or complied in all material respects with all agreements, covenants and obligations required by the merger agreement to be complied with by it on or prior to the closing date; and

•	Zoetis must deliver to Abaxis a certificate signed on behalf of Zoetis by an executive officer of Zoetis, dated as of the closing date, to the effect that the conditions to the obligation of Abaxis to consummate the merger listed above have been satisfied.

Abaxis and Zoetis can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the effective time of the merger by mutual written consent of Zoetis and Abaxis at any time. Additionally, either Zoetis or Abaxis may terminate the merger agreement prior to the effective time of the merger if:

•

the effective time of the merger has not occurred on or before November 15, 2018; provided that if the effective time of the merger shall not have occurred by such date and the conditions requiring (i) the absence of restraints in effect enjoining or otherwise prohibiting or making illegal the consummation of the merger (but solely if the applicable restraint relates to an antitrust law), (ii) expiration of any waiting period under the HSR Act, and (iii) receipt of certain required regulatory approvals, shall not have been satisfied by such date, and the conditions set forth in (i) above (but solely if the applicable law or order relates to an antitrust law) and/or (ii) above are the only conditions in the merger agreement that have not been satisfied by such date (except for those conditions that by their nature would only be satisfied at closing), then Zoetis may extend such date until May 15, 2019 by written notice to Abaxis (such date, as so may be extended, the “outside date”); provided, further, that the foregoing right to extend or terminate the merger agreement shall not be available to any party if the failure of the effective date of the merger to occur by the outside date was primarily caused by such party’s material breach of any provision of the merger agreement;

•	any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger and such decision, injunction, decree, ruling, law or order shall have become final and nonappealable, or if there shall be adopted following the date of execution of the merger agreement any law that makes consummation of the merger illegal or otherwise prohibited; or

•	upon a vote at a duly held meeting to obtain the approval of the merger agreement, the merger and the principal terms thereof by the affirmative vote of the holders of a majority of all outstanding shares of Abaxis common stock at the Company Shareholders Meeting (including any postponement or adjournment thereof), such approval is not obtained.

Abaxis can terminate the merger agreement prior to the effective time of the merger if:

•	Zoetis breaches or fails to perform or comply with its representations, warranties, agreements, covenants or obligations contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions and (ii) cannot be or has not been cured within 30 days after Abaxis’ giving of written notice to Zoetis of such breach or, if earlier, by the outside date; or

•	at any time prior to the time at which Abaxis receives the approval of the merger agreement, the merger and the principal terms thereof by the affirmative vote of the holders of a majority of all outstanding shares of Abaxis common stock, in order to accept a superior proposal and enter into a definitive agreement providing for the consummation of a transaction constituting such superior proposal in accordance with the terms of the merger agreement; provided that Abaxis has (A) substantially contemporaneously with such termination entered into such definitive agreement with respect to that superior proposal, (B) otherwise complied with all provisions of the non-solicitation restrictions in the merger agreement with respect to such superior proposal, including the notice provisions thereof and (C) prior to or simultaneously with such termination, paid any amounts due under the merger agreement (including the Abaxis termination fee as described in this proxy statement under “The Merger Agreement—Termination Fees”).

Zoetis can terminate the merger agreement prior to the effective time of the merger if:

•	Abaxis’ board of directors or any committee thereof makes a change of company board recommendation; or

•	Abaxis breaches or fails to perform or comply with its representations, warranties, agreements, covenants or obligations contained in the merger agreement, which breach or failure to perform would give rise to the failure of specified conditions and cannot be or has not been cured within 30 days after Zoetis’s giving of written notice to Abaxis of such breach or, if earlier, by the outside date.

Fees and Expenses

Except as described below under “The Merger Agreement—Termination Fees”, all expenses incurred in connection with the merger agreement, the transactions contemplated thereby, the solicitation of Abaxis shareholder approval and all other matters related to the closing shall be paid by the party incurring such expenses, whether or not the merger or any other transaction contemplated by the merger agreement is consummated; provided, however, that the filing fees and the cost of printing and mailing the proxy statement shall be shared equally by Zoetis and Abaxis.

Termination Fees

Abaxis Termination Fee. Abaxis will be required to pay Zoetis a termination fee equal to $70 million (the “Abaxis termination fee”) if the merger agreement is terminated:

•	by Zoetis because Abaxis’ board of directors or any committee thereof makes a change of company board recommendation;

•	by Zoetis because Abaxis breaches its covenants with respect to the proxy statement and the Company Shareholders Meeting and non-solicitation obligations (which breach or failure to perform gave rise to the failure of one or more specified conditions to closing and cannot be or has not been cured within 30 days after Zoetis’s giving of written notice to Abaxis of such breach or, if earlier, by the outside date);

•	by Abaxis, if at any time prior to the time at which Abaxis receives the approval of the merger agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of all outstanding shares of Abaxis common stock, in order to accept a superior proposal and enter into a definitive agreement providing for the consummation of a transaction constituting such superior proposal in accordance with the terms of the merger agreement; provided that Abaxis shall (A) have substantially contemporaneously with such termination entered into such definitive agreement with respect to that superior proposal, (B) have otherwise complied with all provisions of the no solicitation covenants in the merger agreement with respect to such superior proposal, including the notice provisions thereof and (C) prior to or simultaneously with such termination, pay any amounts due under the merger agreement;

•	by Abaxis or Zoetis, for any reason at such time as Zoetis could have validly terminated the merger agreement because Abaxis’ board of directors or any committee thereof made a change of company board recommendation; or

•	by Abaxis or Zoetis, if (i) any person makes a competing proposal that was publicly disclosed or otherwise made publicly known to Abaxis’ shareholders before the Company Shareholders Meeting and not publicly withdrawn at least one (1) business day prior to the date of the Company Shareholders Meeting, (ii) thereafter the merger agreement is validly terminated because (A) the merger has not become effective by outside date (as described above), (B) the merger agreement and the transactions contemplated thereby were not approved by the affirmative vote of the holders of a majority of all outstanding shares of Abaxis common stock, or (C) Abaxis has breached or failed to perform or comply with its representations, warranties, agreements, covenants or obligations contained in the merger agreement, which breach or failure to perform gave rise to the failure of one or more specified conditions to closing and was not cured within 30 days after Zoetis’s giving of written notice to Abaxis of such breach or, if earlier, by the outside date, and (iii) within 12 months of such termination, Abaxis consummates or enters into, or Abaxis’ board of directors (or a committee thereof) publicly recommends, or submits to the shareholders of Abaxis for their approval, a definitive agreement to consummate a competing proposal (which need not be the same competing proposal that was made, disclosed or publicly known prior to the termination of the merger agreement); provided, that for purposes of clauses (i) and (iii) above the reference to “20%” in the definition of “competing proposal” as set forth above under “The Merger Agreement—No Solicitation of Other Proposals”)” will be deemed to be “50%”).

Zoetis Tier I Termination Fee. Zoetis will be required to pay Abaxis a fee of $60 million (the “Zoetis tier I termination fee”) if (A) (i) Abaxis or Zoetis terminates the merger agreement because the merger shall not have occurred on or before the outside date as described above or (ii) Abaxis or Zoetis terminates the merger agreement because any governmental authority has enacted a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger (but solely if the applicable law or order relates to an antitrust law); (B) prior to such termination, Zoetis did not exercise its right to extend the outside date in accordance with the terms of the merger agreement; and (C) all of the conditions to the obligations of each party and all of the conditions to the obligations of Zoetis and Merger Sub set forth in the merger agreement are satisfied, except for (x) the condition requiring the absence of restraints in effect enjoining or otherwise prohibiting or making illegal the consummation of the merger (but solely if the applicable restraint relates to an antitrust law), (y) the condition requiring the expiration or termination of any waiting period under the HSR Act and the receipt of certain other regulatory approvals and (z) those conditions that, by their nature, are to be satisfied at the closing and were capable of being satisfied as of the date of such termination if the closing were to occur on the date of such termination.

Zoetis Tier II Termination Fee. Zoetis will be required to pay Abaxis a fee of $120 million (the “Zoetis tier II termination fee”) if (A) (i) Abaxis or Zoetis terminates the merger agreement because the merger shall not have occurred on or before the outside date described above or (ii) Abaxis or Zoetis terminates the merger agreement because any governmental authority has enacted a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger (but solely if the applicable law or order relates to an antitrust law); (B) prior to such termination, Zoetis had exercised its right to extend the outside date in accordance with the terms of the merger agreement; and (C) all of the conditions to the obligations of each party and all of the conditions to the obligations of Zoetis and Merger Sub set forth in the merger agreement are satisfied, except for (x) the condition requiring the absence of restraints in effect enjoining or otherwise prohibiting or making illegal the consummation of the merger (but solely if the applicable restraint relates to an antitrust law), (y) the condition requiring the expiration or termination of any waiting period under the HSR Act and the receipt of certain other regulatory approvals and (z) those conditions that, by their nature, are to be satisfied at the closing and were capable of being satisfied as of the date of such termination if the closing were to occur on the date of such termination.

The parties have agreed that in no event will (i) Abaxis be required to pay the Abaxis termination fee on more than one occasion (ii) Zoetis be required to pay either the Zoetis tier I termination fee or the Zoetis tier II termination fee on more than one occasion or (iii) Zoetis be required to pay both the Zoetis tier I termination fee and the Zoetis tier II termination fee.

Without limiting the right of Zoetis to seek specific performance of the merger agreement in accordance with the terms of the merger agreement, the Abaxis termination fee, if paid, will be the sole and exclusive remedy of Zoetis, Merger Sub and their respective affiliates against Abaxis and its former, current or future officers, directors, partners, shareholders, optionholders, managers, members or affiliates for any loss suffered as a result of the merger agreement.

Without limiting the right of Abaxis to seek specific performance of the merger agreement in accordance with the terms of the merger agreement, the Zoetis tier I termination fee or the Zoetis tier II termination fee, if paid, will be the sole and exclusive remedy of Abaxis and its former, current or future officers, directors, partners, shareholders, optionholders, managers, members or affiliates against Zoetis, Merger Sub and any of their respective affiliates for any loss suffered as a result of the merger agreement.

Effect of Termination

If the merger agreement is terminated by Abaxis or Zoetis in accordance with its terms, the merger agreement will be of no force or effect and there will be no further liability or obligation on the part of any party (or their respective affiliates) following any such termination, provided that nothing in the merger agreement will relieve (i) a party from any liability for damages resulting from such party’s fraud prior to the valid termination of the merger agreement or (ii) Abaxis from any liability for damages resulting from its willful breach of any of its representations, warranties, agreements, covenants or obligations set forth in the merger agreement prior to the valid termination of the merger agreement.

The parties are entitled to specific performance to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled under the merger agreement.

Amendment

The parties may amend the merger agreement by executed written agreement prior to the effective time of the merger with the approval of the respective boards of directors of Abaxis, Zoetis and Merger Sub at any time, provided that after the receipt of the approval of the merger agreement, the merger and the principal terms thereof by the affirmative vote of the holders of a majority of all outstanding shares of Abaxis common stock, no amendment to the merger agreement may be made that would require approval of Abaxis shareholders under applicable law or the rules of the Nasdaq, without obtaining such approval.

PROPOSAL 2—COMPENSATION PROPOSAL

The Compensation Proposal

Section 14A of the Exchange Act requires that Abaxis provide its shareholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the merger-related compensation arrangements for Abaxis’ named executive officers (the “compensation proposal”), as disclosed in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger,” beginning on page 43.

Our board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement, and to cast a vote either to approve or disapprove the compensation proposal, through the following resolution:

“RESOLVED, that the shareholders of Abaxis approve, on an advisory (non-binding) basis, the compensation to be paid by Abaxis to its named executive officers, that is based on, or otherwise relates to, its proposed acquisition by Zoetis, in the table set forth in the section of the proxy statement for the merger entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger,” and in the related notes and narrative disclosure.”

The vote to adopt the compensation proposal is a vote separate and apart from the vote to adopt the merger agreement proposal. Accordingly, you may vote for adoption of the compensation proposal and vote not to adopt the merger agreement proposal or vice versa. Approval of the compensation proposal is not a condition to completion of the merger, and the vote with respect to the compensation proposal is advisory only. Because the vote on the compensation proposal is advisory only, it will not be binding on either Abaxis or Zoetis.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the special meeting and entitled to vote thereon, provided there is a quorum, is required for adoption of the compensation proposal.

Abstentions and broker non-votes, if any, will be counted as present for the purpose of determining the presence of a quorum and abstentions will have the same effect as a vote against the compensation proposal. Broker non-votes will have no effect in determining whether or not the compensation proposal is approved.

Our board of directors recommends that the Abaxis shareholders vote “FOR” the adoption of the compensation proposal.

PROPOSAL 3—AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the Special Meeting of shareholders, the number of shares of Abaxis common stock represented and voting in favor of merger agreement proposal is insufficient to adopt that proposal under the California Corporations Code, we may move to adjourn the Special Meeting to enable our board of directors to solicit additional proxies in respect of such proposal (the “adjournment proposal”). In that event, we will ask our shareholders to vote only upon the adjournment proposal, and not the merger proposal or the compensation proposal.

In the adjournment proposal, we are asking you to vote to adjourn the Special Meeting, if necessary or appropriate, to another time and place for the purpose of soliciting additional proxies. If the shareholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement proposal, we could adjourn the Special Meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of the merger agreement proposal.

Failure for this proposal to pass will not affect the ability of the holder of any proxy solicited by us to adjourn the Special Meeting in the event insufficient shares of Abaxis common stock are represented to establish a quorum, or for any other lawful purpose.

Vote Required and Recommendation of the Board of Directors

Approval of the adjournment proposal, requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Special Meeting and voting on the matter.

Abstentions and broker non-votes, if any, will be counted as present for the purpose of determining the presence of a quorum and abstentions will have the same effect as a vote against the adjournment proposal. Broker non-votes will have no effect in determining whether or not the adjournment proposal is approved.

Our board of directors recommends that the Abaxis shareholders vote “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Abaxis common stock as of June 26, 2018, by: (1) each Abaxis director; (2) each of Abaxis’ named executive officers; (3) all Abaxis executive officers and directors as a group; and (4) all those known by Abaxis to be beneficial owners of more than five percent of Abaxis common stock. Abaxis does not have any class of equity securities outstanding other than its common stock.

The information in the table below regarding the beneficial owners of 5% or more of our common stock is based on our review of Schedule 13D and Schedule 13G filings with the Securities and Exchange Commission. Each person listed below has sole voting and investment power with respect to the shares beneficially owned, unless otherwise stated.

Name and Address of Beneficial Owner	Abaxis Common Stock Direct	Restricted Stock Units distributable within 60 days	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned (1)
5% Holders:
Brown Capital Management, LLC (3)	1,104,822		1,104,822	4.83%
Kayne Anderson Rudnick Investment Management, LLC (4)	3,664,960		3,664,960	16.02%
PRIMECAP Management Company (5)	2,217,300		2,217,300	9.69%
BlackRock, Inc. (6)	2,828,850		2,828,850	12.37%
The Vanguard Group, Inc. (7)	2,075,656		2,075,656	9.08%
Outside Directors: (2)
Vernon E. Altman	32,303	—	32,303	0.14%
Richard J. Bastiani, Ph.D. (8)	57,700	—	57,700	0.25%
Michael D. Casey	29,200	—	29,200	0.13%
Henk J. Evenhuis	18,900	—	18,900	0.08%
Prithipal Singh, Ph.D.	26,500	—	26,500	0.12%
Named Executive Officers: (2)
Clinton H. Severson*	584,041	—	584,041	2.55%
Kenneth P. Aron, Ph.D. (9)	115,499	—	115,499	0.51%
Ross Taylor	15,500	—	15,500	0.07%
Craig M. Tockman, DVM	25,678	—	25,678	0.11%
Donald P. Wood	65,551	—	65,551	0.29%
All directors and executive officers as a group (11 persons)	1,040,822	—	1,040,822	4.55%

*	Mr. Severson is also a Director.

(1)	The percentages shown in this column are calculated based on 22,870,967 shares of common stock outstanding on June 26, 2018 and include shares of common stock that such person or group had the right to acquire on or within sixty days after that date, including, but not limited to, upon the vesting of RSUs and PSUs.
(2)	The business address of the beneficial owners listed is c/o Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587.
(3)

Based on information set forth in a Schedule 13G/A filed with the SEC on June 8, 2018 by Brown Capital Management, LLC, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), reporting sole power to vote and dispose of 868,218 and 1,104,822, of the reported shares, respectively. All of the reported shares are owned by various investment advisory clients of Brown Capital Management, LLC, which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Exchange Act, due to its discretionary power to make investment decisions over such shares for its clients and/or its ability to vote such shares. The business address for Brown Capital Management, LLC is 1201 North Calvert Street, Baltimore, MD 21202.
(4)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2018 by Kayne Anderson Rudnick Investment Management, LLC, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), reporting sole power to vote and dispose of 2,098,660 of the reported shares and shared power to vote and dispose of 1,566,300 of the reported shares. The business address for Kayne Anderson Rudnick Investment Management, LLC is 1800 Avenue of the Stars, Second Floor, Los Angeles, CA 90067.
(5)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 27, 2018 by PRIMECAP Management Company, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) and a church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 reporting sole power to vote and dispose of 2,066,300 and 2,217,300 of the reported shares, respectively. The business address for PRIMECAP Management Company is 177 E. Colorado Boulevard, 11th Floor, Pasadena, CA 91105.
(6)	Based on information set forth in a Schedule 13G/A filed with the SEC on January 19, 2018 by BlackRock, Inc., a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G), reporting sole power to vote and dispose of 2,775,662 and 2,828,850 of the reported shares, respectively. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(7)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 8, 2018 by The Vanguard Group, Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), reporting sole power to vote and dispose of 42,572 and 2,031,580 of the reported shares, respectively; and shared power to vote and dispose of 3,202 and 44,076 of the reported shares, respectively. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 40,874 of the reported shares and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 4,900 of the reported shares. The business address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.
(8)	Includes:

• 57,400 shares held by Dr. Bastiani; and

• 300 shares held by Dr. Bastiani’s wife.

(9)	Includes:

• 114,999 shares held by Dr. Aron; and

• 500 shares held by Mrs. Aron’s IRA.

MARKET FOR THE COMMON STOCK; DIVIDEND DATA

Our common stock is quoted on the Nasdaq under the ticker symbol “ABAX.” This table shows, for the periods indicated, the closing high and low sales price per share for Abaxis common stock, as reported by Nasdaq.

	Abaxis Common Stock
	High	Low
Year ending December 31, 2018
Second Quarter (through June 26, 2018)	$83.72	$66.36
First Quarter	$76.00	$49.51
Year ending December 31, 2017
Fourth Quarter	$51.61	$45.58
Third Quarter	$53.64	$43.82
Second Quarter	$53.73	$45.03
First Quarter	$55.02	$47.20
Year ending December 31, 2016
Fourth Quarter	$55.02	$45.88
Third Quarter	$54.75	$46.36
Second Quarter	$47.43	$43.22
First Quarter	$55.02	$38.65

The high and low sales price per share for Abaxis common stock as reported by Nasdaq on June 26, 2018, the latest practicable trading day before the filing of this proxy statement, were $83.24 and $83.04, respectively.

As of June 26, 2018, our common stock was held of record by 71 shareholders.

The following table shows, for the periods indicated, the quarterly dividends paid per share of Abaxis common stock.

	Dividend		Payment Date
Year ending December 31, 2018
Third Quarter		(1)
Second Quarter	$0.18		6/15/2018
First Quarter	$0.16		3/15/2018
Year ending December 31, 2017
Fourth Quarter	$0.16		12/15/2017
Third Quarter	$0.14		9/15/2017
Second Quarter	$0.14		6/15/2017
First Quarter	$0.14		3/15/2017
Year ending December 31, 2016
Fourth Quarter	$0.14		12/15/2016
Third Quarter	$0.12		9/15/2016
Second Quarter	$0.12		6/17/2016
First Quarter	$0.11		3/17/2016

(1)	In connection with the merger agreement and the transactions contemplated thereby, we have agreed to suspend the payment of our regular quarterly dividend.

OTHER MATTERS

As of the date of this proxy statement, our board of directors is not aware of any matter to be presented for action at the Special Meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of shareholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.

Adjournments

The Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of our common stock present, in person or by proxy, and voting on whether to adjourn the Special Meeting. We are soliciting proxies to approve adjournment of the Special Meeting, if necessary or appropriate to provide additional time to solicit votes in favor of the merger agreement proposal. Our board of directors recommends that you vote in favor of the proposal to adjourn the meeting, if necessary or appropriate, to provide additional time to solicit votes in favor of the merger agreement proposal (the “adjournment proposal”). In addition, if a quorum is not present at the Special Meeting, the Special Meeting may be adjourned by the chairman of the Special Meeting or by the vote of a majority of the shares represented at the Special Meeting, regardless of whether the adjournment proposal is approved, but no other business will be transacted at the Special Meeting until a quorum is present.

Shareholder Proposals

Abaxis intends to hold an Annual Meeting of Shareholders in the fall of 2018 (the “2018 Annual Meeting”) only if the merger is not completed by then, and assuming the merger is completed in 2018, there will be no public participation in any future meetings of shareholders. Shareholder proposals to be considered for inclusion in this year’s proxy materials, must be submitted in writing to our Secretary at 3240 Whipple Road, Union City, California 94587 in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as amended. If the date of this year’s annual meeting has been changed by more than 30 days from the anniversary of the 2017 annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials.

In addition, our bylaws contain an advance notice provision with respect to matters to be brought before an annual meeting, including director nominations, whether or not included in our proxy statement. If you would like to nominate a director or bring any other business before the shareholders at this year’s annual meeting, you must comply with the procedures contained in our bylaws, including notifying us in writing in a timely manner, and such business must otherwise be a proper matter for action by our shareholders. The notice must have been received by our Secretary at 3240 Whipple Road, Union City, California 94587, our principal executive office, in accordance with our bylaws. If the date of this year’s annual meeting is more than 30 calendar days earlier than the anniversary of the 2017 annual meeting, notice by the shareholders to be timely must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly announced. You are also advised to review our bylaws, which contain additional requirements for advance notice of shareholder proposals.

Where You Can Find More Information

Abaxis files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

If you have any questions about this proxy statement, the Special Meeting or the acquisition by Zoetis after reading this proxy statement, or if you would like additional copies of this proxy statement, please contact us at:

Abaxis, Inc.

3240 Whipple Road

Union City, California 94587

Telephone: (510) 675-6500

This proxy statement contains references to the availability of certain information from our website, www.abaxis.com. By making such references, we do not incorporate into this document the information included on our website.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 27, 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the merger creates any implication to the contrary.

Directions to the Special Meeting Location

The Special Meeting will be held at the principal offices of Abaxis, Inc. at 3240 Whipple Road, Union City, California 94587 at 8:00 a.m. Pacific time on July 31, 2018.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

ZOETIS INC.,

ZEUS MERGER SUB, INC.

and

ABAXIS, INC.

dated as of

May 15, 2018

A-i

A-ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 15, 2018, by and among Zoetis Inc., a Delaware corporation (“Parent”), Zeus Merger Sub, Inc., a California corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Abaxis, Inc., a California corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Corporations Code of the State of California (the “CCC”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation of the merger and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and the Company Shareholders (as defined below), (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Transactions”), (c) subject to the terms set forth herein, resolved to recommend approval of this Agreement, the Merger and the principal terms thereof for approval by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (as defined below) (the “Company Shareholder Approval”) and (d) directed that the approval of this Agreement, the Merger and the principal terms thereof be submitted to a vote of the Company Shareholders;

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) determined that this Agreement and the Merger are fair to, and in the best interests of, Merger Sub and its sole shareholder and (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the Board of Directors of Parent has approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the sole shareholder of Merger Sub has approved this Agreement, the Merger and the principal terms thereof; and

WHEREAS, upon consummation of the Merger, each share of common stock, no par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled or converted pursuant to Section 2.01(a) and any Dissenting Shares (as defined below)) will be cancelled and converted into the right to receive the Merger Consideration (as defined below), upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and other agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the CCC, at the Effective Time, Merger Sub shall be merged with and into the Company in the Merger.

SECTION 1.02 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 8:00 a.m. New York City time on the third (3rd) Business Day following the date on which each of the conditions set forth in Article VII is satisfied, or to the extent permitted by applicable Law, waived by the party entitled to waive such condition (except in any such case for any such conditions that by their nature can be satisfied only on the Closing Date, but subject to the satisfaction of such conditions or, to the extent permitted by applicable Law, waiver by the party entitled to waive such conditions), unless another place, time or date is agreed upon in writing by the parties. The date on which the Closing occurs is referred to herein as the “Closing Date.”

SECTION 1.03 Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, or on such other date as Parent and the Company may agree upon in writing, Parent, Merger Sub and the Company shall file an agreement of merger with respect to the Merger and officers’ certificates of Merger Sub and the Company with respect to the Merger (collectively, the “Agreement of Merger”) with the Secretary of State of the State of California, in each case, in such form as required by, and executed in accordance with, the applicable provisions of the CCC. The Merger shall become effective at the time the Agreement of Merger shall have been duly filed with the Secretary of State of the State of California or such other date and time as is agreed upon by the parties and specified in the Agreement of Merger, such date and time hereinafter referred to as the “Effective Time.”

SECTION 1.04 Effects of the Merger. As a result of the Merger, (a) the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”) and (b) the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CCC. Without limiting the generality of the foregoing, at the Effective Time, all of the rights and property of the Company and Merger Sub shall vest in the Surviving Company, and all of the debts and liabilities of the Company and Merger Sub shall become the debts and liabilities of the Surviving Company.

SECTION 1.05 Articles of Incorporation and Bylaws of the Surviving Company. At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, and the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety pursuant to the Merger to conform to the articles of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, respectively (except that, in each case, the name of the Surviving Company shall be “Abaxis, Inc.”), and as so amended and restated shall be the articles of incorporation and bylaws of the Surviving Company, respectively, until thereafter amended as provided therein or by applicable Law.

SECTION 1.06 Directors and Officers of the Surviving Company.

(a) The board of directors of the Surviving Company effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time, to hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Company.

(b) From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, to hold office until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Company.

SECTION 1.07 Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any of their respective equityholders:

(a) Cancellation of Treasury Shares and Parent-Owned Shares. Each share of Company Common Stock (the “Shares”) held in the treasury of the Company immediately prior to the Effective Time and each Share owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto. All Shares issued and outstanding immediately prior to the Effective Time that are held by any direct or indirect wholly owned Subsidiary of the Company (each, a “Company Subsidiary”) or by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) (collectively, “Converted Shares”) will automatically be converted into such number of validly issued, fully paid and nonassessable shares of common stock, no par value per share, of the Surviving Company, or fraction thereof, such that the ownership percentage of any such Subsidiary in the Surviving Company immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(b) Shares of Merger Sub. Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Company.

(c) Company Common Stock. Each Share that is issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled or converted pursuant to Section 2.01(a) or any Dissenting Shares) shall be cancelled and shall be converted automatically into the right to receive $83.00 in cash, without interest (the “Merger Consideration”). The Merger Consideration shall be payable in accordance with Section 2.02(b).

(d) Company Equity Awards.

(i) Cash-Out Company RSU Awards. Each Company RSU Award that is outstanding as of immediately prior to the Effective Time and that, by its terms as in effect on the date hereof, would automatically vest upon the occurrence of the Effective Time, by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company, the holder of such Company RSU or any other Person, shall be automatically cancelled and converted into the right to receive the Merger Consideration in respect of each Share subject to such Company RSU Award, less applicable withholding obligations.

(ii) Rollover Company RSU Awards. Each Company RSU Award that is outstanding as of immediately prior to the Effective Time and that is not subject to Section 2.01(d)(i), by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company, the holder of such Company RSU or any other Person, shall be cancelled and automatically converted into a restricted stock unit award in respect of a number of Parent Shares (rounded to the nearest whole share) equal to the product of (x) the number of Shares subject to such Company RSU Award as of immediately prior to the Effective Time, multiplied by (y) the Equity Award Exchange Ratio, which award shall be subject to substantially the same terms and conditions (including the same vesting terms) as were applicable to the corresponding Company RSU Award.

(iii) Cash-Out Company PSU Awards. Each Company PSU Award that is outstanding as of immediately prior to the Effective Time and that, by its terms as in effect on the date hereof, would automatically vest upon the occurrence of the Effective Time, by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company, the holder of such Company PSU or any other Person, shall be automatically cancelled and converted into the right to receive the Merger Consideration in respect of each Share subject to such Company PSU Award, less applicable withholding obligations. For purposes of such Company PSU Awards, the performance goals in respect of performance periods that are incomplete as of the Effective Time will be deemed to have been satisfied at the target level at the Effective Time.

(iv) Rollover Company PSU Awards. Each Company PSU Award that is outstanding as of immediately prior to the Effective Time and that is not subject to Section 2.01(d)(iii), by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company, the holder of such Company PSU or any other Person, shall be cancelled and automatically converted into a restricted stock unit award in respect of a number of Parent Shares (rounded to the nearest whole share) equal to the product of (x) the number of Shares subject to such Company PSU Award as of immediately prior to the Effective Time, multiplied by (y) the Equity Award Exchange Ratio, which award shall be subject to substantially the same terms and conditions as were applicable to the corresponding Company PSU Award. For purposes of such Company PSU Awards, the performance goals in respect of performance periods that are incomplete as of the Effective Time will be deemed to have been satisfied at the target level at the Effective Time (and the converted awards will be subject solely to service-based vesting following the Effective Time).

(e) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of Section 2.01(c) and (d). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Company will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of any Company RSU Award or Company PSU Award. All amounts payable to holders of Company RSU Awards and Company PSU Awards pursuant to Sections 2.01(d)(i) and (iii) shall be paid through the payroll of Parent, the Surviving Company or their Affiliates within fourteen (14) calendar days of the Closing.

SECTION 2.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint Computershare Trust Company, N.A., or another nationally recognized financial institution reasonably acceptable to the Company, to act as agent for the payment of the Merger Consideration in accordance with this Article II (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At or prior to the Closing, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid at the Closing pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Payment Fund”). Funds made available to the Paying Agent shall be invested by the Paying Agent, if and as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this Section 2.02(a); provided, that no investment of such deposited funds shall relieve Parent, the Surviving Company or the Paying Agent from promptly making the payments required by this Section 2.02(a). Any interest or income produced by such investments will be payable to Parent or the Surviving Company, as Parent directs. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.02(a), except as expressly provided for in this Agreement.

(b) Exchange Procedures.

(i) Certificated Shares. As promptly as practicable after the Effective Time (and in any event, no later than five (5) Business Days after the Closing Date), Parent shall cause the Paying Agent to mail to each holder of record of a certificate representing Shares as of immediately prior to the Effective Time (a “Certificate”) whose Shares were converted into the right to receive the Merger Consideration pursuant to this Agreement: (A) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e) to the Paying Agent) and shall otherwise be in such form and have such other provisions as Parent may reasonably specify and (B) instructions for effecting the surrender of the Certificate in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificate, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate that such holder is entitled to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that was not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered; provided that it shall be a condition precedent of payment that (x) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any and all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or shall have established to the reasonable satisfaction of Parent that such Taxes either have been paid or are not required to be paid.

(ii) Book-Entry Shares. Any holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.01(c). In lieu thereof, each registered holder of one (1) or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Company shall cause the Paying Agent to pay and deliver to such holder as promptly as reasonably practicable after the Effective Time, the Merger Consideration for each Book-Entry Share that such holder is entitled to receive pursuant to Section 2.01(c). Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(iii) No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or in respect of any Book-Entry Share.

(c) Termination of Payment Fund. At any time following the first (1st) anniversary of the Effective Time, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest received with respect thereto) not disbursed to or claimed by holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and in compliance with the procedures set forth in Section 2.02(b), without interest. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Company or its designee, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Surviving Company or the Paying Agent shall be liable to any holder of a Share for Merger Consideration properly delivered to a public official in compliance with any applicable abandoned property, escheat or similar Law.

(d) Withholding Rights. Notwithstanding any other provision of this Agreement to the contrary, each of the Paying Agent, the Company, the Surviving Company and Parent shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law, and pay such withheld amounts over to the appropriate Governmental Authority. Any amounts so withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Paying Agent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent or the Surviving Company, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(c); provided, however, that the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.

SECTION 2.03 Share Transfer Books. As of the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Section 2.03 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement.

SECTION 2.04 Certain Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that this sentence shall not be construed to permit the Company or the Company Subsidiaries to take any action with respect to their securities that is prohibited by this Agreement.

SECTION 2.05 Dissenting Shares.

(a) Notwithstanding anything to the contrary herein, Shares issued and outstanding immediately prior to the Effective Time and held by a holder of record who did not vote in favor of the Company Shareholder Approval (or consent thereto in writing) and is entitled to demand, and has properly demanded, that the Company purchase such Shares (such Shares, the “Dissenting Shares”) for fair market value in accordance with, and in compliance in all respects with, Chapter 13 of the CCC shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.01(c), but instead at the Effective Time shall be converted into the right to receive payment of the fair market value of such Shares as may be determined to be due with respect to such Dissenting Shares pursuant to Chapter 13 of the CCC. If any such holder fails to perfect or otherwise waives, withdraws or loses the right to payment of the fair market value of such Dissenting Shares pursuant to Chapter 13 of the CCC, or becomes ineligible for such payment, then the right of such holder to receive such payment in respect of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest or duplication.

(b) The Company shall give Parent prompt notice of any demands received by the Company for the purchase of Shares pursuant to Chapter 13 of the CCC, any litigation related thereto, attempted withdrawals of such demands and any other instruments served pursuant to the CCC and received by the Company relating to rights to be paid the fair market value of Dissenting Shares (such demands, withdrawals, instruments, or litigation related thereto, together, “Shareholder Demands”). Parent shall have the right to participate in and control all negotiations and proceedings with respect to, and the defense of, such Shareholder Demands, and Parent shall give Company the right to review and comment on all material filings or responses to be made in connection with any such Shareholder Demands, and the right to consult on the settlement, release, waiver or compromise of any such Shareholder Demands, and Parent shall in good faith take such comments into account. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such Shareholder Demand, or agree to any of the foregoing. Any portion of the aggregate Merger Consideration made available to the Payment Agent to pay for Shares that have become Dissenting Shares shall be returned to Parent upon demand.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the SEC Reports filed or furnished by the Company with the SEC after January 1, 2015 and prior to the date hereof (other than disclosures in the “Risk Factors” sections of any such SEC Reports and any disclosure of risks included in any “forward-looking statements” disclaimer contained in any such SEC Reports), or (b) as disclosed in the corresponding section of the separate disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation validly existing and in good standing under the Laws of the State of California and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign legal entity to do business, and is in good standing in each jurisdiction (to the extent a concept of “good standing” is applicable in such jurisdiction) where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of all the Company Subsidiaries, together with (i) the jurisdiction and form of organization of each Company Subsidiary, (ii) the authorized share capital or other equity interests of each Company Subsidiary and (iii) the outstanding share capital or other equity interests of each Company Subsidiary, and the holders thereof. Each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing in the jurisdiction of its incorporation or organization (to the extent a concept of “good standing” is applicable in such jurisdiction), and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Each of the Company Subsidiaries is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary (to the extent a concept of “good standing” is applicable in such jurisdiction), except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary, directly or indirectly, owns any equity interest in any Person other than the Company Subsidiaries.

(c) The Company has made available to Parent a true and complete copy of (i) the Amended and Restated Articles of Incorporation of the Company, as amended and as in effect on the date hereof (the “Company Articles”), (ii) the Amended and Restated By-Laws of the Company, as in effect on the date hereof (the “Company Bylaws”) and (iii) the articles of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary, each as in effect as of the date hereof. Each such articles of incorporation and bylaws (or equivalent organizational documents) is in full force and effect. The Company is not in violation of any provisions of the Company Articles or the Company Bylaws. None of the Company Subsidiaries is in violation of any of the provisions of its articles of incorporation and bylaws (or equivalent organizational documents), in each case, except for violations that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 3.02 Capitalization.

(a) The authorized share capital of the Company consists of 35,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value (“Preferred Stock”). As of the close of business on May 14, 2018 (the “Capitalization Date”), there were 22,870,967 shares of Company Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. No Company Subsidiary owns any capital stock of the Company. The Company Common Stock constitutes the only outstanding class of securities of the Company or the Company Subsidiaries registered under, or required to be registered under, the Securities Act. As of the close of business on the Capitalization Date, the Company had no shares of capital stock reserved for or otherwise subject to issuance, except for 1,157,346 Shares reserved for issuance under the Company Equity Plans, of which amount (i) 649,846 Shares were issuable upon the settlement of Company RSU Awards and (ii) 507,500 Shares (assuming satisfaction of performance goals, which can only be satisfied at one level per Company PSU Award) were issuable upon the settlement of Company PSU Awards.

(b) Except as set forth in Section 3.02(a), as of the close of business on the Capitalization Date, no shares of capital stock or voting securities of, or other equity interests in, the Company are reserved for issuance or outstanding. Since the close of business on the Capitalization Date through the date of this Agreement, no Company RSU Awards or Company PSU Awards have been issued or granted and no Shares have been issued. Except as set forth in Section 3.02(a), there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of the Company or any Company Subsidiary any character relating to the issued or unissued Shares or other equity interests or capital stock of the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such Shares, capital stock or other equity interests, or any other rights or instruments that are linked in any way to the price of the Shares or any shares of capital stock or other equity interests of the Company or any Company Subsidiary or the value of all or any part of the Company or any Company Subsidiary (collectively, including the shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, “Equity Interests”), or obligating the Company or any Company Subsidiary to issue, sell or grant any Equity Interests.

(c) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company Shareholders or the equityholders of any Company Subsidiary may vote. There are no outstanding obligations under Contract or otherwise of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other Person. None of the Company or any Company Subsidiary is a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to any Equity Interests or any other Contract relating to disposition, voting or dividends with respect to any Equity Interests.

(d) All issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive (or similar) right, purchase option, call or right of first refusal or similar right. Each outstanding capital share, limited liability company interest, partnership interest or equity or similar interest of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights. Each outstanding capital share, limited liability company interest, partnership interest or equity or similar interest of each Company Subsidiary that is owned by the Company or another Company Subsidiary is owned free and clear of all Liens.

(e) All Company RSU Awards and Company PSU Awards are evidenced by award agreements in the forms that have been provided to Parent. Section 3.02(e) of the Company Disclosure Schedule sets forth a listing of all Persons (by employee number) who hold outstanding Company RSU Awards and Company PSU Awards as of the Capitalization Date, indicating, with respect to each Company RSU Award or Company PSU Award, the number of Shares subject thereto, the date of grant or issuance and the vesting schedule.

SECTION 3.03 Corporate Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and subject to the receipt of the Company Shareholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of the Merger, to the receipt of the Company Shareholder Approval and the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CCC). This Agreement has been validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (a) may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and (b) is subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 3.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not (with or without notice or lapse of time, or both), (i) conflict with or violate the Company Articles, the Company Bylaws or the articles of incorporation or bylaws (or equivalent organizational documents) of any Company Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.04(b) have been obtained, that all filings and other actions described in Section 3.04(b) have been made or taken and that the Company Shareholder Approval has been obtained, conflict with or violate any federal, state, local or foreign law, statute, ordinance or law, or any rule, regulation, standard, Order or agency requirement of any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach or violation of, constitute a default by the Company or any Company Subsidiary under, result in the termination of or give to others any right of termination, vesting, amendment, acceleration or cancellation under, result in the loss of any benefit under, or result in the creation of any Lien (other than a Permitted Lien) on the properties or assets of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party, or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except, with respect to the foregoing clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any Consent from, notice to or registration, declaration or filing with any federal, state, local or foreign government, regulatory or administrative authority or commission or other governmental authority or instrumentality or self-regulatory organization, domestic or foreign, or any court, tribunal, or judicial or arbitral body (a “Governmental

Authority”), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) relating to the Company Shareholder Approval, (iii) compliance with any applicable rules of NASDAQ, (iv) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CCC, (v) the applicable premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and such other Antitrust Laws as may be applicable to the Transactions, and (vi) such other Consents, notices, registrations, declarations or filings the failure of which to obtain would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 3.05 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished (as applicable) on a timely basis all forms, reports, statements, schedules and other documents required to be filed or furnished (as applicable) by it with the SEC since January 1, 2015 (collectively, the “SEC Reports”), in each case as amended through the date hereof. As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the SEC Reports (i) were prepared (and any SEC Reports filed after the date hereof will have been prepared), in all material respects, in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and, in each case, the rules and regulations promulgated thereunder and (ii) did not and will not, at the time they were or will be filed, or, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries files, or is required to file, periodic reports with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to the SEC Reports. Since January 1, 2015, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the applicable listing and corporate governance rules and regulations of the NASDAQ.

(b) Each of the consolidated financial statements of the Company (including, in each case, any notes thereto) contained in the SEC Reports (collectively, the “Company Financial Statements”) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (except, in each case, as may be indicated in the notes thereto or, in the case of interim financial statements, for normal non-material year-end adjustments and for the absence of notes).

(c) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries for external purposes in accordance with GAAP. To the Company’s Knowledge, since January 1, 2015, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (2) any fraud, whether or not material, that involves the management or other employees of the Company or any of the Company Subsidiaries that have a significant role in the Company’s internal control over financial reporting.

(d) The Company has designed and maintains a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) sufficient to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) Neither the Company nor any Company Subsidiary has, or is subject to, any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) that are reflected, reserved against or otherwise provided for in the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as at December 31, 2017 (including the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2017, (ii) that have been incurred since December 31, 2017 in the ordinary course of business, (iii) arising out of this Agreement or in connection with the Transactions, or (iv) that have been discharged or paid in full prior to the date of this Agreement.

(f) As of the date hereof, other than as set forth in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC.

SECTION 3.06 Absence of Certain Changes or Events.

(a) From January 1, 2018 through the date of this Agreement, no event or development has occurred that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except in connection with the execution and delivery of this Agreement and the Transactions, from January 1, 2018 through the date of this Agreement, (i) the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business in all material respects and (ii) the Company and the Company Subsidiaries have not taken or failed to take any action that, had such action been taken or failed to have been taken after the date hereof, would (without Parent’s consent) have constituted a breach of any of the covenants set forth in Section 5.01(a) [Amendments], Section 5.01(b) [Issuances], Section 5.01(d) [Dividends], Section 5.01(e) [Reclassifications], Section 5.01(f) [Mergers], Section 5.01(h) [Indebtedness], Section 5.01(i) [Loans], Section 5.01(l) [Benefits Matters], Section 5.01(m) [Settlements] or Section 5.01(o) [Intellectual Property].

SECTION 3.07 Absence of Litigation. There is no litigation, suit, arbitration, claim, charge, action or proceeding (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority, in each case that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 3.08 Compliance with Laws; Permits.

(a) Since January 1, 2015, the Company and each Company Subsidiary have been in compliance with all applicable Laws, except to the extent that the failure to comply therewith would not reasonably be expected, individually or in the aggregate, to be material to the Company or such Company Subsidiary. Since January 1, 2015, neither the Company nor any of the Company Subsidiaries has received from any Governmental Authority any notices of violation with respect to any Laws applicable to it, other than as would not reasonably be expected, individually or in the aggregate, to be material to the Company or such Company Subsidiary. To the Company’s Knowledge, no investigation by any Governmental Authority with respect to the Company or any Company Subsidiary is pending, nor has any Governmental Authority indicated to the Company or any Company Subsidiary an intention to conduct any such investigation, except for such investigations the outcomes of which would not reasonably be expected, individually or in the aggregate, to be material to the Company or such Company Subsidiary.

(b) Each of the Company and each Company Subsidiary is in possession of all licenses, permits, approvals, accreditations, registrations, clearances, certificates and other authorizations of any Governmental Authority necessary for each such entity to own, lease and operate its assets and properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Each of the Company Permits is in full force and effect, and is not subject to any conditions except for those conditions appearing on the face of such Company Permits, except where the failure to be in full force and effect of, or the imposition of such conditions on, any Company Permits, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. To the Company’s Knowledge and except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) there exist no facts or circumstances that make it likely that any Company Permit will not be renewed or extended in the ordinary course of business consistent with past practice on commercially reasonable terms, (ii) no Governmental Authority has commenced, or given written notice to the Company or any Company Subsidiary that it intends to commence, a proceeding to revoke, or suspend, rescind, modify or not renew, or to impose any materially adverse condition on, any Company Permit, (iii) all reports and filings required to be filed with the relevant Governmental Authority by the Company or any Company Subsidiary with respect to any Company Permit have been timely filed and are accurate and complete, (iv) all regulatory fees, contributions or surcharges required to be paid by the Company and the Company Subsidiaries with respect to any Company Permit have been timely paid and (v) since January 1, 2015, the Company and each Company Subsidiary have been in compliance with the terms of all Company Permits.

(c) Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries (nor, to the Company’s Knowledge, any Company Representative): (i) has offered, authorized, provided or given any payment or thing of value to any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage, (ii) has violated since January 1, 2015 any applicable Anti-Corruption Laws, (iii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (iv) has taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any director, officer, employee, agent or representative of another company or other entity in the course of their business dealings with the Company or any of the Company Subsidiaries, so as to unlawfully induce such Person to act against the interest of his or her employer or principal.

(d) Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries (nor, to the Company’s Knowledge, any Company Representative): (i) is, or is owned or controlled by, a Person or entity subject to the sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons made publicly available or provided to the Company or any of the Company Subsidiaries by any Governmental Authority (such entities, Persons or organizations collectively, the “Restricted Parties”); or (ii) has conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions imposed by any U.S. Governmental Authority, including Cuba, Iran, North Korea, Sudan and Syria, in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries have at all times since January 1, 2015 been in compliance in all respects with all applicable Laws relating to export controls, trade embargoes, and economic sanctions. To the Company’s Knowledge, neither the Company nor any of the Company Subsidiaries is subject to any pending or threatened action of any Governmental Authority that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Authority. Neither the Company nor any of the Company Subsidiaries has received any written notice of material deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Authority in its compliance efforts nor made any voluntary disclosures to OFAC or any other Governmental Authority of facts that could result in any material action being taken or any material penalty being imposed by a Governmental Authority against the Company or any of the Company Subsidiaries.

SECTION 3.09 Employee Benefit Plans.

(a) Section 3.09(a) of the Company Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, cash- or equity-based incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance, change-in-control or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance or other Contracts to which the Company or any of the Company Subsidiaries is a party, with respect to which the Company or any of the Company Subsidiaries has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by the Company or any of the Company Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of the Company Subsidiaries (all such plans, programs, policies, or Contracts, whether or not listed in Section 3.09(a) of the Company Disclosure Schedule, collectively, the “Company Benefit Plans”).

(b) The Company has made available to Parent true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500) filed with the Internal Revenue Service for the last two (2) plan years, (iii) the most recently received determination letter from the Internal Revenue Service relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement relating to a Company Benefit Plan, (v) the most recent summary plan description for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material, non-routine correspondence with the U.S. Department of Labor or the Internal Revenue Service, (vii) all amendments, modifications or material supplements to any Company Benefit Plan, and (viii) any related trust agreements, insurance Contracts or documents of any other funding arrangements relating to a Company Benefit Plan. Except as specifically provided in the foregoing documents made available to Parent, there are no amendments to any Company Benefit Plans that have been adopted or approved, nor has the Company or any of the Company Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans.

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither the Company nor any of the Company Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority with respect to any Company Benefit Plan, and, to the Knowledge of the Company, there is no plan defect that would qualify for correction under any such program.

(d) All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(e) Each Company Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (i) materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith material compliance with Section 409A of the Code, as determined under applicable guidance of the Treasury and the Internal Revenue Service. No compensation payable by the Company or any Company Subsidiary has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code. No assets set aside for the payment of benefits under any “nonqualified deferred compensation plan” are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(f) Section 3.09(f) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust has not been revoked, and there are no existing circumstances, and, to the Knowledge of the Company, no events have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(g) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code nor has the Company or any of the Company Subsidiaries or ERISA Affiliates in the last six years maintained an employee benefit plan subject to Title IV or Section 302 of ERISA.

(h) (i) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company and the Company Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Company and the Company Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(i) Neither the Company, nor any of the Company Subsidiaries, sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, director or other service provider of the Company or any of the Company Subsidiaries, or result in any limitation on the right of the Company or any of the Company Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of the Company Subsidiaries in connection with the Transactions (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(k) There does not now exist, nor do any circumstances exist that could result in, any liability of the Company, the Company Subsidiaries or any of their ERISA Affiliates (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code (other than a liability that is not material) or (v) under corresponding or similar provisions of foreign Laws. Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069, 4204 or 4212 of ERISA.

(l) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of the Company, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any of the Company Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party. No Company Benefit Plan is under audit or the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(m) Each Company Benefit Plan that is mandated by applicable Law or by a Government Authority outside of the United States or that is subject to the Laws of a jurisdiction outside of the United States (i) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

SECTION 3.10 Labor and Employment Matters. There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of the Company or any of the Company Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving the Company or any of the Company Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles with respect to the Company or any of the Company Subsidiaries at any time within five (5) years of the date of this Agreement. Neither the Company nor any of the Company Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; and there is no charge of discrimination in employment or employment practices for any protected reason, including age, gender, race, religion or other legally protected category, which has been asserted against the Company or any of the Company Subsidiaries that is now pending before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority. The Company and each of the Company Subsidiaries is, and in the preceding five (5) years has been, in material compliance with all applicable Laws in respect of employment, employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements. Each individual who currently renders services to the Company or any of the Company Subsidiaries who is classified by the Company or such Company Subsidiary, as applicable, as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under Company Benefit Plans) is properly so characterized.

SECTION 3.11 Real Property.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list by address of all Owned Real Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold interests in all Leased Real Property, in each case free and clear of all Liens, except Permitted Liens. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and/or the Company Subsidiaries have exclusive possession of each Leased Real Property and Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered into in the ordinary course of business.

(b) Section 3.11(b) of the Company Disclosure Schedule sets forth a complete and accurate list by address of all Leased Real Property and each lease agreement with respect thereto (the “Company Leases”). As of the date hereof, the Company has made available to Parent a true and complete copy of each material Company Lease. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) each Company Lease is in full force and effect, binding and enforceable in accordance with its terms, except as such enforceability (x) may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and (y) is subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity), (ii) neither the Company nor any of the Company Subsidiaries is, nor, to the Company’s Knowledge, is any other party (in each case, with or without notice or lapse of time, or both) in breach or default under any Company Lease, (iii) there is no pending or, to the Company’s Knowledge, threatened appropriation, condemnation, eminent domain or similar proceeding, or sale or other disposition in lieu of condemnation, affecting the Owned Real Property or, to the Company’s Knowledge, the Leased Real Property, (iv) the Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all Company Leases, (v) there are no latent defects or material adverse physical conditions affecting the Owned Real Property or the Leased Real Property and (vi) there are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of the Company Subsidiaries for the current use of such property.

(c) The Company and/or the Company Subsidiaries have good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of their material tangible assets, free and clear of all Liens, except Permitted Liens.

SECTION 3.12 Taxes.

(a) The Company and the Company Subsidiaries (i) have timely filed, or have had timely filed on their behalf, (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by them and such Tax Returns are true, correct and complete in all material respects and (ii) have timely paid (or have had timely paid on their behalf) all material amounts of Taxes required to be paid by them (whether or not shown as due on any Tax Return), except to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside or established adequate reserves or accruals in accordance with GAAP in the Company Financial Statements filed prior to the date hereof. All material amounts of Taxes required to have been withheld by the Company and the Company Subsidiaries with respect to amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party have been timely withheld and remitted to the applicable Governmental Authority or properly set aside in accounts for this purpose.

(b) There are no pending audits, refund litigation, proposed adjustments, or other proceedings or investigations or examinations by a Governmental Authority in respect of any material Taxes or material Tax Returns of or with respect to the Company or any of the Company Subsidiaries, and no such audits, examinations, investigations, refund litigation, or proposed adjustments or other proceedings have been proposed in writing. No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of the Company Subsidiaries, which deficiency has not been satisfied by payment, settled or withdrawn. There are no Liens for a material amount of Taxes on any of the assets of the Company or any of the Company Subsidiaries other than Permitted Liens.

(c) Neither the Company nor any of the Company Subsidiaries has ever been a member of an affiliated, consolidated, combined or unitary group (other than a group the common parent of which is the Company or any Company Subsidiary). Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company and/or any of the Company Subsidiaries) or as a transferee or successor, or (ii) by reason of being party to any Tax sharing, Tax allocation, or Tax indemnification agreement or other similar agreement (other than (A) customary Tax indemnification provisions in commercial agreements or arrangements, in each case, not primarily relating to Taxes and entered into in the ordinary course of business, or (B) any agreement solely between or among the Company and/or any of the Company Subsidiaries).

(d) Neither the Company nor any of the Company Subsidiaries has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of the Company Subsidiaries has extended and there are no outstanding requests, agreements, consents or waivers to extend, the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against the Company or any of the Company Subsidiaries other than pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) Neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years.

(f) Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code, Treasury Regulations Section 1.6011-4(b)(2) or any similar provision of state, local or foreign Law.

(g) Neither the Company nor any of the Company Subsidiaries is bound by any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), or has received or requested any private letter ruling, technical advice memorandum or other written ruling from a taxing authority.

(h) Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income from any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing, (ii) closing agreement, advance pricing agreement or other agreement with any Governmental Authority relating to Taxes entered into prior to the Closing, (iii) intercompany transaction entered into prior to the Closing or excess loss account described in Treasury Regulation under Section 1502 of the Code (or any similar provision of state, local or foreign Law), (iv) installment sale or open transaction disposition entered into on or prior to the Closing, (v) prepaid amount received prior to the Closing or (vi) election under Section 108(i) of the Code.

(i) The Company is not, and has not been at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(j) Neither the Company nor any of the Company Subsidiaries (i) has any material liability pursuant to Section 965 of the Code or (ii) has made an election pursuant to Section 965(h) of the Code.

SECTION 3.13 Material Contracts.

(a) Section 3.13(a) of the Company Disclosure Schedule lists each of the following Contracts to which the Company or any Company Subsidiary is a party, or by which it is bound or to which any of its respective assets or properties is bound, in each case, as of the date of this Agreement (such Contracts, whether or not listed on Section 3.13(a) of the Company Disclosure Schedule, the “Material Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended March 31, 2018 or any SEC Reports filed after the date of filing of such Form 10-K until the date hereof;

(ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that, during the fiscal year ended March 31, 2018, resulted in, or during the fiscal year ended March 31, 2019, is reasonably expected to result in, aggregate purchases or other spend by the Company or any Company Subsidiary of $1,000,000 or more, or requires the Company or any Company Subsidiary, after the Closing Date, to purchase or spend $5,000,000 or more over the life of such Contract;

(iii) any Contract that relates to the creation, incurrence, assumption or guarantee of Indebtedness of the Company or any Company Subsidiary in an amount in excess of $100,000 (except for such Indebtedness between the Company and any of the wholly owned Company Subsidiaries or between the wholly owned Company Subsidiaries, guarantees by the Company of Indebtedness of any of the wholly owned Company Subsidiaries and guarantees by any of the Company Subsidiaries of Indebtedness of the Company or any other wholly owned Company Subsidiary);

(iv) any Contract that involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate, commodity price, equity value or foreign currency protection contract;

(v) any Contract that relates to the formation, creation, operation, management or control of a material partnership, joint venture or similar arrangement;

(vi) any Contract containing (A) any covenant limiting in any material respect the right of the Company or any Company Subsidiary to engage in any line of business or to compete with any Person in any line of business or geographic area, (B) a “most favored nation” clause or other term providing preferential pricing or treatment to a third party, or (C) a right of first refusal or right of first offer or similar right or that limits the ability of the Company or any of the Company Subsidiaries to sell, transfer, pledge or otherwise dispose of assets or any business with an aggregate value in excess of $100,000;

(vii) any Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) in excess of $600,000;

(viii) any Contract with any Significant Customer, or Significant Supplier (other than, in each case, any nonmaterial purchase or sale order);

(ix) any collective bargaining agreement or similar agreement with a labor union or representative;

(x) any Company Benefit Plan that provides for acceleration of any equity incentive, or the payment of severance or other benefits upon termination of employment;

(xi) any Contract that relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) (A) for aggregate consideration in excess of $1,000,000 that was entered into on or after January 1, 2015 or (B) that otherwise contains material continuing rights or obligations of the Company or any Company Subsidiary;

(xii) any Contract that contains any provision that limits or restricts (or purports to limit or restrict) the ability of the Company or any of the Company Subsidiaries to make distributions or declare or pay dividends in respect of their Equity Interests, in each case, other than the articles of incorporation and bylaws (or equivalent organizational documents) of the Company or any Company Subsidiary;

(xiii) any Contract that is between the Company or any of the Company Subsidiaries, on the one hand, and any director or officer of the Company or the Company Subsidiaries or any Person beneficially owning 5% or more of the outstanding Shares, on the other hand (except for any Company Benefit Plan);

(xiv) any settlement or similar agreement with any Governmental Authority or Order or Consent of a Governmental Authority to which the Company or any of the Company Subsidiaries is subject involving future performance by the Company or any of the Company Subsidiaries;

(xv) any mortgage, pledge, security agreement, deed of trust or other Contract in respect of any indebtedness for borrowed money granting a Lien, other than a Permitted Lien, on any material property or asset of the Company or any Company Subsidiary; and

(xvi) any Contract that is a license, royalty, settlement, pharmaceutical or other collaboration agreement (excluding clinical trial agreements) or similar Contract with respect to Intellectual Property (other than generally commercially available shrink wrap, clickware or “off-the-shelf” software and Contracts pursuant to which a license of Intellectual Property is granted to or by the Company or any Company Subsidiary that is incidental to the primary purpose of such Contract) that involved aggregate payments by or to the Company or any Company Subsidiary for the year ended March 31, 2018, or is reasonably expected to involve aggregate payments by or to the Company or any Company Subsidiary for the year ended March 31, 2019, of $500,000 or more, or over the life of such Contract, of $1,000,000 or more.

(b) With such exceptions that would not, individually or in the aggregate, reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) each Material Contract is valid, binding and in full force and effect with respect to the Company and the Company Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, except as such enforceability (x) may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and (y) is subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity), (ii) none of the Company or any Company Subsidiary has received any written claim of breach, violation or default under or cancellation of any Material Contract, and none of the Company or any Company Subsidiary is in breach or violation of, or default under, any Material Contract and (iii) to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract. True and correct copies of all Material Contracts have been made available to Parent prior to the date of this Agreement.

SECTION 3.14 Insurance. Section 3.14 of the Company Disclosure Schedule sets forth a complete and accurate list of the Insurance Policies as of the date hereof. The Company has made available to Parent true and correct copies of all of the Insurance Policies. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (a) all Insurance Policies maintained by the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by Law or regulation, and all premiums due and payable thereon have been paid; (b) neither the Company nor any Company Subsidiary is in breach of or default under any of the Insurance Policies; and (c) neither the Company nor any Company Subsidiary has taken any action or failed to take any action that (with or without notice or lapse of time, or both), would constitute such a breach or default or permit termination or modification of any of the Insurance Policies. There are no material claims under any of the Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

SECTION 3.15 Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (a) the Company and each Company Subsidiary are, and have been since January 1, 2015, in compliance with all applicable Environmental Laws, (b) the Company and the Company Subsidiaries possess all permits and approvals issued pursuant to any applicable Law relating to the protection of the environment or, as such relates to exposure to Hazardous Materials, to health and safety (“Environmental Laws”) that are required to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, and are, and have been since January 1, 2015, in compliance with all such permits and approvals, (c) no releases of (i) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls, or (ii) any waste, material or substance defined as a “hazardous” substance, “hazardous” material, or “hazardous” waste, “pollutant” or analogous terminology under any applicable Environmental Law (“Hazardous Materials”) have occurred at, on, from or under any real property currently or, to the Company’s Knowledge, formerly owned or operated by the Company or any Company Subsidiary in a manner that would reasonably be expected to result in a liability under any Environmental Laws, (d) neither the Company nor any Company Subsidiary has received any written claim or notice from any Governmental Authority or other Person alleging that the Company or any Company Subsidiary is or may be in violation of or liable under, any Environmental Law and (e) neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

SECTION 3.16 Intellectual Property.

(a) Company Registered Intellectual Property. Section 3.16(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. All issued patents and registrations for trademarks, service marks and copyrights included in the Company Registered Intellectual Property are subsisting and have not expired or been cancelled. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, all of the Company Registered Intellectual Property has been registered (and such registration has been maintained) in compliance with all requirements under applicable Law.

(b) Company Licensed Intellectual Property. Section 3.16(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all agreements (other than agreements for generally commercially available shrink wrap, clickware or “off-the-shelf” software) under which the Company or any of the Company Subsidiaries licenses or sublicenses from any other Person or has licensed or sublicensed to any other Person the right to use any Intellectual Property (such licensed or sublicensed Intellectual Property collectively, the “Company Licensed Intellectual Property”). Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries own, or hold a valid and enforceable written license or other right to use, all Company Licensed Intellectual Property.

(c) Ownership. Except for the Company Licensed Intellectual Property, the Company and the Company Subsidiaries, collectively, own or license all right, title and interest in all Intellectual Property used in the operation of their respective businesses as currently conducted (the “Company Intellectual Property Rights”), free and clear of all Liens (other than Permitted Liens).

(d) Sufficiency. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company Intellectual Property Rights and the Company Licensed Intellectual Property, in the aggregate, constitute all of the Intellectual Property rights necessary and sufficient to conduct, in all respects, the business of each of the Company and the Company Subsidiaries in substantially the same manner as currently conducted.

(e) No Infringement. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) the conduct of the business of the

Company and the Company Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person, and (ii) since January 1, 2015, neither the Company nor any Company Subsidiary has received written notice of, and there is no pending or, to the Knowledge of the Company, threatened Action alleging an infringement, misappropriation or violation of any Intellectual Property by the Company or any Company Subsidiary or otherwise challenging the validity, enforceability, priority or registrability of any Company Intellectual Property Rights. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (x) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any of the Company Intellectual Property Rights, and (y) since January 1, 2015 neither the Company nor any Company Subsidiary has sent any written notice to any Person, or brought any Action against any Person, alleging an infringement, misappropriation or violation of the Company Intellectual Property Rights.

(f) Confidentiality. The Company and the Company Subsidiaries have taken commercially reasonable measures to protect and preserve any trade secrets included within the Company Intellectual Property Rights. Each employee who is or was involved in the creation or development of any Company Intellectual Property Rights which is owned or purported to be owned by the Company or any of the Company Subsidiaries has signed a valid agreement containing an assignment of the applicable Company Intellectual Property Rights to the Company or a Company Subsidiary and reasonable confidentiality provisions protecting such Company Intellectual Property Rights which, to the Company’s Knowledge, is enforceable by its terms and has not been breached by such Persons, except for breaches that, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.17 Board Approvals; Vote Required.

(a) The Company Board, by resolutions duly adopted at a meeting duly called and held, unanimously: (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and the Company Shareholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved, subject to Section 6.03(d), to recommend voting in favor of the approval of this Agreement, the Merger and the principal terms thereof be submitted to a vote of the Company Shareholders (such recommendation, the “Company Board Recommendation”) and (iv) directed that the approval of this Agreement, the Merger and the principal terms thereof be submitted to a vote of the Company Shareholders.

(b) The Company Shareholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock or other securities necessary to approve this Agreement and consummate the Transactions.

SECTION 3.18 Data Privacy and Security Matters. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole:

(a) Since January 1, 2015, the Company and each of the Company Subsidiaries have been in compliance with all Privacy and Security Requirements applicable to the Company, the Company Subsidiaries and their respective properties, assets, businesses and activities. There are no current, pending, or, to the Company’s Knowledge, threatened investigations or audits by any Governmental Authority related to the Privacy and Security Requirements. As of the date of this Agreement, and to the Company’s Knowledge, none of the vendors, suppliers or subcontractors of the Company or the Company Subsidiaries, nor the Company or the Company Subsidiaries, have suffered any breach that has resulted in any unauthorized access to, use of, disclosure of, or other loss of, any Personal Data or information relating to the Company or any Company Subsidiary or their respective customers (“Customer Data”).

(b) The Company and the Company Subsidiaries have implemented and maintain reasonable and appropriate physical, technical, organizational and administrative security measures and have in place hardware, software, systems, policies and procedures that, in each case, are reasonably calculated and consistent with customary industry standards to protect all Personal Data, Customer Data and any material electronic information or assets under their control and/or in their possession from unauthorized access, use, disclosure, modification, deletion or other processing in accordance with the Privacy and Security Requirements.

(c) The Company and the Company Subsidiaries have in place disaster recovery and business continuity plans and procedures for the Company’s and the Company Subsidiaries’ information technology systems and facilities to the extent required by applicable Law. The disaster recovery and business continuity plans and procedures for the Company’s and the Company Subsidiaries’ information technology systems and facilities meet all representations made to, and obligations with, all customers, vendors, suppliers and subcontracts or the Company and the Company Subsidiaries, and the Company and the Company Subsidiaries are in compliance therewith.

(d) The Company and the Company Subsidiaries have in place (i) Business Associate Agreements (as defined by HIPAA) with their customers and (ii) so-called downstream Business Associate Agreements with their vendors, suppliers and subcontractors, in each case, to the extent required by applicable Law.

SECTION 3.19 Affiliate Transactions. Except for the Company Benefit Plans, Section 3.19 of the Company Disclosure Schedule sets forth a complete and accurate list of the Contracts (each, a “Company Affiliate Contract”) that are in existence as of the date of this Agreement between the Company or any of the Company Subsidiaries and any (i) present executive officer or director of either the Company or any of the Company Subsidiaries or any Person that has served as such an executive officer or director within the last three (3) years or, to the Company’s Knowledge, any of such officer’s or director’s immediate family members; (ii) record or beneficial owner of more than 5% of the shares of Shares as of the date of this Agreement; or (iii) to the Company’s Knowledge, any Affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. Any Company Affiliate Contract as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of the Company Subsidiaries as would have been obtainable by the Company or the Company Subsidiaries in a similar transaction with an unaffiliated third party.

SECTION 3.20 Significant Customers and Suppliers. Section 3.20 of the Company Disclosure Schedule sets forth the ten (10) largest customers (by total aggregate annual revenue received by the Company and the Company Subsidiaries) (the “Significant Customers”) and the ten (10) largest suppliers (by total aggregate annual spend amounts paid to such suppliers by, or on behalf of, the Company and the Company Subsidiaries) (the “Significant Suppliers”) of the Company and the Company Subsidiaries for the twelve (12)-month period ended on March 31, 2018. As of the date hereof, to the Company’s Knowledge, no Significant Customer or Significant Supplier has cancelled, terminated or adversely modified, or, to the Company’s Knowledge, threatened, to cancel, terminate or adversely modify, its relationship with the Company or the Company Subsidiaries.

SECTION 3.21 Healthcare Regulatory Matters. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole:

(a) Since January 1, 2015, the Company and the Company Subsidiaries have been in compliance with (i) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 321 et seq., and all regulations promulgated thereunder (the “FDCA”), and all FDA laws, including FDA regulations on clinical trials, establishment registration and device listing, medical device reporting, correction and removal reporting, good manufacturing practices, and device labeling; (ii) the Medicare program (Title XVIII of the Social Security Act), the Medicaid program (Title XIX of the Social Security Act) and the TRICARE program (10 U.S.C. §§ 1071, et seq.); (iii) the Physician Payments Sunshine Act; (iv) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)) and the False Claims Act (42 U.S.C. § 1320a-7b(a)); (v) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et. seq.), as amended by the Health Information Technology for Economic and Clinical Health Act;

(vi) the Clinical Laboratory Improvement Amendments of 1988, as amended; (vii) the Virus, Serum, and Toxin Act of 1913, as amended; (viii) the Medical Device Amendments of 1976, as amended; (ix) the Protecting Access to Medicare Act of 2014, as amended; (x) any comparable local, state, national and foreign Laws with respect to matters relating to the provision, administration, promotion and/or payment of healthcare or veterinary products or services, in each case of the Laws listed in clauses (i) through this clause (x), solely to the extent applicable to the Company and the Company Subsidiaries; and (xi) the regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “Healthcare Laws”).

(b) Since January 1, 2015, (i) all reports, documents, claims, permits, adverse event reports, notices, registrations and applications required to be filed, maintained or furnished to any Healthcare Regulatory Authority by the Company and the Company Subsidiaries have been so filed, maintained or furnished and (ii) all such reports, documents, claims, permits, adverse event reports, notices, registrations and applications were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing). Since January 1, 2015, neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of the Company Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to any Healthcare Regulatory Authority, failed to disclose a material fact required to be disclosed to any Healthcare Regulatory Authority, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of the Company Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Healthcare Regulatory Authority to invoke any similar policy.

(c) Since January 1, 2015, the Company has not received written notice of any, and there is no, Action or investigation by any Healthcare Regulatory Authority, including to recall procedures or market withdrawals, pending or, to the Knowledge of the Company, threatened against the Company alleging that products of the Company and the Company Subsidiaries, or the manufacturing, marketing, advertising, promotion, labeling, distribution, or sale thereof, are in violation in any respect of any Healthcare Law. Since January 1, 2015, neither the Company nor any of the Company Subsidiaries has initiated, conducted or issued, caused to be initiated, conducted or issued any material recall, field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any products or been required to do so.

(d) None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Representative organized in the United States who has a billing number under the Medicare program or the Medicaid program has been convicted of any crime or engaged in any conduct for which (i) debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law by a Governmental Authority or (ii) for which such Person could be excluded from participating in the federal health care programs under Section 1128 or Section 1877 of the Social Security Act of 1935, as amended (the “Social Security Act”).

(e) Since January 1, 2015, all clinical studies conducted by the Company or any Company Subsidiary in the United States to support a marketing application have complied with Good Clinical Practices and comparable requirements in other countries where such studies were or are being conducted during such period of time. All of the Company’s products which are the subject of Section 510(k) of the FDCA and which subsequently have been modified satisfy all requirements under Section 510(k) of the FDCA to the extent required by Law, and all of the Company’s products which have been sold without FDA review have been marketed in accordance with applicable Law for such types of product.

SECTION 3.22 Takeover Laws. No “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover Law, or any comparable anti-takeover provisions of the Company Articles or the Company Bylaws or the articles of incorporation or bylaws (or equivalent organizational documents) of any Company Subsidiary, is, or as of the Effective Time will be, applicable to this Agreement or any of the Transactions. The Company and the Company Subsidiaries have no “rights plan,” “rights agreement” or “poison pill” in effect.

SECTION 3.23 Opinion of Financial Advisor. The Company Board has received an opinion from Piper Jaffray & Co. to the effect that, as of the date of this Agreement and subject to the assumptions, qualifications and limitations set forth in the opinion, the Merger Consideration to be paid to the holders of Shares (other than any Shares to be cancelled or converted pursuant to Section 2.01(a) or any Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, revoked or modified as of the date of this Agreement. A copy of such opinion shall be shown to Parent for informational purposes promptly following the execution of this Agreement.

SECTION 3.24 Information in the Proxy Statement. The Proxy Statement, and any amendment thereof or supplement thereto, at the date mailed to the Company Shareholders and at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

SECTION 3.25 Brokers. No broker, finder, investment banker or financial advisor (other than Piper Jaffray & Co.) is entitled to any brokerage, finder’s, financial advisor’s or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. Before the date hereof, the Company has provided a complete and accurate copy of Piper Jaffray & Co.’s engagement letter (and any amendments thereto) to Parent.

SECTION 3.26 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV, the Company acknowledges that neither Parent nor Merger Sub, nor any their respective Subsidiaries or Affiliates, nor any other Person on behalf of any of them makes or has made, and the Company is not relying on, any express or implied representation or warranty with respect to, or on behalf of, Parent or Merger Sub, or any of their respective Subsidiaries or Affiliates, or their respective businesses or with respect to any other information, documents, presentations, forecasts, budgets or estimates provided or made available to the Company or the Company Representatives in connection with the Merger or the other Transactions, including in any “data rooms” or management presentations, including the accuracy or completeness thereof, and each of Parent, Merger Sub and their respective Subsidiaries and Affiliates hereby disclaims any such representation or warranty whether by Parent or Merger Sub, or their respective Subsidiaries or Affiliates, or any other Person on behalf of any of them.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01 Organization. Each of Parent and Merger Sub is a corporation validly existing and in good standing under the Laws of the State of Delaware and the State of California, respectively, and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except for such failures to be so existing or in good standing or to have such power and authority would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

SECTION 4.02 Corporate Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate or shareholder proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of the Merger, to the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CCC). This Agreement has been validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability (a) may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and (b) is subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity). The sole shareholder of Merger Sub has approved this Agreement, the Merger and the principal terms thereof.

SECTION 4.03 No Conflict; Required Filings and Consents; Agreements.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 4.03(b) have been obtained and that all filings and other actions described in Section 4.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event that, with or without notice or lapse of time, or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(b) Assuming the accuracy of the representations of the Company in Section 3.05(b), the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any Consent, order, or license from, notice to or registration, declaration or filing with any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) compliance with any applicable rules of the NYSE, (iii) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CCC, (iv) the applicable premerger notification and waiting period requirements of the HSR Act and such other Antitrust Laws as may be applicable to the Transactions specified in Section 7.01(c) of the Parent Disclosure Schedule, and (v) such other Consents, orders, licenses, notices, registrations, declarations or filings, the failure of which to obtain would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

SECTION 4.04 Ownership of Company Capital Stock. Neither Parent nor any of its Subsidiaries (including Merger Sub) owns any shares of capital stock of the Company.

SECTION 4.05 Operations of Merger Sub. As of the date of this Agreement, the authorized equity capital of Merger Sub consists of 10,000 shares of common stock, no par value per share, one hundred (100) of which shares are validly issued and outstanding. All of the issued and outstanding equity capital of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement.

SECTION 4.06 Financial Capacity. Parent and Merger Sub will have at the Closing, and as and when needed, all of the funds that are necessary to consummate the Merger and to perform their respective obligations under this Agreement.

SECTION 4.07 Brokers. Prior to the Closing, the Company will not be responsible for any brokerage, finder’s, financial advisor’s or other similar fee or commission to any broker, finder, financial advisor or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.08 Information in the Proxy Statement. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will not, at the date mailed to the Company Shareholders or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.09 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub acknowledge that none of the Company, the Company Subsidiaries or the Company’s Affiliates, nor any other Person on behalf of any of them makes or has made, and neither Parent nor Merger Sub is relying on, any express or implied representation or warranty with respect to, or on behalf of, the Company, the Company Subsidiaries or the Company’s Affiliates or their respective businesses or with respect to any other information, documents, presentations, forecasts, budgets or estimates provided or made available to Parent, Merger Sub or the representatives of Parent in connection with the Merger or the other Transactions, including in any “data rooms” or management presentations, including the accuracy or completeness thereof, and each of the Company, the Company Subsidiaries and the Company’s Affiliates hereby disclaims any such representation or warranty whether by the Company, the Company Subsidiaries or the Company’s Affiliates or any other Person on behalf of any of them.

ARTICLE V

CONDUCT OF BUSINESS

SECTION 5.01 Conduct of Business. The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except (x) as expressly contemplated by any other provision of this Agreement, (y) as set forth in Section 5.01 of the Company Disclosure Schedule or (z) as consented to in writing by Parent, the Company shall, and shall cause each Company Subsidiary to, use its commercially reasonable efforts to conduct its operations in the ordinary course of business consistent with past practice and to (i) preserve intact its material assets (including digital and information assets), properties, Company Permits, Company Intellectual Property Rights and Contracts; (ii) keep available the services of its current officers and key employees; and (iii) preserve its current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors, Governmental Authorities and other Persons with whom the Company or any of the Company Subsidiaries has business relations; provided, that the Company shall be under no obligation to put in place any new retention programs or include additional personnel in existing retention programs. Without limiting the foregoing, during the Pre-Closing Period, except (A) as expressly contemplated by any other provision of this Agreement or otherwise required by applicable Law, (B) as set forth in Section 5.01 of the Company Disclosure Schedule or (C) as consented to in writing by Parent, the Company shall not, and shall cause each Company Subsidiary to not, do any of the following:

(a) amend or otherwise change the Company Articles or Company Bylaws or the articles of incorporation or bylaws (or equivalent organizational documents) of any Company Subsidiary;

(b) transfer, issue, sell, grant, encumber, deliver, pledge or authorize the transfer, issuance, sale, grant, encumbrance, delivery or pledge of any Equity Interests, other than the issuance of Shares upon the settlement of Company RSU Awards or Company PSU Awards in accordance with the terms thereof as in effect of the date of this Agreement;

(c) sell, assign, lease, license, sublicense, pledge, transfer, convey or otherwise dispose of, divest or spin off, abandon, waive, relinquish or permit to lapse, exchange or swap, mortgage or otherwise encumber or subject to any Lien (except any Permitted Lien) any properties or assets with a value in excess of $100,000 in the aggregate, other than, in each case, (i) in connection with any transaction solely between or among the Company and any of the wholly owned Company Subsidiaries or solely between or among the wholly owned Company Subsidiaries, (ii) in connection with any sale of the Company’s products or inventory in the ordinary course of business or (iii) as required by a Material Contract listed under Section 3.13 of the Company Disclosure Schedule;

(d) declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company, whether payable in cash, stock, property or a combination thereof, other than dividends or other distributions by any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary;

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of the Equity Interests, other than in connection with Tax withholdings on the vesting or payment of Company RSU Awards or Company PSU Awards in accordance with the terms thereof as in effect of the date of this Agreement;

(f) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(g) make or offer to make any acquisition of any interest in any Person or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than (i) acquisitions of assets or properties (and not, for the avoidance of doubt, the acquisition of any Person, division, substantially all of the assets of any Person, business or equity securities), including purchases of raw materials, supplies, or inventory, in the ordinary course of business, or (ii) in an amount not to exceed $100,000 in the aggregate;

(h) incur any Indebtedness for borrowed money or issue any debt securities, or assume or guarantee the obligations of any Person (other than a wholly owned Company Subsidiary) for borrowed money, other than (i) borrowings in the ordinary course of business not to exceed $100,000 in the aggregate, (ii) Indebtedness among the Company and the wholly owned Company Subsidiaries or among the wholly owned Company Subsidiaries, or (iii) any guarantee by the Company of Indebtedness of the wholly owned Company Subsidiaries or guarantee by the Company Subsidiaries of Indebtedness of the Company or any of the wholly owned Company Subsidiaries;

(i) make any loans, advances (other than business-related advances to employees in the ordinary course of business) or capital contributions to, or investments in, any other Person (other than any wholly owned Company Subsidiary), other than loans or investments made in the ordinary course of business not to exceed $100,000 in the aggregate;

(j) (i) enter into a Contract that would be deemed to be a Material Contract or material Company Lease if it had been entered into prior to the date of this Agreement, or (ii) terminate, materially modify, renew, waive or amend any material provision of (A) any Material Contract or material Company Lease, or (B) any Contract that would be deemed to be a Material Contract or material Company Lease if it had been entered into prior to the date of this Agreement; provided that:

(1) with respect to (a) customer Contracts, and (b) Contracts with Significant Suppliers or that, if entered into prior to the date of this Agreement, would be deemed Material Contracts under Section 3.13(a)(ii), the Company and the Company Subsidiaries shall not be restricted by this Section 5.01(j) from taking take the foregoing actions (other than terminations) in the ordinary course of business, consistent with past practice; provided, that solely with respect to Contracts covered under the foregoing clause (b), the entering into such new Contracts or the execution of any renewals, amendments, modifications or waivers to such Contracts, in the aggregate, shall not require the Company or any Company Subsidiary to purchase or spend more than $5,000,000 after the Closing Date; and provided, further, that, Company acknowledges that it shall not be in be in the ordinary course of business, consistent with past practice, to enter into any Contract that: (x) contains any provisions restricting the right of the Company or any Company Subsidiary to engage in any line of business, compete or transact in any business or with any Person or in any geographic area, or to acquire any product or other asset or service from any other Person; (y) grants exclusive rights to license, market, sell or deliver any Company product; or (z) contains any “most favored nation” or similar provisions in favor of the other party, or which would have any such effect on Parent or any of its Affiliates after the Closing Date; and

(2) subject in all respects to the other applicable clauses of this Section 5.01 and to the second proviso of Section 5.01(j)(1), the Company and Company Subsidiaries shall not be restricted by this Section 5.01(j) from taking the foregoing actions (other than terminations) in the ordinary course of business, consistent with past practice, with respect to any Material Contract listed on the Company Disclosure Schedule under Sections 3.13(a)(iii), (vii), (x), (xi)(A) or (xvi), or from entering into, in the ordinary course of business, consistent with past practice, any Contract that would be deemed to be a Material Contract under those subsections of Section 3.13(a), if such Contract had been entered into prior to the date of this Agreement;

(k) authorize, or make any commitment with respect to, any capital expenditures, other than capital expenditures that do not exceed $2,000,000 in any calendar month or $10,000,000 in the aggregate;

(l) other than as required under applicable Law or the terms of any Company Benefit Plan as in effect as of the date hereof (i) enter into, adopt, amend or terminate, commence participation in, or agree to enter into, adopt or terminate or commence participation in, any Company Benefit Plan (or any employee benefit plan, program or policy that would be a Company Benefit Plan if in effect as of the date hereof), (ii) increase or agree to increase the compensation or benefits payable to any current or former employee, director or consultant of the Company or any of the Company Subsidiaries (including the payment of any amounts to any such individual not otherwise due), (iii) enter into any new, amend or commence participation in any existing, collective bargaining agreement or similar agreement with respect to the Company or any of the Company Subsidiaries, (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (v) grant any awards or accelerate the vesting of or lapsing of restrictions with respect to any incentive compensation under any Company Benefit Plans or (vi) (A) hire, transfer or promote any employee or other service provider of Company or any of the Company Subsidiaries (or with respect to hiring, who will become an employee or other service provider of Company or any of the Company Subsidiaries), who has (or with respect to hiring, will have) a total target annual compensation opportunity of $200,000 or more, or (B) terminate the employment of any employee or other service provider of the Company or the Company Subsidiaries who has a total target annual compensation opportunity of $200,000 or more, other than for cause;

(m) cancel, settle or compromise any Action or series of Actions other than cancellations, settlements or compromises of Actions (i) that do not involve the payment of money by the Company or any Company Subsidiary of more than $200,000, individually, or $400,000, in the aggregate, and in each case, do not (A) involve any material injunction or nonmonetary relief on the Company or any of the Company Subsidiaries, (B) impose restrictions on the business activities of the Company or the Company Subsidiaries, (C) involve any admission of any wrongdoing by the Company or the Company Subsidiaries, or (D) involve any license, cross-license or similar arrangement with respect to Company Intellectual Property Rights; or (ii) that are permitted pursuant to Section 6.09;

(n) (i) make, change or rescind any material Tax election, (ii) change any annual Tax accounting period or adopt or change any material method of Tax accounting (other than as required under applicable Law), (iii) file any amended material Tax Return, (iv) settle or compromise any claim, investigation, audit or controversy relating to a material amount of Taxes, (v) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) or request any Tax ruling or (vii) surrender any right to claim a material Tax refund;

(o) fail to use commercially reasonable efforts to prevent any material Company Permit from expiring or being revoked, suspended or adversely modified;

(p) (i) encumber, license, sell, transfer, assign, abandon or otherwise dispose of any material Company Intellectual Property Rights, other (A) than nonexclusive licenses granted in the ordinary course of business consistent with past practice, or (B) the sale of the Company goods, products and services in the ordinary course of business consistent with past practice or (ii) fail to diligently prosecute or maintain any material Company Intellectual Property Rights or fail to exercise a right of renewal or extension under or with respect to any material Company Intellectual Property Rights or (iii) other than in the ordinary course of business consistent with past practice and subject to customary confidentiality requirements, disclose any material trade secrets of the Company or any of the Company Subsidiaries;

(q) make any material change in accounting policies or procedures, other than as required by GAAP or applicable Law (provided, that prior to making any material change in accounting policies or procedures required by GAAP or applicable Law, the Company or the applicable Company Subsidiary shall notify Parent in writing of such proposed change and consult in good faith with Parent regarding such proposed change);

(r) become party to, or commit to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC; or

(s) publicly announce an intention, enter into any written agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement; Company Shareholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC a preliminary Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement, and each of the Company and Parent covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company Shareholders or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any (written or oral) comments of the SEC with respect to the Proxy Statement and to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable. The Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company Shareholders as promptly as reasonably practicable after the date on which the Proxy Statement is cleared by the SEC. The Company shall promptly notify Parent upon the receipt of any (written or oral) comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with a copy of all material written correspondence between the Company or any Company Representatives, on the one hand, and the SEC or its staff, on the other hand (and a summary of any oral conversations) with respect to the Proxy Statement or the Transactions. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC and disseminating such documents to the Company Shareholders and reasonable opportunity to review and comment on all responses to requests for additional information and shall give due consideration, in good faith, to including any comments on each such document or response that are reasonably proposed by Parent. If, at any time prior to the Company Shareholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Shareholders.

(b) The Company shall promptly (and in no event later than the fifth (5th) Business Day following the date of this Agreement) conduct a “broker search” as contemplated by and in accordance with Rule 14a-13 promulgated under the Exchange Act with respect to the Company Shareholders Meeting (based on a record date that is the shortest number of days permitted under applicable Law (without regard to Rules 14a-13(3)(i) and (ii)) and the Company’s organizational documents). If at any time the current record date for the Company Shareholders Meeting is not reasonably likely to satisfy the requirements of the Company’s organizational documents and applicable Law, the Company shall, in consultation with Parent, set a new record date (which shall be the shortest number of days permitted under the Company’s organizational documents and applicable Law) and shall continue to comply with the “broker search” requirements of Rule 14a-13 promulgated under the Exchange Act with respect to any such new record date.

(c) The Company shall, as promptly as reasonably practicable after the date on which the Company is informed that the SEC has cleared the Proxy Statement, take all action necessary under all applicable Laws, the Company Articles, the Company Bylaws and the rules of the NASDAQ to duly call, give notice of, convene and hold the Company Shareholders Meeting. Notwithstanding the foregoing sentence, (i) if (A) on a date for which the Company Shareholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of Shares to constitute a quorum and to obtain the Company Shareholder Approval, whether or not a quorum is present, or (B) prior to the Company Shareholders Meeting, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the Company Shareholders within the minimum amount of time prior to the Company Shareholders Meeting required by applicable Law, the Company shall, after consultation with Parent, have the right to, and (ii) upon the written direction of Parent, if the Company has not received proxies representing a sufficient number of Shares to constitute a quorum or the Company has not received sufficient affirmative approvals from the Company Shareholders to obtain the Company Shareholder Approval at the then-scheduled date of the Company Shareholders Meeting, whether or not a quorum is present, the Company shall, in either case, make one or more successive postponements or adjournments of the Company Shareholders Meeting; provided that the Company Shareholders Meeting is not postponed or adjourned to a date that is more than thirty (30) calendar days after the date for which the Company Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company shall, unless there has been a Change of Company Recommendation, use its commercially reasonable efforts to solicit from the Company Shareholders proxies in favor of the Company Shareholder Approval, and to take all other actions necessary or advisable to secure the Company Shareholder Approval. The Company agrees to provide Parent with periodic voting reports concerning the proxy solicitation results promptly following any reasonable request by Parent.

(d) Except if the Company Board shall have made a Change of Company Recommendation as permitted by Section 6.03, the Proxy Statement shall include the Company Board Recommendation. The Company agrees that, except as set forth in the immediately preceding sentence, its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or the Company Shareholders of any Competing Proposal; provided that the Company shall not be prohibited from including in the Proxy Statement an accurate statement that a Competing Proposal has been made and such statement shall not be deemed a Change of Company Recommendation in and of itself.

SECTION 6.02 Access to Information; Confidentiality. From the date of this Agreement through the Effective Time, and notwithstanding anything to the contrary in the Confidentiality Agreement, dated as of August 5, 2015 (the “Confidentiality Agreement”), by and between Zoetis Services LLC and the Company, the Company shall, and shall cause each Company Subsidiary to: (a) provide to Parent and Merger Sub and their respective representatives reasonable access during normal business hours in such a manner as not to interfere with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records (and any Tax Returns and Tax records) thereof; and (b) furnish promptly such information concerning the business, properties, Contracts, Taxes, assets and liabilities of the Company and Company Subsidiaries as Parent, Merger Sub or their respective representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes, in good faith, that doing so would: (i) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); or (ii) breach, contravene or violate any applicable Law (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in such a breach, contravention or violation). All information provided or furnished pursuant to this Section 6.02 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. The Company shall not, and shall cause the Company Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and none of the Company or any Company Subsidiary is party to any Contract, in each case, that prohibits or restricts compliance with this Section 6.02.

SECTION 6.03 No Solicitation.

(a) Except as permitted in this Section 6.03, (i) from and after the date of this Agreement, the Company shall, and shall cause the Company Subsidiaries and the Company Representatives to, immediately cease any solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Competing Proposal and to request to have destroyed or returned to the Company any confidential information that has been provided to any Person in connection with any Competing Proposal and will enforce and, except as otherwise prohibited by applicable Law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Company or any Company Subsidiary is a party relating to any such Competing Proposal and (ii) during the Pre-Closing Period, the Company shall not, shall cause the Company Subsidiaries and the Company Representative not to, directly or indirectly, (A) initiate, solicit or knowingly encourage or facilitate (including by way of furnishing information) any inquiry, proposal, indication of interest or offer that constitutes, or would reasonably be expected to lead to, the submission of any Competing Proposal, (B) furnish any information regarding the Company or any Company Subsidiary to any third party in connection with or in response to a Competing Proposal, except to notify such third party of the restrictions of this Section 6.03, (C) initiate, solicit, knowingly encourage or facilitate, or participate in any discussions or negotiations with, knowingly encourage or facilitate in any way any effort by, any third party with respect to any Competing Proposal, (D) approve or recommend, or propose to approve or recommend, a Competing Proposal or

(E) agree to do any of the foregoing. The Company shall not, and shall cause the Company Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and none of the Company or any Company Subsidiary is party to any Contract, in each case, that prohibits or restricts compliance with this Section 6.03.

(b) Notwithstanding anything to the contrary contained in this Agreement, if, at any time following the date of this Agreement and prior to receipt of the Company Shareholder Approval, the Company receives a written Competing Proposal from a Person that did not result from a breach of this Section 6.03 and that the Company Board believes in good faith to be bona fide, the Company and its Representatives may contact such Person solely to clarify any textual ambiguity contained in the written Competing Proposal (and not to engage in any discussion or negotiation of such Competing Proposal), and if (i) the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (ii) the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take the actions referred to in clauses (A) and (B) of this sentence would be reasonably expected to result in a breach of its fiduciary duties to the Company Shareholders under applicable Law, then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Competing Proposal and its representatives and (B) participate in discussions or negotiations with the Person making such Competing Proposal and its representatives regarding such Competing Proposal; provided, however, that (x) the Company shall not, and shall cause the Company Subsidiaries and the Company Representatives not to, disclose any material nonpublic information regarding the Company to such Person without first entering into an Acceptable Confidentiality Agreement with such Person; (y) the Company will keep Parent reasonably informed, on a prompt basis (and in any event within twenty-four (24) hours thereafter), of the material terms and conditions of any Competing Proposal that it receives and of any material amendments or material developments with respect to such Competing Proposal (including any material changes thereto and including by providing copies of any Acquisition Agreement or revised or new Acquisition Agreement and any other relevant transaction documents); and (z) will substantially contemporaneously provide to Parent copies of any material information concerning the Company or the Company Subsidiaries provided or made available by the Company to such other Person (or its representatives) that was not previously provided or made available to Parent.

(c) Except as set forth in Section 6.03(d) or Section 6.03(e), neither the Company nor the Company Board nor any committee thereof shall (i) adopt, authorize, approve or recommend, or publicly propose to adopt, authorize, approve or recommend, any Competing Proposal, (ii) withhold, withdraw, modify, qualify or amend, or publicly propose to withhold, withdraw, modify, qualify or amend, in each case in a manner adverse to Parent, the Company Board Recommendation or fail to include the Company Board Recommendation in the Proxy Statement, (iii) make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, (iv) fail to publicly recommend against any Competing Proposal, or fail to publicly reaffirm the Company Board Recommendation, in each case, within ten (10) Business Days after the written request of Parent following a Competing Proposal that has been publicly announced or publicly disclosed (or such fewer number of days as remains prior to the Company Shareholders Meeting), (v) resolve, propose or agree to do any of the foregoing (any action set forth in the foregoing clauses (i), (ii), (iii), (iv) or (v), a “Change of Company Recommendation”), or (vi) allow the Company or any of the Company Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to, or that is intended to result in, or would reasonably be expected to lead to, any Competing Proposal (other than an Acceptable Confidentiality Agreement) (each an “Acquisition Agreement”) or requiring the Company to abandon, terminate or fail to consummate the Transactions.

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to receipt of the Company Shareholder Approval, the Company Board may (x) in response to a Competing Proposal, (1) make a

Change of Company Recommendation or (2) cause the Company to terminate this Agreement in accordance with Section 8.01(h) or (y) in response to an Intervening Event, make a Change of Company Recommendation, if:

(i) either (A) a Competing Proposal that did not result from a breach of this Section 6.03 is made to the Company by a third party and such Competing Proposal is not withdrawn, or (B) an Intervening Event has occurred and is continuing;

(ii) the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that (x) in the case of a Competing Proposal, such Competing Proposal constitutes a Superior Proposal, and the failure to make a Change of Company Recommendation or terminate this Agreement in accordance with Section 8.01(h), as applicable, in response to such Superior Proposal would be reasonably expected to result in a breach of its fiduciary duties to the Company Shareholders under applicable Law or (y) in the case of an Intervening Event, that the failure to make a Change of Company Recommendation in response to such Intervening Event would be reasonably expected to result in a breach of its fiduciary duties to the Company Shareholders under applicable Law;

(iii) the Company provides Parent at least four (4) Business Days’ prior written notice (which notice itself shall not constitute a Change of Company Recommendation) of the Company’s intention to make a Change of Company Recommendation or terminate this Agreement in accordance with Section 8.01(h), as applicable (a “Notice of Change of Recommendation”), which notice shall (x) state expressly that it has received a Superior Proposal or that an Intervening Event has occurred and is continuing, (y) in the case of a Superior Proposal, identify the Person making such Superior Proposal and include the material terms and conditions of such Superior Proposal (and the Company shall contemporaneously provide a copy of any relevant Acquisition Agreement and any other relevant transaction documents to Parent for such Competing Proposal), or, in the case of an Intervening Event, the material facts and circumstances of such Intervening Event and (z) state expressly that the Company Board intends to make a Change of Company Recommendation or terminate this Agreement in accordance with Section 8.01(h), as applicable, and specifying, in reasonable detail, the reasons therefor;

(iv) if requested by Parent in writing, the Company has negotiated in good faith with Parent with respect to any changes to the terms of this Agreement proposed by Parent for at least four (4) Business Days following receipt by Parent of such Notice of Change of Recommendation (it being understood and agreed that any amendment to any material term of such Superior Proposal or any material development relating to such Intervening Event shall require a new Notice of Change of Recommendation and an additional three (3) Business Days’ period from the date of such notice);

(v) taking into account any changes to the terms of this Agreement offered by Parent, the Company Board has determined, in good faith (after consultation with its financial advisors and outside legal counsel), that (x) in the case of a Competing Proposal, such Competing Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect and (y) the failure to make a Change of Company Recommendation or terminate this Agreement in accordance with Section 8.01(h), as applicable, would be reasonably expected to result in a breach of its fiduciary duties to the Company Shareholders under applicable Law; and

(vi) the Company shall have complied with this Section 6.03 with respect to such Competing Proposal or Intervening Event.

(e) Notwithstanding any Change of Company Recommendation, unless this Agreement is validly terminated (including pursuant to Section 8.01(h)), (x) this Agreement, the Merger and the principal terms thereof shall be submitted by the Company to the Company Shareholders at the Company Shareholders Meeting for the purpose of obtaining the Company Stockholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation and (y) the Company and the Company Board shall not submit to the Company Shareholders any Competing Proposal or propose to do so.

(f) Nothing contained in this Section 6.03 shall prohibit the Company or the Company Board from (i) disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or

Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) making any disclosure to the Company Shareholders if the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to make such disclosure would be reasonably expected to result in a breach of its fiduciary duties to the Company Shareholders under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Recommendation); provided, however, that in any event, the Company Board shall not make a Change of Company Recommendation or terminate this Agreement in accordance with Section 8.01(h), except in accordance with Section 6.03(d).

(g) Any violation of the restrictions set forth in this Section 6.03 by any Company Subsidiary or Company Representative shall be deemed to be a breach of this Section 6.03 by the Company.

SECTION 6.04 Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, including the limitations set forth in Section 6.04(d), each of the parties hereto shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the conditions to each party’s obligation to consummate the Transactions as set forth in Article VII to be satisfied and to consummate and make effective the Transactions as promptly as practicable (but in no event later than the Outside Date), including (i) preparing and filing all documentation to effect all necessary applications, notifications and filings and to obtain as promptly as practicable all clearances, authorizations, Consents, Orders, approvals, licenses, permits, and waivers of all Governmental Authorities or other Persons necessary or advisable in connection with the consummation of the Transactions, (ii) cooperating fully with the other party in promptly seeking to obtain all such clearances, authorizations, Consents, Orders, approvals, licenses, permits and waivers, (iii) promptly providing any other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith, and (iv) obtaining all Consents from Governmental Authorities required for the satisfaction of the condition set forth in Section 7.01(c) as promptly as practicable.

(b) In furtherance and not in limitation of the foregoing, Parent and the Company shall promptly make all filings that may be required for the satisfaction of the condition set forth in Section 7.01(c) by each of them in connection with the consummation of the Transactions, which, in any event, shall be made within 15 Business Days following the date of this Agreement with respect to the initial filings required under the HSR Act and as promptly as practicable after the date of this Agreement with respect to the required Consents from Governmental Authorities set forth on Section 7.01(c) of the Parent Disclosure Schedule. Each party shall furnish to the other party or its outside counsel such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority. If either party receives a request for additional information or documentary material from any Governmental Authority with respect to the Transactions contemplated by this Agreement, such party shall use its reasonable best efforts to promptly make, or cause to be made, an appropriate response in compliance with such request.

(c) Parent and the Company shall cooperate in all respects and consult with each other in connection with any application, notification, filing or submission, or any review, investigation or other inquiry by any Governmental Authority, relating to the Transactions, including by allowing the other party to review in advance all proposed communications with and submissions to, any Governmental Authority relating to the Transactions, consulting with the other party in advance of any meeting, telephone call or conference with, any Governmental Authority, and, to the extent permitted, giving the other party or its counsel the opportunity to attend and participate in any in-person meetings, telephone calls or conferences with any Governmental Authority. Each of Parent and the Company shall keep the other party apprised of the content and status of any communications with or from any Governmental Authority with respect to the Transactions, including promptly notifying the other party hereto of any communications with any Governmental Authority relating to the Transactions and promptly providing to the other party copies of any written communications with any Governmental Authority with respect to the Transactions; provided that materials required to be provided pursuant to this Section 6.04(c) may be redacted (i) to remove references concerning the valuation of the Company or other bidders for the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address attorney-client or other privilege concerns. Any disclosures or provision of copies by one party to the other pursuant to this Section 6.04(c) may be restricted to outside counsel.

(d) Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture or other disposition of any assets, rights, products or businesses of Parent, the Company, or any of their respective Subsidiaries; or (ii) any other restrictions on the activities of Parent, the Company, or any of their respective Subsidiaries, except as set forth on Section 6.04(d) of the Parent Disclosure Schedule, if and to the extent necessary to obtain any Consents from Governmental Authorities required for the satisfaction of the condition set forth in Section 7.01(c) pursuant to the HSR Act and any other Antitrust Laws applicable to the Transactions. Unless requested in writing by Parent, the Company shall not offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets, rights, products or businesses of the Company or any of the Company Subsidiaries, or any other restrictions on the activities of the Company or any of the Company Subsidiaries.

(e) Parent shall not enter into any transaction, or any agreement to effect any transaction, including any merger or acquisition, that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to obtain any Consents from Governmental Authorities required for the satisfaction of the condition set forth in Section 7.01(c) pursuant to the HSR Act and any other Antitrust Laws applicable to the Transactions.

SECTION 6.05 Employee Matters.

(a) From the Closing Date through the first anniversary thereof (the “Continuation Period”), Parent shall provide, or cause to be provided, to each individual who is actively employed by the Company or the Company Subsidiaries on the Closing Date and continues to be actively employed after the Effective Time (each, a “Covered Employee”) (i) at least the same level of base salary and target cash bonus opportunity, in the aggregate, as were provided to the Covered Employee immediately prior to the Effective Time (it being understood that Parent or its Affiliates may adjust the level of base salary or target cash bonus opportunity provided that the sum of such amounts is no less than was provided to such Covered Employee immediately prior to the Effective Time), and (ii) other compensation and employee benefits that are substantially comparable, in the aggregate, to the compensation and employee benefits provided to similarly situated employees of Parent.

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries (other than the Company or the Company Subsidiaries), Parent shall cause such employee benefit plan to recognize the service of such Covered Employee with the Company or the Company Subsidiaries for purposes of eligibility, participation, level of benefits, and vesting under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for any purpose under any retiree medical plan or defined benefit pension plan or (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any health care plan of Parent or any of its Subsidiaries (other than the Company and the Company Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (x) cause any preexisting condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time and (y) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

(c) Without limiting the generality of Section 9.07, the provisions of this Section 6.05 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or other service provider, or any other individual associated therewith, shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, the Company and the Company Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing Date, the Company and the Company Subsidiaries), or constitute or create an employment agreement with any employee.

SECTION 6.06 Obligations of Parent and Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

SECTION 6.07 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the other Transactions and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided that, subject to Section 6.03 in the case of the Company, each party hereto may make statements that are not materially inconsistent with previous press releases, public disclosures or public statements made by Parent, Merger Sub or the Company in compliance with this Section 6.07. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed.

SECTION 6.08 Directors’ and Officers’ Indemnification.

(a) Indemnification. From and after the Effective Time, the Company and the Surviving Company, as applicable, shall indemnify and hold harmless all past and present directors and officers of the Company and each Company Subsidiary (collectively, the “Covered Persons”) to the same extent such Persons are indemnified as of the date of this Agreement by the Company and the Company Subsidiaries pursuant to applicable Law, the Company Articles, the Company Bylaws and the articles of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary in existence on the date of this Agreement arising out of acts or omissions in their capacity as directors or officers of the Company or any Company Subsidiary occurring at or prior to the Effective Time. The Surviving Company shall advance expenses (including reasonable and documented out-of-pocket legal fees and expenses) incurred in the defense of any Action or investigation with respect to the matters subject to indemnification pursuant to this Section 6.09(a) in accordance with the rights of each Covered Person as provided in the Company Articles, the Company Bylaws and the articles of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary in existence on the date of this Agreement.

(b) Insurance. The Company shall be permitted to, prior to the Effective Time and in consultation with Parent as provided in this Section 6.09(b), obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy; provided, however, that the Company shall, in cooperation with Parent, use commercially reasonable efforts to obtain the most favorable pricing and most comprehensive coverage reasonably available for such policy and in no event shall Parent, the Company or the Surviving Company be required to expend for such policy an amount in excess of six (6) times the annual aggregate premium currently paid by the Company for such insurance (the “Maximum Premium”). If the Company and the Surviving Company for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, continue to maintain in effect for a period of at least six (6)-years from and after the Effective Time (and for so long thereafter as any claims brought prior to the end of such six (6)-year period thereunder are being adjudicated) the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Company shall, and Parent shall cause the Surviving Company to, purchase comparable D&O Insurance for such six-year period (and for so long thereafter as any claims brought prior to the end of such six (6)-year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent, the Company or the Surviving Company be required to expend an annual aggregate premium for such insurance in excess of 250% times the Maximum Premium.

(c) Successors. If the Surviving Company, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall, and shall cause the Surviving Company to, require such successors, assigns or transferees of the Surviving Company or Parent to assume the obligations set forth in this Section 6.08.

(d) Continuation. For not less than six (6) years from and after the Effective Time, Parent shall ensure that the Company Articles and Company Bylaws shall contain, and shall cause the Surviving Company to ensure that the articles of incorporation and bylaws of the Surviving Company and the articles of incorporation and bylaws (or other similar documents) of each Company Subsidiary shall contain, provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are currently set forth in the Company Charter, the Company Bylaws or the articles of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary, as applicable. The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Company, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(e) Benefit. The provisions of this Section 6.08 are intended to be for the benefit of, and shall be enforceable by, each Covered Party, each Covered Party’s heirs, executors or administrators and each Covered Party’s representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Company and shall not be amended in a manner that is adverse to any Covered Parties (including their successors, assigns and heirs) without the consent of the Covered Party (including the successors, assigns and heirs) affected thereby.

(f) Non-Exclusivity. The provisions of this Section 6.08 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Nothing in this Agreement, including this Section 6.08, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Covered Parties, it being understood and agreed that the indemnification provided for in this Section 6.08 is not prior to, or in substitution for, any such claims under any such policies.

SECTION 6.09 Shareholder Litigation. The Company shall promptly notify Parent of any Action brought by the Company Shareholders or other Persons against the Company or any of its directors, officers or the Company Representatives arising out of or relating to this Agreement or the Transactions (such Action, a “Shareholder Action”), and shall keep Parent reasonably and promptly informed with respect to the status thereof. Without limiting the preceding sentence, the Company shall give Parent the right to participate in the defense or settlement of any Shareholder Action and/or review and comment on all material filings or responses to be made by the Company in connection with any such Shareholder Action, and the right to consult on any settlement with respect to such Shareholder Action, and the Company will in good faith take such comments into account, and no such settlement shall be offered or agreed to without Parent’s prior written consent.

SECTION 6.10 Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover Law or any comparable anti-takeover provisions of the Company Articles, the Company Bylaws or the articles of incorporation and bylaws (or equivalent organizational documents) of any Company Subsidiary or any shareholder rights plan or similar agreement becomes or is deemed to be applicable to this Agreement or the Transactions, then the Company Board and/or board of directors (or equivalent body) of such Company Subsidiary, as applicable, shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws or other comparable anti-takeover provisions, “rights plan,” “rights agreement” or “poison pill” inapplicable to the foregoing.

SECTION 6.11 Section 16 Matters. The Company shall be permitted to take such actions to the extent as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the Transactions are exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.12 Deregistration; Delisting. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Shares from the NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Shares pursuant to the Exchange Act as promptly as practicable after such delisting.

SECTION 6.13 Notification. During the Pre-Closing Period, the Company will give prompt notice to Parent of any failure or reasonably expected failure by the Company to comply with or satisfy in any respect any representation, warranty, covenant, condition, obligation or other agreement to be complied with or satisfied by it pursuant to this Agreement, in each case, if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Article VII to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the parties under this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or mutual waiver (to the extent permitted by applicable Law) of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Merger.

(c) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have expired or been earlier terminated, and (ii) the required Consents from Governmental Authorities set forth on Section 7.01(c) of the Parent Disclosure Schedule shall have been obtained.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the following additional conditions:

(a) Accuracy of Representations and Warranties of the Company.

(i) Each of the representations and warranties of the Company in Sections 3.02(a)-(d) (Capitalization), Section 3.17 (Board Approvals; Vote Required) and Section 3.25 (Brokers) and shall be true and correct in all respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all respects on and as of such other date), other than such failures to be true and correct that are de minimis;

(ii) Each of the representations and warranties of the Company in Section 3.01 (Organization and Qualification; Subsidiaries), Section 3.03 (Corporate Authority) and Section 3.23 (Opinion of Financial Advisor) to the extent qualified by materiality or “Company Material Adverse Effect” shall be true and correct in all respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all respects on and as of such other date), and each of the foregoing representations and warranties, to the extent not qualified by materiality or “Company Material Adverse Effect,” shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all material respects on and as of such other date);

(iii) Each of the representations and warranties of the Company in Section 3.06(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof; and

(iv) Each of the representations and warranties of the Company contained in Article III (other than those in Section 3.01 (Organization and Qualification; Subsidiaries), Sections 3.02(a)-(d) (Capitalization), Section 3.03 (Corporate Authority), Section 3.06(a) (Absence of Certain Changes or Events), Section 3.17 (Board Approvals; Vote Required), Section 3.23 (Opinion of Financial Advisor) and Section 3.25 (Brokers)) (disregarding any “materiality” or “Company Material Adverse Effect” qualifiers contained within such representations and warranties) shall be true and correct in all respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all respects on and as of such other date), other than such failures to be true and correct in all respects that, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(d) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying that the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the following additional conditions:

(a) Accuracy of Representations and Warranties of Parent and Merger Sub.

(i) Each of the representations and warranties of Parent and Merger Sub in Section 4.01 (Organization), Section 4.02 (Corporate Authority) and Section 4.08 (Brokers) shall be true and correct in all respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all respects on and as of such other date), other than such failures to be true and correct that are de minimis;

(ii) Each of the representations and warranties of Parent and Merger Sub contained in Article IV (other than those in Section 4.01 (Organization), Section 4.02 (Corporate Authority) and Section 4.07 (Brokers)) (disregarding any “materiality” or “Parent Material Adverse Effect” qualifiers contained within such representations and warranties) shall be true and correct in all respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all respects on and as of such other date), other than such failures to be true and correct in all respects that, individually and in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying that the conditions specified in Section 7.03(a) and Section 7.03(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated, in the case of clauses (a), (b), (c), (f) and (g) below, at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder

Approval or, in the case of clauses (d) and (e) below, at any time before receipt of the Company Shareholder Approval, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before November 15, 2018; provided that if the Effective Time shall not have occurred by such date and the conditions set forth in Section 7.01(b) (but solely if the applicable Law or Order relates to an Antitrust Law) and/or Section 7.01(c) shall not have been satisfied by such date, and the conditions set forth in Section 7.01(b) (but solely if the applicable Law or Order relates to an Antitrust Law) and/or Section 7.01(c) are the only conditions in Article VII that have not been satisfied by such date (except for those conditions that by their nature would only be satisfied at Closing), then Parent may extend such date until May 15, 2019 by written notice to the Company (such date, as so may be extended, the “Outside Date”); provided, further, that the right to extend or terminate this Agreement under this Section 8.01(b) shall not be available to any party if the failure of the Effective Date to occur by the Outside Date was primarily caused by such party’s material breach of any provision of this Agreement;

(c) by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such decision, injunction, decree, ruling, Law or Order shall have become final and nonappealable, or if there shall be adopted following the date of execution of this Agreement any Law that makes consummation of the Merger illegal or otherwise prohibited;

(d) by either Parent or the Company, if, upon a vote at a duly held meeting to obtain the Company Shareholder Approval at the Company Shareholders Meeting (including any postponement or adjournment thereof), the Company Shareholder Approval is not obtained;

(e) by Parent, if the Company Board or any committee thereof makes a Change of Company Recommendation;

(f) by Parent, if the Company breaches or fails to perform or comply with its representations, warranties, agreements, covenants or obligations contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a), Section 7.02(b) or Section 7.02(c) and (ii) cannot be or has not been cured within thirty (30) days after Parent’s giving of written notice to the Company of such breach or, if earlier, by the Outside Date;

(g) by the Company, if Parent breaches or fails to perform or comply with its representations, warranties, agreements, covenants or obligations contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and (ii) cannot be or has not been cured within thirty (30) days after the Company’s giving of written notice to Parent of such breach or, if earlier, by the Outside Date; or

(h) by the Company, at any time prior to the time at which the Company receives the Company Shareholder Approval, in order to accept a Superior Proposal and enter into a definitive agreement providing for the consummation of a transaction constituting such Superior Proposal in accordance with Section 6.03(d); provided that the Company shall (A) have substantially contemporaneously with such termination entered into such definitive agreement with respect to that Superior Proposal, (B) have otherwise complied with all provisions of Section 6.03 with respect to such Superior Proposal, including the notice provisions thereof and (C) prior to or simultaneously with such termination, pay any amounts due pursuant to Section 8.03(c)(iii).

A terminating party shall provide written notice of termination to the other party specifying the reason for such termination, and any such termination that is valid in accordance with this Section 8.01 shall be effective immediately upon delivery of such written notice to the other party.

SECTION 8.02 Effect of Termination. Notwithstanding anything to the contrary in this Agreement, in the event of the valid termination of this Agreement by any party as provided in Section 8.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party, except that (a) this Section 8.02, Section 8.03, Article IX and Annex A shall survive the termination of this Agreement and remain in full force and effect, in accordance with their respective terms and conditions, (b) the Confidentiality Agreement shall survive the termination of this Agreement, in accordance with its terms and conditions and (c) nothing herein will relieve (x) any party from any liability for damages resulting from such party’s fraud prior to the valid termination of this Agreement or (y) the Company from any liability for damages resulting from the Company’s willful breach of any of its representations, warranties, agreements, covenants or obligations set forth in this Agreement prior to the valid termination of this Agreement.

SECTION 8.03 Fees and Expenses.

(a) All Expenses incurred in connection with this Agreement, the Transactions, the solicitation of shareholder approvals and all other matters related to the Closing shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement; provided, however, that the filing fees and the cost of printing and mailing the Proxy Statement shall be shared equally by the Company and Parent.

(b) [Intentionally deleted].

(c) If (i) Parent validly terminates this Agreement pursuant to Section 8.01(e), (ii) Parent validly terminates this Agreement pursuant to Section 8.01(f) (due to a breach of Section 6.01 or Section 6.03), (iii) the Company validly terminates this Agreement pursuant to Section 8.01(h) or (iv) either Parent or the Company validly terminates this Agreement for any reason at such time as Parent could have validly terminated this Agreement pursuant to Section 8.01(e), then the Company shall pay to Parent (or its designee) an amount equal to $70,000,000 (the “Company Termination Fee”) in immediately available funds prior to or simultaneously with such termination (in the case of a termination by the Company) or within two (2) Business Days after such termination (in the case of a termination by Parent).

(d) If (i) any Person makes a Competing Proposal (substituting “50%” for each reference in the definition of “Competing Proposal” to “20%”) (a “Qualifying Transaction”) that was publicly disclosed or otherwise made publicly known to the Company’s stockholders before the Company Shareholders Meeting and not publicly withdrawn at least one (1) Business Day prior to the date of the Company Shareholders Meeting, (ii) thereafter this Agreement is validly terminated pursuant to Section 8.01(b), Section 8.01(d), or Section 8.01(f) and (iii) within 12 months of such termination, the Company consummates or enters into, or the Company Board (or a committee thereof) publicly recommends, or submits to the Company Shareholders for their approval, a definitive agreement to consummate a Qualifying Transaction (which need not be the same Qualifying Transaction that was made, disclosed or publicly known prior to the termination hereof), then the Company shall pay to Parent (or its designee) the Company Termination Fee in immediately available funds prior to or simultaneously with the first to occur of such consummation, entry, recommendation or submission.

(e) If (A) (i) the Company or Parent terminates this Agreement pursuant to Section 8.01(b) or (ii) the Company or Parent terminates this Agreement pursuant to Section 8.01(c) (but solely if the applicable Law or Order relates to an Antitrust Law); (B) prior to such termination, Parent did not exercise its right to extend the Outside Date in accordance with Section 8.01(b); and (C) all of the conditions set forth in Section 7.01 and Section 7.02 are satisfied, except for (x) Section 7.01(b) (but solely if the applicable Law or Order relates to an Antitrust Law), (y) Section 7.01(c) and (z) those conditions that, by their nature, are to be satisfied at the Closing and were capable of being satisfied as of the date of such termination if the Closing were to occur on the date of such termination, then Parent shall pay to the Company (or its designee) $60,000,000 (the “Parent Tier I Termination Fee”) by wire transfer of immediately available funds within two (2) Business Days following the date of termination of this Agreement.

(f) If (A) (i) the Company or Parent terminates this Agreement pursuant to Section 8.01(b) or (ii) the Company or Parent terminates this Agreement pursuant to Section 8.01(c) (but solely if the applicable Law or Order relates to an Antitrust Law); (B) prior to such termination, Parent had exercised its right to extend the Outside Date in accordance with Section 8.01(b); and (C) all of the conditions set forth in Section 7.01 and Section 7.02 are satisfied, except for (x) Section 7.01(b) (but solely if the applicable Law or Order relates to an Antitrust Law), (y) Section 7.01(c) and (z) those conditions that, by their nature, are to be satisfied at the Closing and were capable of being satisfied as of the date of such termination if the Closing were to occur on the date of such termination, then Parent shall pay to the Company (or its designee) $120,000,000 (the “Parent Tier II Termination Fee”) by wire transfer of immediately available funds within two (2) Business Days following the date of termination of this Agreement.

(g) For the avoidance of doubt, notwithstanding anything herein to the contrary, in no event shall (i) the Company be required to pay the Company Termination Fee on more than one (1) occasion, (ii) Parent be required to pay either the Parent Tier I Termination Fee or the Parent Tier II Termination Fee on more than one (1) occasion or (iii) Parent be required to pay both the Parent Tier I Termination Fee and the Parent Tier II Termination Fee.

(h) Without limiting the right of Parent to seek specific performance in accordance with Section 9.08, and subject to Section 8.02, payment of the Company Termination Fee pursuant to this Section 8.03 (including any amounts payable under Section 8.03(f)) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), and none of Parent, Merger Sub, any of their respective Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement. Without limiting the right of Parent to seek specific performance in accordance with Section 9.08, except as set forth in Section 8.02, Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to this Section 8.03 (including any amounts payable under Section 8.03(f)) and any other payments pursuant to this Section 8.03 shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of this Agreement, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement.

(i) Without limiting the right of the Company to seek specific performance in accordance with Section 9.08, and subject to Section 8.02, payment of either the Parent Tier I Termination Fee pursuant to Section 8.03(e) or the Parent Tier II Termination Fee pursuant to Section 8.03(f) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any Company Subsidiaries, or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), and none of the Company Related Parties or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any of their Affiliates arising out of or in connection with this Agreement. Without limiting the right of the Company to seek specific performance in accordance with Section 9.08, except as set forth in Section 8.02, the Company’s right to receive payment from Parent of either the Parent Tier I Termination Fee pursuant to Section 8.03(e) or the Parent Tier II Termination Fee pursuant to Section 8.03(f) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties for any loss suffered as a result of this Agreement, and upon payment of such amount(s), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement.

(j) The parties acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement, accordingly, if Parent or the Company fails to pay when due any amount pursuant to this Section 8.03, then Parent or the Company, as the case may be, shall (i) reimburse the other party for all costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.03 and (ii) pay to the other party interest on such overdue amount from the date such payment was required to be made until the date of payment at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered in person or when sent if sent by facsimile transmission or email (provided that facsimile or e-mail confirmation of such facsimile or e-mail transmission is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

Zoetis Inc.

10 Sylvan Way

Parsippany, NJ 07054

E-mail: LegalNotices@zoetis.com

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Andrew R. Brownstein

                 Igor Kirman

Facsimile: (212) 403-2000

Email: ARBrownstein@wlrk.com and IKirman@wlrk.com

(b)	if to the Company:

Abaxis, Inc.

3240 Whipple Road

Union City, California 94587

Attention: Clint Severson; Ross Taylor

Email: ClintSeverson@abaxis.com; rosstaylor@abaxis.com

with a copy (which shall not constitute notice) to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, California 94111

Attention: Jamie Leigh; Jodie Bourdet

Email: jleigh@cooley.com; jbourdet@cooley.com

SECTION 9.03 Certain Definitions. As used in this Agreement, certain capitalized terms shall have the meanings set forth in Annex A attached hereto.

SECTION 9.04 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. If such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

SECTION 9.05 Entire Agreement. This Agreement, taken together with the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

SECTION 9.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.07 Parties in Interest. Other than the provisions of Section 6.08 (which is for the benefit of the Persons covered thereby and may be enforced by such Persons in accordance with the terms thereof), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.08 Remedies; Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.08, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If a party initiates a proceeding seeking equitable relief pursuant to this Section 9.08, the Outside Date shall automatically be extended until such proceeding is finally resolved.

SECTION 9.09 Governing Law.

(a) This Agreement and all claims or causes of action (whether arising in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to any conflicts of laws principles that would result in the application of any Law other than the Law of the State of Delaware; provided that the Merger (to the extent required by the Laws of the State of California to be governed thereby) and matters relating to the conduct of directors of the Company shall be governed by, and construed in accordance with, the Laws of the State of California, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction.

(b) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States located within the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto, (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 9.02 and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above named courts. With respect to any particular suit or other Action, venue shall lie solely in the Court of Chancery of the state of Delaware or such federal court located within the State of Delaware. The parties further agree, to the extent permitted by Law, that final and nonappealable judgment against a party in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

SECTION 9.10 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided that, after receipt of the Company Shareholder Approval, no amendment may be made that would require the approval of the Company Shareholders under applicable Law or in accordance with the rules of NASDAQ, without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.11 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein; provided that, after receipt of the Company Shareholder Approval, there shall be no waiver that under applicable Law or in accordance with the rules of NASDAQ requires further approval by the Company Shareholders, without obtaining such approval. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “.pdf,” “.tif,” “.jpeg” or similar form) (“Electronic Delivery”) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

SECTION 9.14 Interpretation and Rules of Construction. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, only if such documents, materials or information were available for review by the Company or the Company Representatives through an electronic data room in connection with the transactions contemplated hereby or disclosed in a SEC Report filed and publicly available, in each case, prior to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its successors and permitted assigns. When calculating the period of time prior to which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. When “since” is used in connection with a date, the period covered thereby shall be inclusive of such date. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. It is the intent of the parties that each representation, warranty, covenant, condition, obligation and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ZOETIS INC.

By:	/s/ Juan Ramón Alaix
Name:	Juan Ramón Alaix
Title:	Chief Executive Officer

ZEUS MERGER SUB, INC.

By:	/s/ John O’Connor
Name:	John O’Connor
Title:	Chief Executive Officer

ABAXIS, INC.

By:	/s/ Clinton H. Severson
Name:	Clinton H. Severson
Title:	Chairman and Chief Executive Officer

Annex A

Definitions

“Acceptable Confidentiality Agreement” means a confidentiality agreement substantially similar to, and with terms materially no less favorable, in the aggregate, to the Company, than those contained in the Confidentiality Agreement; provided that such confidentiality agreement (a) shall contain confidentiality and use restrictions no less favorable to the Company than those contained in the Confidentiality Agreement and (b) shall not prohibit the Company from providing to Parent, Merger Sub and their representatives any of the information required to be provided to Parent under Section 6.03.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including, as applicable, applicable laws implementing the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the UN Convention Against Corruption, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws or Laws that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Plan” means the 2014 Equity Incentive Plan, as amended, or the 2005 Equity Incentive Plan, as amended.

“Company Material Adverse Effect” means any event, circumstance, change or effect (an “Effect”) that, individually or in the aggregate with all other Effects, (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) would, or would reasonably be expected to, prevent or materially impede or materially delay the consummation by the Company of the Transactions beyond the Outside Date; provided that, in the case of clause (a), in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: any Effect proximately resulting from or relating to (i) a change in general economic, political, regulatory, business, economic, financial, credit or capital market conditions, (ii) a change in GAAP or applicable Law (including the rules, regulations and administrative policies of the FDA) or interpretations thereof, after the date hereof, (iii) a change generally affecting industries in which the Company and the Company Subsidiaries operate in the United States or globally, (iv) any outbreak, escalation or acts of terrorism, armed hostility or war, sabotage or military actions, or any weather-related event, earthquake, hurricane, tornado, fire or other natural disaster or any material worsening of such conditions, (v) the announcement of the Agreement or the pendency of the Transactions, (vi) compliance with the express terms of, or the taking of any action expressly required by, this Agreement or the taking of any action consented to in writing by Parent prior to the taking of such action or (vii) in itself, any failure to meet internal or published analyst projections, forecasts, performance measures, financial or operating statistics or metrics or revenue or earnings predictions for any period or any resulting analyst downgrade of the Company’s securities, or a decline in the price or trading volume of the Company’s shares on the NASDAQ (provided that the underlying causes of such failure or decline may be considered in determining whether there is a Company Material Adverse Effect); provided, further, that the exceptions set forth in clauses (i), (ii), (iii) and

(iv) above shall only apply to the extent that such event, circumstance, change or effect does not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, compared to other companies of similar size that operate in the industries in which the Company and the Company Subsidiaries operate.

“Company PSU Award” means an award of performance-vesting restricted stock units granted under a Company Equity Plan.

“Company Registered Intellectual Property” means all U.S., international and foreign, (a) patents and patent applications (including provisional applications), (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (c) registered Internet domain names, (d) registered copyrights and applications for copyright registration and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority owned by, registered or filed in the name of, the Company or any Company Subsidiary.

“Company Representatives” means the officers, directors, financial advisors, attorneys, accountants, investment bankers, representatives, agents and other advisors of the Company or the Company Subsidiaries.

“Company RSU Award” means an award of time-vesting restricted stock units granted under a Company Equity Plan.

“Company Shareholder” means a holder of Company Common Stock.

“Company Shareholders Meeting” means a duly convened meeting of the Company Shareholders called to obtain the Company Shareholder Approval, or any valid adjournment or postponement thereof made in accordance with this Agreement.

“Competing Proposal” means any proposal or offer from or by any Person or group (other than Parent or Merger Sub) relating to, in a single transaction or series of related transactions, (a) any direct or indirect acquisition of (i) more than 20% of the assets (whether based on the fair market value or revenue generation) of the Company and the Company Subsidiaries, taken as a whole, including in any such case through the acquisition of one or more Company Subsidiaries owning such assets or (ii) more than 20% of the outstanding Company Common Stock (or any securities convertible into, or exchangeable for, such Company Common Stock), (b) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any Person or group (or the shareholders of any Person or group) beneficially owning 20% or more of the outstanding Company Common Stock or (c) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving the Company and/or any Company Subsidiary which would result in any Person or group (or the shareholders of any Person or group) beneficially owning, directly or indirectly, more than 20% of the outstanding Company Common Stock or 20% of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in this Agreement, unless otherwise specified or the context otherwise requires, it shall have the definition set forth in Rule 13d-3 promulgated under the Exchange Act.

“Consent” means any license, certificate, permit, approval, clearance, consent, waiver, expiration or termination of an applicable waiting period, authorizations, qualifications or orders.

“Contract” means any binding oral or written contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise or other instrument, obligation, commitment or arrangement or understanding of any kind or character.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Equity Award Exchange Ratio” means the quotient of (a) the Merger Consideration, divided by (b) the average, rounded to the nearest one ten thousandth, of the closing-sale prices of Parent Shares on the NYSE as reported by The Wall Street Journal for the ten full trading days ending on (and including) the trading day preceding the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to this Agreement and the Transactions.

“FDA” means the United States Food and Drug Administration.

“Good Clinical Practices” means the then current standards for clinical trials for the products of the Company and the Company Subsidiaries (including all applicable requirements relating to protection of human and animal subjects) in the United States, as set forth in applicable Law, and applicable regulations promulgated thereunder, in each case as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by other organizations and Governmental Authorities in any other countries in which the Company’s products are sold or intended to be sold.

“Healthcare Regulatory Authority” means any Governmental Authority with jurisdiction over (a) the development, testing, marketing, labeling, sale, use, handling and control, safety, efficacy, reliability, manufacturing, approval, pricing, import, export or licensing of any drug, device or over-the-counter pharmaceutical product, (b) local, state, federal, foreign or other government healthcare programs under which such products are purchased or (c) the protection of personal health information.

“Indebtedness” means all (a) indebtedness of the Company or any of the Company Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), other than indebtedness for borrowed money between the Company and any of the wholly owned Company Subsidiaries or between the wholly owned Company Subsidiaries; (b) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments; (c) obligations of the Company or any of the Company Subsidiaries under capitalized leases; (d) obligations of the Company or any of the Company Subsidiaries in respect of interest rate and currency obligation swaps, hedges or similar arrangements (other than foreign exchange hedges entered into with respect to nonmonetary assets or liabilities reflected on the consolidated balance sheet of the Company and the Company Subsidiaries); and (e) obligations of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any Person other than the Company or any of the Company Subsidiaries.

“Insurance Policies” means all material insurance policies and arrangements held, as of the date of this Agreement, by or for the benefit of the Company, any Company Subsidiary, or the business, assets or properties owned, leased or operated by the Company or any Company Subsidiary.

“Intellectual Property” means all intellectual property rights of any kind or nature in any jurisdiction, whether registered or unregistered, including all trademarks, service marks, trade names, domain names, mask works, inventions, patents, trade secrets, copyrights, know-how, processes, systems, techniques, computer software programs and applications, algorithms, data, and databases, (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property rights.

“Intervening Event” means any material event, change, effect, development, state of facts, condition or occurrence that occurs or arises after the date of this Agreement that (a) was not known, or reasonably foreseeable to or by the Company Board as of or prior to the date of this Agreement, (b) does not result from any breach of this Agreement by the Company or the Company Subsidiaries or the Company Representatives and (c) does not relate to (i) the receipt, existence or terms of a Competing Proposal, (ii) any events, changes or circumstances to the extent relating to Parent, Merger Sub, or any of Parent’s Subsidiaries, or (iii) the consents, approvals, filings, notifications, authorizations or actions described in Section 4.03(b).

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, following due inquiry, of the individuals identified on Schedule A to the Company Disclosure Schedule. With respect to matters involving Intellectual Property, knowledge does not require that any of the individuals identified on Schedule A to the Company Disclosure Schedule conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any third party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to such executive officers.

“Leased Real Property” means all real property leased or subleased (whether as a tenant or subtenant) by the Company or any Company Subsidiary.

“Liens” means any and all security interests, pledges, claims, charges, options, puts, calls, preemptive purchase rights, easements, restrictions, rights of first refusal, hypothecation, mortgages, liens and any other encumbrances of any kind or nature whatsoever.

“NASDAQ” means the Nasdaq Global Select Market.

“NYSE” means the New York Stock Exchange.

“Order” means with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction affecting such Person or any of its properties.

“Owned Real Property” means all real property owned or purported to be owned by the Company or any Company Subsidiary.

“Parent Disclosure Schedule” means the separate disclosure letter delivered by the Parent to the Company prior to the execution of this Agreement.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, with all other Effects, would, or would reasonably be expected to, prevent or materially impede or materially delay the consummation by Parent or Merger Sub of the Transactions beyond the Outside Date.

“Parent Representatives” means the officers, directors, accountants, consultants, legal counsel, agents and other representatives of Parent and Merger Sub.

“Parent Share” means a share of common stock, $0.01 par value, of Parent.

“Permitted Liens” means (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves or accruals have been established in accordance with GAAP in the Company Financial Statements filed prior to the date hereof, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business that are not material individually or in the aggregate, (c) Liens securing Indebtedness or liabilities that are reflected in the SEC Reports filed on or prior to the date of this Agreement as being secured as of the date of this Agreement, (d) easements that are disclosed in the real estate title insurance policies, commitments and reports or in the surveys for the Owned Real Properties made available to Parent (other than such matters that, individually or in the aggregate, materially adversely impair the current use of the subject real property), (e) Liens imposed or promulgated by Law with respect to real property and improvements, including building codes and zoning regulations that do not materially impair the existing use of the subject real property and improvements, (f) easements, rights of way, restrictions, covenants or other similar matters that are not material in amount or do not materially detract from the value or materially impair the existing use of the subject real property, (g) Liens that affect the underlying fee interest of any real property that are not material in amount or do not materially detract from the value or materially impair the existing use of the subject real property and (h) such other Liens that are not material in amount or do not materially detract from the value or materially impair the existing use of the property to which they relate.

“Person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Data” means any information relating to an identified or identifiable natural person, including an individual’s name, address, social security number, financial account information, email address or medical record or health information.

“Privacy and Security Requirements” means all applicable Laws related to data privacy and data security, including, as applicable, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act of 2009, and all implementing regulations thereof (“HIPAA”) and the privacy and security policies of the Company and the Company Subsidiaries.

“Subsidiary” or “Subsidiaries” of any Person means (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned by such Person or by one of more other Subsidiaries of such Person, (b) a partnership of which such Person, or one or more other Subsidiaries thereof is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries thereof is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” means a bona fide written Competing Proposal (with all percentages in the definition of Competing Proposal increased to sixty percent (60%)) on terms that the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel), and considering all legal, financial, tax, regulatory, timing and other aspects of the proposal and the Person or group making such proposal (including any break-up fees, expense reimbursement provisions and the conditionality, the timing, the risks and the likelihood of consummation of such proposal), (a) would result in a transaction that is more favorable from a financial point of view to the Company Shareholders than the Transactions (including any adjustment to the terms and conditions of the Transactions proposed by Parent in response to such Competing Proposal) and (b) is reasonably capable of being completed on the terms proposed (including certainty of financing), in a reasonable period of time.

“Tax” or “Taxes” means any U.S. federal, state, local and foreign taxes, fees, levies, assessments and other governmental charges, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated and other similar taxes, imposed by any Governmental Authority, together with any interest, penalties, and additions to tax imposed with respect thereto.

“Tax Returns” means any report, return, declaration, claim for refund, or information return or statement relating to Taxes filed or required to be filed with the Internal Revenue Service or any Governmental Authority, including any schedule or attachment thereto and any amendment thereof.

The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acceptable Confidentiality Agreement	Annex A
Acquisition Agreement	Section 6.03(c)
Action	Section 3.07
Affiliate	Annex A
Agreement	Preamble
Agreement of Merger	Section 1.03
Anti-Corruption Law	Annex A
Antitrust Laws	Annex A
Book-Entry Shares	Section 2.02(b)(ii)
Business Day	Annex A
Capitalization Date	Section 3.02(a)
CCC	Recitals
Certificate	Section 2.02(b)(i)
Change of Company Recommendation	Section 6.03(c)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Annex A
Company	Preamble
Company Affiliate Contract	Section 3.19
Company Articles	Section 3.01(c)
Company Board	Recitals
Company Board Recommendation	Section 3.17(a)
Company Bylaws	Section 3.01(c)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Equity Plans	Annex A
Company Financial Statements	Section 3.05(b)
Company Intellectual Property Rights	Section 3.16(b)
Company Leases	Section 3.11(b)
Company Licensed Intellectual Property	Section 3.16(b)
Company Material Adverse Effect	Annex A
Company Permits	Section 3.08(b)
Company PSU Award	Annex A
Company Registered Intellectual Property	Annex A
Company Representatives	Annex A
Company RSU Award	Annex A
Company Shareholder	Annex A
Company Shareholder Approval	Recitals

Company Shareholders Meeting	Annex A
Company’s Knowledge	Annex A
Competing Proposal	Annex A
Confidentiality Agreement	Section 6.02
Consent	Annex A
Contract	Annex A
control	Annex A
Customer Data	Section 3.18(a)
D&O Insurance	Section 6.08(b)
Dissenting Shares	Section 2.05(a)
Effect	Annex A
Effective Time	Section 1.03
Electronic Delivery	Section 9.13
Environmental Laws	Section 3.15
Equity Award Exchange Ratio	Annex A
Equity Interests	Section 3.02(b)
ERISA Affiliate	Annex A
Exchange Act	Section 3.04(b)
Expenses	Annex A
FDA	Annex A
FDCA	Section 3.21(a)
GAAP	Section 3.05(b)
Good Clinical Practices	Annex A
Governmental Authority	Section 3.04(b)
Hazardous Materials	Section 3.15
Healthcare Laws	Section 3.21(a)
Healthcare Regulatory Authority	Annex A
HIPAA	Annex A
HSR Act	Section 3.04(b)
Indebtedness	Annex A
Insurance Policies	Annex A
Intervening Event	Annex A
Knowledge of the Company	Annex A
Law	Section 3.04(a)
Leased Real Property	Annex A
Liens	Annex A
Material Contracts	Section 3.13(a)
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
NASDAQ	Annex A
Notice of Change of Recommendation	Section 6.03(d)(iii)
NYSE	Annex A
OFAC	Section 3.08(d)
Order	Annex A
Outside Date	Section 8.01(b)
Owned Real Property	Annex A
Parent	Preamble
Parent Material Adverse Effect	Annex A
Parent Representatives	Annex A
Parent Shares	Annex A
Paying Agent	Section 2.02(a)

Payment Fund	Section 2.02(a)
Permitted Lien	Annex A
Person	Annex A
Personal Data	Annex A
Pre-Closing Period	Section 5.01
Preferred Stock	Section 3.02(a)
Privacy and Security Requirements	Annex A
Proxy Statement	Section 3.04(b)
Restricted Parties	Section 3.08(d)
SEC	Section 3.04(b)
SEC Reports	Section 3.05(a)
Securities Act	Section 3.05(a)
Significant Customers	Section 3.20
Significant Suppliers	Section 3.20
Social Security Act	Section 3.21(d)
Subsidiaries	Annex A
Subsidiary	Annex A
Superior Proposal	Annex A
Surviving Company	Section 1.04
Tax	Annex A
Tax Returns	Annex A
Taxes	Annex A
Termination Date	Section 8.01
Transactions	Recitals

ANNEX B

May 15, 2018

Board of Directors

Abaxis, Inc.

3240 Whipple Road

Union City, CA 94587

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value per share (the “Company Common Stock”), of Abaxis, Inc. (the “Company”), of the Merger Consideration (as defined below), pursuant to the Agreement and Plan of Merger, dated as of May 15, 2018 (the “Agreement”), to be entered into among the Company, Zoetis Inc., a Delaware corporation (the “Acquiror”), and Zeus Merger Sub, Inc., a California corporation (“Merger Sub”), a newly formed indirect wholly-owned subsidiary of the Acquiror. The Agreement provides for, among other things, the merger (the “Merger”) of the Merger Sub with and into the Company, pursuant to which each outstanding share of Company Common Stock, other than (i) shares of Company Common Stock (A) held in treasury, (B) held by the Acquiror or (C) held by any direct or indirect wholly owned subsidiary of the Acquiror, or (ii) Dissenting Shares (as defined in the Agreement) (together, (i) and (ii), the “Excluded Shares”), will be converted into the right to receive $83.00 per share in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain financial and other data with respect to the Company which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, as well as its business and prospects before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies that we deemed relevant; and (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions

Board of Directors

Abaxis, Inc.

May 15, 2018

reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied on advice of the outside counsel and the independent accountants to the Company, and, with your consent, on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

In arriving at our opinion, we have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have not been requested to, and did not, (i) participate in negotiations with respect to the Agreement or (ii) advise the Board of Directors or any other party with respect to alternatives to the Merger.

We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or

Board of Directors

Abaxis, Inc.

May 15, 2018

short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

This opinion is provided solely for the benefit of the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror’s ability to fund the merger consideration, any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than holders of Excluded Shares) as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

ANNEX C

Chapter 13 of the California Corporations Code

Dissenters’ Rights

§ 1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

FOLD AND DETACH HERE

ABAXIS INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS

31st day, July, 2018

8:00 a.m. (Pacific time)

Abaxis, Inc.

3240 Whipple Road

Union City, California 94587

Abaxis, Inc.
3240 Whipple Road	proxy
Union City, California 94587

This proxy is solicited by the Board of Directors for the Special Meeting of Shareholders to be held on July 31, 2018.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Shareholders to be held July 31, 2018, and the Proxy Statement and hereby appoints Clinton H. Severson and Ross Taylor, and each of them, each with the power to appoint his or her substitute and hereby authorizes them, as attorneys-in-fact and proxies of the undersigned, to represent and to vote as designated on the reverse side, all shares of common stock of Abaxis, Inc. held of record by the undersigned on June 26, 2018, at the Special Meeting of Shareholders to be held at the principal offices of Abaxis, Inc. at 3240 Whipple Road, Union City, California 94587, on July 31, 2018, at 8:00 a.m. Pacific time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, AND, IF NECESSARY, FOR PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please view, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.investorvote.com/ABAX Use the Internet to vote your proxy until 11:59 p.m. (ET) on July 31, 2018.

PHONE – 1-800-652-VOTE (8683) Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on July 31, 2018.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

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Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.

1.	To approve the Agreement and Plan of Merger, dated as of May 15, 2018, by and among Zoetis Inc., Zeus Merger Sub, Inc., an indirect wholly-owned subsidiary of Zoetis Inc., and Abaxis, Inc., as it may be amended from time to time (the “merger agreement”), the merger contemplated by the merger agreement, and the principal terms thereof (the “merger agreement proposal”).	☐ For	☐ Against	☐ Abstain

2.	To approve, on an advisory basis, the merger-related compensation for Abaxis’ named executive officers.	☐ For	☐ Against	☐ Abstain

3.	To vote to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of merger agreement proposal.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below:    ☐                                                              Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority.
Corporations should provide full name of corporation and title of authorized officer signing the Proxy.